UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WITNESS SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Witness Systems, Inc.
300 Colonial Center Parkway
Roswell, Georgia 30076

April 5, 2007

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Witness Systems, Inc., which will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 399 Park Avenue, New York, New York 10022, on Tuesday, May 1, 2007, at 2:00 p.m., local time.

At the special meeting, we will ask you to consider and vote on a proposal to adopt a merger agreement that we entered into on February 11, 2007 with Verint Systems Inc. and a wholly owned subsidiary of Verint. If stockholders representing at least a majority of the outstanding shares of our common stock adopt the merger agreement and the merger is completed, we will become a wholly owned subsidiary of Verint and we will cease to be a public company, and you will be entitled to receive $27.50 in cash, less any applicable withholding taxes and without interest, for each share of our common stock that you own. We are also asking that you grant the authority to vote your shares to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

After careful consideration, our board of directors has unanimously approved the merger and the merger agreement and determined that the merger and the merger agreement are fair to, advisable and in the best interests of our company and our stockholders. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

The accompanying proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read these materials carefully. You may also obtain more information about us and Verint from documents that we and Verint have filed with the Securities and Exchange Commission. See “Where You Can Find More Information” in the accompanying proxy statement.

Your vote is very important.   We are seeking adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

A failure to vote will have the same effect as a vote against the adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. This action will not limit your right to vote in person at the special meeting.

Thank you for your cooperation and your continued support of Witness Systems, Inc.

Sincerely,

/s/ Nicholas Discombe
Chief Executive Officer

This proxy statement is dated April 5, 2007, and is first being mailed to stockholders on or about April 6, 2007.

Witness Systems, Inc.
300 Colonial Center Parkway
Roswell, Georgia 30076

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On May 1, 2007

To the Stockholders of Witness Systems, Inc.:

We will hold a special meeting of the stockholders of Witness Systems, Inc., which will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 399 Park Avenue, New York, New York 10022, on Tuesday, May 1, 2007, at 2:00 p.m., local time, to consider and act upon the following matters:

1.      To adopt the Agreement and Plan of Merger, dated as of February 11, 2007, among Verint Systems Inc., White Acquisition Corporation, a wholly owned subsidiary of Verint, and Witness Systems, Inc., as that agreement may be amended from time to time;

2.      To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement; and

3.      To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

Only holders of record of our common stock as of the close of business on April 5, 2007 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. We are seeking adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

If you fail to vote, it will have the same effect as a vote against the adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the adoption of the merger agreement.

Our board of directors unanimously recommends that stockholders vote “FOR” adoption of the merger agreement.

Holders of our common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger, subject to the satisfaction of the requirements for exercising and perfecting such rights, including submitting a timely written demand for appraisal and not voting in favor of the merger. See “Appraisal Rights” on page 56 of this proxy statement.

By Order of the Board of Directors,
Paige Honeycutt, Secretary

Roswell, Georgia
April 5, 2007

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

SUMMARY TERM SHEET

The following summary briefly describes the principal terms of the proposed acquisition of Witness Systems, Inc. by Verint Systems Inc. through the merger of White Acquisition Corporation, a wholly owned subsidiary of Verint, with and into Witness. While this summary term sheet describes the principal terms of the merger and the transactions contemplated in connection therewith, the proxy statement contains a more detailed description of these terms. We encourage you to read this summary together with the enclosed proxy statement, which includes a copy of the merger agreement attached as Annex A, before voting. We have included in this summary term sheet references to the proxy statement to direct you to a more complete description of the topics described in this summary.

•       Verint, a Delaware corporation, is engaged in providing analytic software based solutions for security and surveillance, and business intelligence. Comverse Technology, Inc. is Verint’s majority stockholder. White Acquisition Corporation, a Delaware corporation, is a wholly owned subsidiary of Verint formed for the purpose of acquiring Witness. Please read “Summary—The Companies” on page 1 of this proxy statement.

•       If the merger is completed:

•        we will be wholly owned by Verint;

•        you will be entitled to receive a cash payment of $27.50, less any applicable withholding taxes and without interest, for each share of Witness common stock that you hold, subject to your right to assert appraisal rights under the General Corporation Law of the State of Delaware;

•        you will no longer be a stockholder of Witness and you will not become a stockholder of Verint, and you will no longer participate in our growth or in any synergies resulting from the merger; and

•        we will no longer be a public company, and our common stock will no longer be publicly traded or quoted on The Nasdaq Global Market.

Please read “Questions and Answers About the Special Meeting and the Merger” beginning on page iii of this proxy statement, “The Merger—Reasons for Approving the Merger Agreement and the Merger” beginning on page 21, “The Merger—Delisting and Deregistration of Witness Common Stock” beginning on page 30, and “Appraisal Rights” beginning on page 56 of this proxy statement.

•       For the merger to occur, holders of a majority of the outstanding shares of our common stock must adopt the merger agreement. Please read “The Special Meeting of Stockholders—Vote Required” beginning on page 11 of this proxy statement.

•       The completion of the merger is NOT subject to a financing condition. Verint has indicated that it expects to fund the purchase price and other amounts payable by it in connection with the merger through a combination of the combined company’s existing funds, a $650 million debt financing commitment that Lehman Brothers, Deutsche Bank and Credit Suisse (and certain of their affiliates) have provided to Verint, and an up to $293 million equity financing commitment that Comverse has provided to Verint. The funding of the debt financing commitment and the equity financing commitment are NOT conditions to the closing of the merger. Accordingly, if the conditions to the merger are satisfied, Verint will be contractually obligated to complete the merger even if it is unable to consummate the debt and equity financing commitments, in which case Verint would need to arrange for other sources of funding. Please read “The Merger Agreement—Financing” beginning on page 51 of this proxy statement.

•       If the merger agreement is terminated, we may, under certain circumstances, be required to pay a termination fee to Verint in the amount of $35.5 million. Please read “The Merger Agreement—Termination Fee” beginning on page 55 of this proxy statement.

•       For U.S. federal income tax purposes, you will be treated as if you sold your Witness common stock for the cash received pursuant to the merger. You generally will recognize taxable gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the shares of Witness common stock converted in the merger. Please read “Material U.S. Federal Income Tax Consequences” beginning on page 35 of this proxy statement.

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the special meeting of stockholders and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should carefully read this entire proxy statement, including each of the annexes.

In this proxy statement, the terms “we,” “us,” “our,” “our company” and “Witness” refer to Witness Systems, Inc. the term “Verint” refers to Verint Systems Inc., and the term “Comverse” refers to Comverse Technology, Inc.

The Special Meeting

Q.              Who is soliciting my proxy?

A.              This proxy is being solicited by our board of directors.

Q.              What will I be asked to vote upon at the special meeting?

A.              You will be asked to vote on the adoption of the merger agreement that we have entered into with Verint. Pursuant to the merger agreement, a wholly owned subsidiary of Verint will be merged with and into us, we will become a wholly owned subsidiary of Verint, and each share of our common stock that you hold will become the right to receive $27.50 in cash, less any applicable withholding taxes and without interest. We will also be asking you to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of adoption of the merger agreement.

Q.              What vote is required for Witness stockholders to adopt the merger agreement?

A.              In order to adopt the merger agreement, holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting must vote “FOR” adoption of the merger agreement.

Q.              What vote is required for Witness stockholders to approve an adjournment of the meeting?

A.              The proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock present in person or by proxy and voting at the special meeting.

Q.              Who is entitled to vote at the special meeting?

A.              Holders of record of our common stock as of the close of business on April 5, 2007, the record date for the special meeting, are entitled to vote at the special meeting. On the record date, approximately 34,769,929 shares of our common stock,  held by approximately 115 holders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q.              How do I vote?

A.              If you are a record holder, meaning your shares are registered in your name, you may:

(1)         Submit a Proxy By Mail:   Complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

(2)         Vote in Person at the Special Meeting:   If you attend the special meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may:

(1)         Provide Voting Instructions Over the Internet or by Telephone:   You will receive instructions from your broker or other nominee if they permit providing voting instructions by Internet or telephone. You should follow those instructions.

(2)         Provide Voting Instructions By Mail:   You will receive instructions from your broker or other nominee explaining how you can provide voting instructions for your shares by mail. You should follow those instructions.

(3)         Vote in Person at the Special Meeting:   Contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the meeting. You will not be able to vote in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q.              What should I do now?

A.              After carefully reading and considering the information contained in this proxy statement, including the annexes hereto, please vote by submitting a proxy for your shares by returning the enclosed proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy card.

Q.              If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.              Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding providing voting instructions for your shares.

Q.              What if I do not vote?

A.              If you fail to vote, it will have the same effect as a vote “AGAINST” adoption of the merger agreement. Failure to vote will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” approval of the adjournment proposal.

If you submit your properly signed proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will have the same effect as a vote “AGAINST” the adoption of the merger agreement. With respect to the proposal to approve one or more adjournments to the special meeting, an abstention will have no effect, and the proposal will be decided by the stockholders who cast votes “FOR” and “AGAINST” that proposal.

Q.              When should I send in my proxy card?

A.              You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.              May I vote in person?

A.              Yes. You may attend the special meeting of stockholders and vote your shares of common stock in person. If you hold shares in “street name,” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the meeting.

Q.              May I change my vote after I have mailed my signed proxy card?

A.              Yes. You can change your vote and revoke your proxy at any time before the polls close at the special meeting by doing any one of the following:

•       signing and submitting another proxy with a later date; or

•  voting in person at the meeting.

Your attendance alone at the special meeting will not revoke your proxy. If you wish to revoke, at the special meeting, your previously submitted proxy, you must deliver a completed proxy card with a later date in person or complete a ballot to be made available at the special meeting. If you are not the record holder of your shares, you must follow the instructions of your bank or brokerage firm in order to change your vote.

The Merger

Q.              What is the proposed transaction?

A.              Verint will acquire us by merging a subsidiary of Verint into us. Upon completion of the merger, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Verint.

Q.              If the merger is completed, what will I be entitled to receive for my shares of common stock and when will I receive it?

A.              Upon completion of the merger, you will be entitled to receive $27.50 in cash, less any applicable withholding taxes and without interest, for each share of our common stock that you own. After the merger closes, Verint will arrange for a letter of transmittal to be sent to each holder of Witness common stock. The $27.50 per share cash payment will be paid to a holder of Witness common stock once that stockholder submits a properly completed letter of transmittal, that stockholder’s stock certificates and any other required documentation.

Q.              Am I entitled to dissenters’ or appraisal rights?

A.              Yes. Under the General Corporation Law of the State of Delaware, holders of Witness common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal before the vote on the adoption of the merger agreement and only if they comply with the Delaware law procedures explained in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the merger agreement. For additional information about appraisal rights, see “Appraisal Rights” beginning on page 56 of this proxy statement.

v

Q.              Why is our board of directors recommending that stockholders adopt the merger agreement?

A.              Our board of directors believes that the merger and the merger agreement are fair to, advisable and in the best interests of Witness and its stockholders and recommends that you adopt the merger agreement. For a more detailed explanation of the factors that our board of directors considered in determining to recommend the merger, see “The Merger—Reasons for Approving the Merger Agreement and the Merger” on page 21 of this proxy statement.

Q.              Will the merger be a taxable transaction to me?

A.              Yes. The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. For a more detailed explanation of the tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” on page 35 of this proxy statement. You should consult your tax advisor regarding the specific tax consequences of the merger to you.

Q.              Is the funding of the debt and equity commitments a condition to the completion of the merger?

A.              No, there is no financing condition to Verint’s obligation to complete the merger, and the funding of the debt and equity financing commitments are not conditions to the completion of the merger. Verint has indicated to us that it expects to fund the purchase price and other amounts payable by it in connection with the merger through a combination of the combined company’s existing funds, a  $650 million debt financing commitment provided by Lehman Brothers, Deutsche Bank and Credit Suisse (and certain of their affiliates) and an up to $293 million preferred stock investment commitment by Comverse (Verint’s majority stockholder). However, there is no financing condition to Verint’s obligations to complete the merger, and the funding of the debt financing commitment and the preferred stock investment are NOT conditions to the completion of the merger. For a more detailed explanation of the debt and equity financing commitments, see “The Merger Agreement—Financing” beginning on page 51 of this proxy statement.

Q.              When is the merger expected to be completed?

A.              We expect the merger to be completed in the second quarter of 2007. We expect to complete the merger as soon as possible following the special meeting of stockholders and the satisfaction or waiver of all other conditions, including adoption of the merger agreement by our stockholders and approval of the merger by United Kingdom antitrust regulators.

Q.              What will happen to my shares of Witness common stock after the merger?

A.              Following the effectiveness of the merger, your shares of our common stock will represent solely the right to receive $27.50 per share in cash, less any applicable withholding taxes and without interest, and trading in our common stock on The Nasdaq Global Market will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports under the Securities Exchange Act of 1934, as amended.

Q.              Should I send in my stock certificates now?

A.              No. After the merger closes, Verint will arrange for a letter of transmittal containing detailed instructions to be sent to each holder of Witness common stock. The $27.50 per share cash payment will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal accompanied by that stockholder’s stock certificates and any other required documentation. PLEASE DO NOT SEND YOUR WITNESS STOCK CERTIFICATES NOW.

Q.              What should I do if I have questions?

A.              If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact MacKenzie Partners, Inc., our proxy solicitor, at:

105 Madison Avenue
New York, New York 10016
Email: proxy@mackenziepartners.com
Call Collect: (212) 929-5500
Call Toll-Free: (800) 322-2885

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement and the annexes to this proxy statement. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Witness Systems, Inc.

300 Colonial Center Parkway

Roswell, Georgia 30076

Telephone: (770) 754-1900

www.witness.com

Witness Systems, Inc., a corporation organized under the laws of the State of Delaware, is a publicly traded company that provides workforce optimization software and services that help business capture customer intelligence and optimize their work performance. Our common stock is quoted on The Nasdaq Global Market under the symbol “WITS.”

Verint Systems Inc.

330 South Service Road

Melville, NY 11747

Telephone: (631) 962-9600

www.verint.com

Verint Systems Inc., a corporation organized under the laws of the State of Delaware, is engaged in providing analytic software based solutions for security and surveillance and business intelligence. Comverse Technology, Inc. is Verint’s majority stockholder. Verint’s common stock is quoted in the Pink Sheets under the symbol “VRNT.PK.”

White Acquisition Corporation

c/o Verint Systems Inc.

330 South Service Road

Melville, NY 11747

Telephone: (631) 962-9600

www.verint.com

White Acquisition Corporation, a corporation organized under the laws of the State of Delaware, which we refer to as the Merger Subsidiary, is a newly formed, wholly owned subsidiary of Verint. The Merger Subsidiary has not engaged in any prior activities other than in connection with or as contemplated by the merger agreement.

The Merger (page 17)

On the terms and subject to the conditions of the merger agreement, the Merger Subsidiary will be merged with and into us, and each holder of shares of our common stock will be entitled to receive $27.50 in cash, less any applicable withholding taxes and without interest, for each share of our common stock held by such holder immediately prior to the merger upon surrender of his, her or its stock certificate(s) and a properly completed letter of transmittal. As a result of the merger, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Verint. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The Special Meeting of Stockholders (page 13)

The special meeting of our stockholders will be held on Tuesday, May 1, 2007, at 2:00 p.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 399 Park Avenue, New York, New York 10022. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement that we have entered into with Verint and the Merger Subsidiary. We will also be asking our stockholders to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption of the merger agreement.

Record Date; Stock Entitled to Vote  (page 13)

Our board of directors has fixed the close of business on April 5, 2007, as the record date for determining stockholders entitled to notice of and to vote at the special meeting. On the record date, we had approximately 34,769,929 outstanding shares of common stock held by approximately 115 stockholders of record. We have no other class of voting securities outstanding.

Stockholders of record on the record date will be entitled to one vote per share of our common stock with respect to the proposal to adopt the merger agreement, the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement or any other matter that may properly come before the special meeting and any adjournment of that meeting.

Vote Required (page 14)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” adoption of the merger agreement.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption of the merger agreement. Failure to vote, in person or by proxy, will have no effect on the adoption of the adjournment proposal.

Quorum (page 13)

A quorum of our stockholders is necessary to have a valid meeting of stockholders. The required quorum for the transaction of business at the special meeting is the presence (in person or represented by proxy) of holders representing a majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting. Both abstentions and “broker non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies.

Revocability of Proxies (page 14)

You can change your vote and revoke your proxy at any time before the polls close at the special meeting by doing any one of the following:

•       signing and submitting another proxy with a later date; or

•  voting in person at the meeting.

Your attendance alone at the special meeting will not revoke your proxy. If you wish to revoke, at the special meeting, your previously submitted proxy, you must deliver a completed proxy card with a later date in person or complete a ballot to be made available at the special meeting. If you are not the record holder of your shares, you must follow the instructions of your bank or brokerage firm in order to change your vote.

Our Board’s Recommendation (page 13)

Our board of directors has unanimously approved the merger and the merger agreement and determined that the merger and the merger agreement are fair to, advisable and in the best interests of our company and our stockholders. Accordingly, our board of directors unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement at the special meeting.

Reasons for the Merger and Recommendation of our Board of Directors

In the course of reaching its decision to approve the merger agreement and the merger, our board of directors considered a number of factors, including the following:

•       the $27.50 per share to be paid for shares of our common stock in the merger, and the fact that stockholders will receive that payment in cash, which provides certainty of value to our stockholders;

•       the fact that the $27.50 per share to be paid in the merger represents a 23.5% premium over $22.27, the closing price of our common stock on February 9, 2007, the last trading day before the public announcement of the merger agreement, and is above the highest trading price of our common stock in the market in the 52 weeks before the board’s determination;

•       the process undertaken to respond to unsolicited third party indications of interest in acquiring our company and to identify and contact third parties that might have an interest in acquiring our company, and the competitive bidding that resulted from this process;

•       the financial presentation of Goldman Sachs & Co., whom we refer to as Goldman Sachs, and its opinion, which is attached as Annex B to this proxy statement, that, as of February 11, 2007, and based on and subject to the factors and assumptions set forth therein, the $27.50 per share in cash to be received by the holders of shares of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders;

•       current financial market conditions, historical market prices and volatility with respect to our common stock, including the possibility that if we remained an independent company, and a decline occurred in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $27.50 per share to be paid in the merger;

•       historical and current information concerning our business, including our financial performance and condition, operations, management and competitive position and current industry and economic conditions;

•       our risks and prospects if we were to remain an independent company;

•       the terms and conditions of the merger agreement, including:

•       the absence of any financing condition to Verint’s obligation to complete the merger and the strength of Verint’s obligations to obtain funding under the debt and equity commitment letters;

•       the strength of Verint’s obligations to obtain required approvals for the merger;

•       the definition of what would, and would not, constitute a material adverse effect as to us, and the exclusion of matters relating to stock option granting practices from our representations and warranties, meaning that the effect of any such matters would not be considered in determining whether certain conditions to Verint’s obligation to complete the merger have been satisfied;

•       the ability of our board of directors, under certain circumstances, to furnish information to and engage in negotiations with a third party, and to change its recommendation with respect to the merger; and

•       the likelihood that the merger will be consummated, and our board of directors’ view of Verint’s ability to fund the consideration payable in the merger.

Opinion of Financial Advisor to our Board of Directors (page 24)

Goldman, Sachs & Co. delivered its opinion to Witness’ board of directors that, as of February 11, 2007 and based upon and subject to the factors and assumptions set forth therein, the $27.50 per share in cash to be received by the holders of shares of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated February 11, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the merger. Pursuant to an engagement letter between us and Goldman Sachs, we have agreed to pay Goldman Sachs a transaction fee of 1% of the fully-diluted equity value of Witness, the principal portion of which is payable upon consummation of the merger.

Conditions to the Merger (page 55)

Neither we nor Verint is required to complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•       the adoption of the merger agreement by our stockholders;

•       the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, which we refer to as the HSR Act, which occurred on March 9, 2007, and approval of the applicable regulatory authority in the United Kingdom;

•       the absence of any applicable law or legal ruling that would make the merger illegal or would otherwise prohibit consummation of the merger; and

•       other customary closing conditions specified in the merger agreement.

No Solicitation (page 48)

We have agreed not to, and to cause our representatives not to, directly or indirectly:

•       solicit, initiate or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any of the following (each of which we refer to as an acquisition proposal):

•       a merger, consolidation, dissolution, recapitalization, share exchange or other business combination involving us and our subsidiaries (other than the merger);

•       a proposal or offer for any direct or indirect acquisition (whether in a single transaction or series of transactions) of our assets and the assets of our subsidiaries (including securities of our subsidiaries) equal to 20% or more of our consolidated assets or to which 20% or more of our earnings on a consolidated basis are attributable; or

•       a proposal or offer for any direct or indirect acquisition (whether in a single transaction or series of transactions) of beneficial ownership of 20% or more of any class of our equity securities; or

•       any tender offer or exchange that if consummated would result in any person or group beneficially owning more than 20% or more of any class of our equity securities.

•       enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information relating to any acquisition proposal or in respect of any such inquiry; or

•       enter into any agreement related to any acquisition proposal or resulting from any such inquiry other than confidentiality agreements with confidentiality provisions in favor of us that are not materially less favorable to us than the confidentiality agreement we entered into with Verint and that expressly permits disclosure of the identity of the bidder and the material terms of such inquiry or acquisition proposal.

However, under specified circumstances, we may:

•       furnish information with respect to us to any person (and the representatives of such person) making an acquisition proposal or an inquiry (as long as such person has entered into a confidentiality agreement with us with confidentiality provisions in favor of us that are not materially less favorable to us than the confidentiality agreement we entered into with Verint and that expressly permits disclosure of the identity of the bidder and the material terms of such inquiry or acquisition proposal);

•       engage in discussions or negotiations (including solicitation of revised acquisition proposals) with such person and its representatives regarding any such acquisition proposal or inquiry; or

•       amend, or grant a waiver or release under, any standstill or similar agreement with such person or Verint.

We may not take any of the actions described in three bullet points immediately above unless (1) in response to an unsolicited, bona fide acquisition proposal that did not result from a breach of the merger agreement and that our board of directors determines in good faith (after consultation with outside counsel and its financial advisor) is, or would be reasonably likely to constitute, a superior proposal (as described below), (2) our board of directors otherwise determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be likely to result in a breach by our board of directors of its fiduciary duties to our company or our stockholders, (3) the merger agreement shall have not been adopted by our stockholders, and (4) we have provided Verint with not less than 48 hours’ written notice of our intention to take such actions.

In addition, subject to certain exceptions:

•       our board of directors may not withhold, withdraw or modify, in a manner adverse to Verint, our board’s recommendation that our stockholders adopt the merger agreement;

•       our board of directors may not approve or recommend, or propose publicly to approve or recommend, or cause us or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any acquisition proposal; and

•       our board of directors may not adopt, approve or recommend any acquisition proposal.

However, our board of directors may, under specified circumstances, take any of the actions described in the three bullets immediately above if our board determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary obligations under applicable law or that failure to take such action could violate its fiduciary duties to our company or our stockholders. No such change in our board’s recommendation may be made in response to a superior proposal until the third business day after we deliver to written notice to Verint advising Verint that our board intends to make the change and specifying the terms and conditions of such superior proposal (unless there are less than three business days left before the special meeting, in which case we must provide as much notice as is reasonably practicable). Any amendment to the financial terms or other material terms of the superior proposal requires a new notice to Verint and a new three business day period (unless there are less than three business days left before the special meeting, in which case we must provide as much notice as is reasonably practicable).

In addition, our board is not permitted to change its recommendation unless, (x) we notify Verint in writing at least three business days beforehand (unless less than three business days remain before the special meeting, in which case we must provide as much notice as reasonably practicable) of our board’s intention to make a change in its recommendation and we attach the most current version of any proposed agreement or a detailed summary of all material terms of any such proposal and the identity of the other offeror (to the extent not prohibited by any confidentiality agreement executed by us before February 11, 2007), and (y) Verint does not propose, within three business days (or such lesser period as specified above) after we deliver the required written notification, adjustments to the terms and conditions of the merger agreement that would enable our board to proceed with its recommendation in favor of the merger agreement to our stockholders.

The merger agreement defines a superior proposal as any bona fide written proposal, obtained after the date of the merger agreement, made by a third party and not in material breach of the merger agreement to acquire more than 50% of our equity securities or more than 50% of the consolidated total assets of us and our subsidiaries, which is not subject to a financing contingency, and  (1) which is made on terms which our board of directors determines in its good faith judgment (after consultation with its financial and legal advisors) to be more favorable to our stockholders from a financial point of view than the transactions contemplated by the merger agreement (including any offer by Verint to amend the terms of the merger agreement, which offer is not revocable for at least three business days) and (2) which our board of directors has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Termination of the Merger Agreement (page 56)

We  and Verint may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our stockholders have adopted the merger agreement.

Either we or Verint can terminate the merger agreement if:

•       the merger has not been consummated by February 11, 2008, unless the terminating party’s failure to fulfill any obligation under the merger agreement was a principal cause of or resulted in the failure of the merger to occur by that date. The required date can be “tolled” or delayed for up to three months during which either we, Verint or the Merger Subsidiary are subject to a non-final order, decree, or ruling or action restraining, enjoining or otherwise prohibiting the consummation of the merger. In that circumstance, neither we nor Verint would have the right to terminate the merger agreement until up to three months after February 11, 2008 (which could be as late as May 11, 2008). We refer to any termination of the merger agreement on the basis described in this bullet as an Outside Date Termination;

•       a governmental entity or court has issued a nonappealable final order or ruling or taken any other nonappealable final action that has the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•       our stockholders fail to adopt the merger agreement at the special meeting, except that we do not have the right to terminate the merger agreement if our action or failure to act caused the failure to obtain the required stockholder vote and constituted a breach of the merger agreement. We refer to any termination of the merger agreement on the basis described in this bullet as a Special Meeting Termination.

Verint can also terminate the merger agreement if:

•       our board of directors (1) withholds, withdraws or modifies its recommendation that our stockholders adopt the merger agreement in a manner adverse to Verint, (2) fails to reject an acquisition proposal within three business days after receipt of a request from Verint to reject the acquisition proposal, or (3) fails to publicly reconfirm its recommendation in favor of the adoption of the merger agreement by our stockholders within three business days after Verint requests such reconfirmation if such request is made following the public disclosure by any person of an acquisition proposal. We refer to any termination of the merger agreement on the basis described in this bullet as a Recommendation Change Termination; or

•       we breach or fail to perform any of our representations or agreements, and our breach or failure to perform (1) would cause our representations not to be true and correct as of the closing date of the merger (except where the failure to be true and correct individually or in the aggregate, has not had a material adverse effect on us) or cause us to fail to perform our agreements prior to the closing date of the merger and (2) has not been cured within 20 business days of our receipt of written notice of the breach or failure to perform. The merger agreement defines a material adverse effect on us to mean any change, event, circumstance, effect, or development (other than excepted changes, events, circumstances, effects and developments) that has or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of us and our subsidiaries, taken as a whole, or (ii) our ability to perform our obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement. See “The Merger Agreement—Representations and Warranties” for the definition of a material adverse effect on us and the exceptions to the definition. We refer to any termination of the merger agreement on the basis described in this bullet as a Material Breach Termination.

We can also terminate the merger agreement if:

•       Verint or the Merger Subsidiary breaches or fails to perform any of its representations or agreements and the breach or failure to perform (1) would cause Verint’s representations not to be true and correct as of the closing date of the merger (except where the failure to be true and correct individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on Verint) or cause Verint to fail to perform its agreements prior to the closing date of the merger and (2) has not been cured within 20 business days of Verint’s receipt of written notice of the breach or failure to perform. The merger agreement defines a material adverse effect on Verint to mean any material adverse effect on the ability of Verint or the Merger Subsidiary to consummate the transactions contemplated by the merger agreement.

Termination Fee (page 57)

We will be required to pay Verint a termination fee of $35.5 million if:

•       after an acquisition proposal is made to us or directly to our stockholders or any person has publicly announced an intention to make an acquisition proposal, an Outside Date Termination or Special Meeting Termination occurs and we enter into an agreement or consummate a transaction contemplated by an acquisition proposal within 12 months following the termination of the merger agreement;

•       after an acquisition proposal is made to us or directly to our stockholders or any person has publicly announced an intention to make an acquisition proposal, a Material Breach Termination occurs and we enter into an agreement or consummate a transaction contemplated by an acquisition proposal within 12 months following the termination of the merger agreement; or

•       there is a Recommendation Change Termination and we enter into an agreement or consummate a transaction contemplated by an acquisition proposal following the termination of the merger agreement.

Regulatory Matters (page 36)

The merger agreement provides that we and Verint may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice under the HSR Act and the applicable waiting periods under the HSR Act have expired or been terminated, and until we have made certain filings with the applicable regulatory authority in the United Kingdom and received approval from the regulatory authority in the United Kingdom. Pre-merger notifications with the U.S. antitrust authorities were filed on behalf of us and Verint pursuant to the HSR Act on March 1, 2007 and both we and Verint received “early termination” of the waiting period on March 9, 2007. We and Verint have also made the required regulatory filings in the United Kingdom and Germany. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Appraisal Rights (page 58)

Under Delaware law, if a holder of record of our common stock does not vote for adoption of the merger agreement and prior to the adoption of the merger agreement at the special meeting such holder makes a written demand and strictly complies with the other statutory requirements of the General Corporation Law of the State of Delaware, the holder may elect to receive, in cash, the fair value of his, her or its shares of stock in lieu of the $27.50 per share that the merger agreement provides, as determined by the Delaware Court of Chancery. This value could be more than, the same as, or less than $27.50.

In order to exercise appraisal rights, a holder of record of our common stock must demand and perfect the rights in accordance with Section 262 of the General Corporation Law of the State of Delaware, the full text of which is set forth in Annex C to this proxy statement. Failure to follow the procedures set forth in Section 262 will result in the loss of appraisal rights.

Material U.S. Federal Income Tax Consequences (page 37)

If the merger is completed, the exchange of common stock by our stockholders for the cash payment to be received by our stockholders will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the merger.

Stock Options and Employee Stock Purchase Plan

Under the merger agreement, each outstanding stock option of Witness that is vested at the effective time of the merger and has an exercise price below $27.50 will be cancelled and exchanged for a cash payment by Verint in an amount equal to the excess (if any) of $27.50 over the exercise price per option share multiplied by the number of shares of Witness common stock subject to such vested option. Witness stock options that are vested at the effective time of the merger and have an exercise price above $27.50 will be cancelled without payment.

Each outstanding stock option of Witness that is unvested at the effective time of the merger will be assumed by Verint and will become an option to purchase shares of Verint common stock on the same terms and conditions as were applicable to the stock option immediately prior to the effective time of the merger. The number of shares of Verint common stock subject to each assumed option will be determined by multiplying the number of shares of Witness common stock that were subject to the unvested option immediately prior to the effective time of the merger by the conversion ratio set forth in the merger agreement, and rounding that result down to the nearest whole number of shares of Verint common stock. The per share exercise price for the assumed option will be determined by dividing the per share exercise price of the Witness common stock subject to the option as in effect immediately prior to the effective time of the merger by the conversion ratio, and rounding that result up to the nearest whole cent. The conversion ratio is the ratio obtained by dividing $27.50 by the average of the closing sales prices of a share of Verint common stock as reported on the Nasdaq Global Market for the 20 consecutive trading days immediately before the closing of the merger (subject to adjustment for stock splits and dividends). The merger agreement does not prohibit Verint from making necessary adjustments to the conversion ratio by modifying the exercise price per share and taking such other actions as may be necessary or appropriate to comply with Section 409A of the Internal Revenue Code of 1986, as amended and preserve the intended tax treatment of each outstanding unvested option.

We froze our employee stock purchase plan effective April 1, 2007 and have prohibited participants in the plan from increasing their payroll deductions or commencing purchase elections from those in effect on February 11, 2007. We have also agreed to terminate our employee stock purchase plan immediately as of or prior to the effective time of the merger.

Interests of Our Directors and Executive Officers in the Merger (page 32)

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders generally. Our board of directors was aware of these interests, which include those summarized below, and considered them, among other matters, in approving the merger agreement:

•       each of our officers have change of control agreements, which in general, provide them with severance benefits in the event of a change in control of us. The agreements provide for us to pay the employee a multiple of his, or her, base salary and target bonus, in a lump sum, as well as a minimum pro rata bonus for the year in which the change of control occurs, and payment of COBRA continuation coverage (for all but two officers), life insurance premiums and long-term disability insurance premiums for a fixed period of time. In addition, most of the agreements provide for a gross-up payment for U.S. federal excise “golden parachute” taxes that might result from the receipt of the severance payments. The payments for our chief executive officer, chief financial officer and senior vice president of corporate development are equal to 1.5 times the sum of their base salary and target bonus. The payments for our executive officers other than our chief executive officer, chief financial officer and senior vice president of business development are equal to 1.0 times the sum of their base salary and target bonus. The change of control agreements other than those for our current chief executive officer and chief financial officer, provide that payments are made only if there is both a change of control of us and a termination of the officer’s employment without “cause” (or a termination for “good reason”) as determined by the terms of the respective agreements. We intend to enter into an agreement with Mr. Discombe pursuant to which Mr. Discombe will waive any rights he may have to severance payments under his service agreement. Mr. Discombe is a resident of the United Kingdom and will receive any such payments in British pounds, therefore the figures set forth for each of them are subject to adjustment for the applicable exchange rate;

•       pursuant to the merger agreement for our acquisition of Demos Consulting Group Ltd. in October 2006, up to $6,000,000 of earnout payments may be accelerated. Of such $6,000,000, $2,000,000 will be paid upon consummation of the merger, and if Mr. Demos’s employment with us is terminated without cause or for good reason (1) on or prior to October 2, 2007, an additional $4,000,000 will be accelerated (which will offset future earnout amounts) or (2) after October 2, 2007, an additional $2,000,000 may be accelerated (which will offset future earnout amounts). The earnout payments are payable to Demos Consulting Group Business Trust, the former payment company to Demos Consulting Group Ltd. Any payments that are required to be made will be allocated among Mr. Demos (the sole shareholder of Demos Consulting Group Business Trust) and certain participants in Demos Consulting Group Business Trust’s phantom stock plan.

•       under the terms of existing stock option agreements between us and each of our executive officers, if an executive officer’s employment is terminated without cause or for good reason (as each of those terms are defined in the applicable option agreement) within 90 days before or 360 days after the completion of the merger, all of the shares subject to existing options held by the terminated officer, to the extent not vested, will become immediately vested and exercisable in full;

•       under the terms of existing stock option agreements between us and each of our directors, all of the shares subject to options held by them, to the extent not vested, will become immediately vested and exercisable in full upon a consummation of a change of control of us; and

•       the merger agreement provides for (1) the continued indemnification of our current and former directors and officers following the merger, (2) the maintenance or purchase of directors’ and officers’ liability insurance at no cost to the beneficiaries for a period of six years following the merger, (3) Verint’s commitment to indemnify our officers and directors to the fullest extent required or permitted by our or our subsidiary’s certificate of incorporation, bylaws or other agreements in effect on February 11, 2007, (4) Verint and the Merger Subsidiary to fulfill and honor our obligations under any indemnification agreements between us and our officers and directors in effect on February 11, 2007 and any indemnification or and exculpation provisions set forth in our certificate of incorporation and bylaws in effect on February 11, 2007.

Verint has informed us that it has had preliminary discussions with certain of our executive officers regarding the terms of their continued employment with us or Verint after the merger is completed, including their possible roles, reporting lines, scope of responsibility and compensation. As of the date of this proxy statement, none of our executive officers or directors has entered into any agreement, arrangement or understanding in connection with the merger regarding employment with, or the right to receive compensation from us, Verint or any of its affiliates following the completion of the merger. Although no such post-closing agreement, arrangement or understanding in connection with the merger currently exists between any of our executive officers or directors and us, Verint or any of its affiliates, Verint expects that a number of our executive officers will continue to be employed by us or Verint after the merger is completed and Verint has informed us that it expects to engage in further discussions with those executive officers and to enter into new arrangements with those executive officers either directly or through us.

Verint has also informed us that it has had preliminary discussions with certain of our executive officers who Verint expects will not continue their employment with us or with Verint or any of its affiliates after the merger is completed. Verint has informed us that it may enter into consulting agreements with such individuals pursuant to which each individuals would agree to provide consulting services to Verint for a specified period of time.

Except as described in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger,” none of our directors or officers has any material interest in the merger apart from those of our stockholders generally.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. For purposes of these Acts, any statement that is not a statement of historical fact may be deemed a forward-looking statement. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•       the requirement that our stockholders adopt the merger agreement with Verint and the Merger Subsidiary;

•       failure to obtain required regulatory approvals or to satisfy other conditions to the merger;

•       failure of Verint to obtain required funding and complete the merger notwithstanding its obligation to do so and notwithstanding the absence of any financing condition to its obligation to complete the merger;

•       the potential adverse effect of the announcement of the merger on our customer relationships, operating results and our business generally, including our ability to attract and retain key employees;

•       the restrictions that the merger agreement imposes on soliciting and responding to competing proposals;

•       that under certain circumstances we could be obligated to pay the $35.5 million termination fee to Verint, and that the $35.5 million termination fee required by the terms of the merger agreement to be paid by us in certain circumstances would make it more costly for another potential purchaser to acquire us;

•       that following the merger we will no longer exist as an independent, stand-alone company and our stockholders will not participate in our growth or any synergies resulting from the merger;

•       that activities relating to the merger may divert our management’s attention form our business and may cause disruptions among our employees and to our relationships with our customers and business partners, thus detracting from our ability to grow revenue and minimize costs and possibly leading to a loss of revenue and market position that we may not be able to regain if the merger does not occur; and

•       other risks detailed in our current filings with the Securities and Exchange Commission, or SEC, including Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2006.

See “Where You Can Find More Information” on page 63. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement to you, as a holder of our common stock, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Witness will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 399 Park Avenue, New York, New York 10022, on  Tuesday, May 1, 2007, at 2:00 p.m., local time.

Purpose of the Special Meeting

The purpose of the special meeting is:

•       to consider and vote on the proposal to adopt the Agreement and Plan of Merger dated as of February 11, 2007, among Witness, Verint and a wholly owned subsidiary of Verint, as that agreement may be amended from time to time, a copy of which is attached as Annex A to this proxy statement;

•       to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement; and

•       to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

Our Board’s Recommendation

Our board of directors has unanimously approved the merger and the merger agreement and determined that the merger and the merger agreement are fair to, advisable and in the best interests of our company and our stockholders. Accordingly, our board of directors recommends that our stockholders vote “FOR” adoption of the merger agreement at the special meeting.

Record Date; Stock Entitled to Vote

The holders of record of shares of our common stock as of the close of business on  April 5, 2007, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were approximately 34,769,929 shares of our common stock outstanding held by approximately 115 stockholders of record.

Quorum

A quorum of our stockholders is necessary to have a valid meeting of stockholders. The required quorum for the transaction of business at the special meeting is the presence (in person or represented by proxy) of holders representing a majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting. Both abstentions and “broker non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies.

Vote Required

Pursuant to the requirements of the General Corporation Law of the State of Delaware and the merger agreement, we are seeking the adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Each holder of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the special meeting and any adjournment of that meeting. Failure to vote your proxy or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement.

Our executive officers and directors own shares representing less than 1% of our outstanding common stock and have informed us that they intend to vote “FOR” the adoption of the merger agreement.

Voting

Holders of record of our common stock may vote their shares by attending the special meeting and voting their shares of our common stock in person, by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” adoption of the merger agreement and “FOR” approval of any proposal to adjourn the special meeting to solicit additional proxies in favor of adoption of the merger agreement. Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact MacKenzie Partners, Inc., our proxy solicitor, at:

105 Madison Avenue
New York, New York 10016
Email: proxy@mackenziepartners.com
Call Collect: (212) 929-5500
Call Toll-Free: (800) 322-2885

Stockholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

You can change your vote and revoke your proxy at any time before the polls close at the special meeting by doing any one of the following:

•       signing and submitting another proxy card with a later date; or

•  voting in person at the special meeting.

Your attendance alone at the special meeting will not revoke your proxy. If you wish to revoke, at the special meeting, your previously submitted proxy, you must deliver a completed proxy card with a later date in person or complete a ballot to be made available at the special meeting. If you are not the record holder of your shares, you must follow the instructions of your bank or brokerage firm in order to change your vote.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $7,500 plus expenses relating to the solicitation.

Proposal to Approve Adjournment of the Special Meeting

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the merger agreement by the time of the special meeting. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy. The approval of a proposal to adjourn the special meeting would require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting. The failure to vote shares of our common stock would have no effect on the approval of the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless our board of directors fixes a new record date for the special meeting. The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for the approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. Our board of directors retains full authority to adjourn the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent of any of our stockholders.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

THE MERGER

Background of the Merger

From time to time, we have received inquiries from other companies looking toward the possibility of a business combination transaction involving all or part of our company or its businesses, including inquiries from Verint and other companies that we refer to in this proxy statement as Other Bidder No. 1, Other Bidder No. 2, Other Bidder No. 3 and Other Bidder No. 4.

In April and May 2006, Dan Bodner, Verint’s president and chief executive officer and David Gould, our former chairman and chief executive officer, had preliminary discussions regarding the possibility of a business combination transaction.  The discussions were preliminary and were discontinued in May 2006.

In June, July and August 2006, we held preliminary discussions with a publicly traded company with a market capitalization significantly larger than ours. This proxy statement will refer to this company as Other Bidder No. 1. The discussions were preliminary in nature and involved the possibility of a transaction in which Other Bidder No. 1 would acquire our company or we would acquire Other Bidder No. 1’s call center business. During the course of these preliminary discussions, Other Bidder No. 1 proposed a confidentiality agreement with mutual “standstill” provisions” and mutual provisions against solicitation of each other’s employees, but then later withdrew the standstill and non-solicitation provisions. We declined to provide nonpublic information to Other Bidder No. 1 in the absence of these protective provisions and discussions were eventually discontinued.

On August 2, 2006, Mr. Bodner contacted Mr. Gould regarding a possible business combination transaction.

On September 5, 2006, Mr. Gould had a meeting with the chief executive officer of another publicly traded company, with a market capitalization significantly larger than ours, to discuss its possible interest in a business combination transaction. This proxy statement will refer to this company as Other Bidder No. 2.

In September 2006, after the discontinuation of the discussions with Other Bidder No. 1, rumors were reported in the foreign press to the effect that Other Bidder No. 1 planned to acquire us. These rumors were subsequently repeated in the U.S. press. Following the dissemination of these rumors, we received further unsolicited inquiries from a number of additional potential acquirers and merger partners, including Verint.

In response to these inquiries, we informed inquiring parties that we were not for sale, but were prepared to consider proposals meeting a minimum price threshold of $25 per share.

On October 4, 2006, Mr. Gould spoke with the chief executive officer of another publicly traded company that this proxy statement will refer to as Other Bidder No. 3 regarding its interest in a possible business combination transaction.

On October 9, 2006, we received a letter from Other Bidder No. 2, indicating its interest in acquiring us for cash at a price of between $20 and $23 per share.

On October 18, 2006, Mr. Gould had further discussions with the chief executive officer of Other Bidder No. 3. At our request, representatives of Goldman Sachs subsequently held summary conversations with representatives of Other Bidder No. 3 in which Other Bidder No. 3 indicated it was not prepared to meet our $25 per share minimum price threshold and was otherwise not prepared to participate in a non-exclusive process.

At its meeting on October 25, 2006, management updated our board of directors on the discussions and developments. Our board considered the indication of interest from Other Bidder No. 2 and the prior discussions with Other Bidder No. 1, our stock price, the impact of the then-pending review of our historical stock option granting practices by a special committee of independent directors, and various considerations for and against pursuing a possible business combination transaction at the time. Representatives of Goldman Sachs reviewed with our board of directors by telephone the general state of the merger market and the market for software companies, our potential strategic alternatives, and parties that might have an interest in acquiring us. A representative of the WilmerHale law firm was present in person at the meeting and briefed our board of directors on its fiduciary duties and other relevant legal considerations. Our board of directors authorized the engagement of Goldman Sachs as our exclusive financial advisor in connection with a possible strategic transaction. Our board of directors also authorized management to continue to consider possible strategic alternatives. At the same time, it was the consensus of our board of directors that we should explore alternatives on a strictly confidential basis, recognizing the possible damage to our business from a public auction process. Our board of directors also directed management not to pursue any transaction that did not recognize our long-term value. In this regard, it was the consensus of our board of directors that a transaction would need to exceed a certain minimum price threshold of $25 per share and would need to have a high probability of completion.

Following our October 25, 2006 board of directors meeting, by letter dated October 26, 2006, we formally engaged Goldman Sachs as our exclusive financial advisor in connection with a possible strategic transaction involving us. In early November, we and, at our direction, representatives of Goldman Sachs contacted or returned inquiries from a number of parties, including Verint, Other Bidder No. 2, and Other Bidder No. 4. At our direction, representatives of Goldman Sachs contacted Verint and each of the Other Bidders and informed them that the minimum price that we would entertain was $25 per share. We thereafter negotiated, and, on November 1, 2006, signed, a mutual confidentiality and standstill agreement with Bidder No. 2, and we then provided Other Bidder No. 2 with certain “due diligence” information and materials.

On November 2, 2006, the chief executive officer of a company that this proxy statement will refer to as Other Bidder No. 4 contacted Mr. Gould to discuss the possibility of a transaction with us.

On November 14, 2006, Other Bidder No. 4 submitted a preliminary non-binding indication of interest contemplating a possible acquisition of us for cash at a price of between $20 and $22.50 per share.

On November 16, 2006, Other Bidder No. 2 submitted an amended indication of interest at an increased price, contemplating an acquisition of us for cash at a price of between $22 and $25 per share, and on November 22, 2006, Other Bidder No. 2 submitted a further indication of interest further increasing its proposed price to $25 per share in cash.

We did not enter into a confidentiality agreement with Other Bidder No. 3 or Other Bidder No. 4 and did not provide any due diligence materials to Other Bidder No. 3 or Other Bidder No. 4 because they did not meet our minimum price threshold of $25 per share or were otherwise not prepared to participate in a non-exclusive process.

On November 28, 2006, the financial advisor for Other Bidder No. 1 submitted an informal indication of interest to representatives of Goldman Sachs indicating a price of $25 per share, with $450 million of the purchase price payable in cash and the remainder in stock.

On December 1, 2006, the special committee established by our board in August 2006 to review our stock option granting practices reported its findings and recommendations to our full board of directors, and after further deliberation over a several-day period, our board of directors accepted the resignation of Mr. Gould as chairman of the board, effective immediately, and as chief executive officer and director, effective January 3, 2007. The board appointed Mr. Lautenbach as chairman of our board of directors, effectively immediately, and Mr. Discombe as chief executive officer and as a member of the board, effective January 3, 2007. Over the ensuing weeks, we and Mr. Gould negotiated the terms of a separation agreement, under which he would remain either as an employee or consultant. Under this arrangement, Mr. Gould continued to assist in the discussions with potential acquirers and merger partners.

During December 2006, we and, at our direction, representatives of Goldman Sachs continued discussions with representatives of Other Bidder No. 1 and Other Bidder No. 2. Discussions with Other Bidder No. 1 continued throughout December 2006.

On January 3, 2007, we reported revenue for the fourth quarter of 2006 and the full year 2006.

On January 5, 2007, Alan Roden, Verint’s vice president of corporate development, contacted William Evans, our chief financial officer, to express an interest in continuing discussions regarding a potential acquisition.

On January 10, 2007, we received an indication of interest from Verint contemplating an acquisition of us for cash at a price of $26 per share.

On January 12, 2007, Other Bidder No. 2’s financial advisor contacted Goldman Sachs and indicated that it would not reopen discussions with us.

On January 13, 2007, we met with representatives of Other Bidder No. 1 and informed Other Bidder No. 1 that no substantive discussions could be held unless and until Other Bidder No. 1 signed a confidentiality and standstill agreement, consistent with the terms previously proposed.

On January 14, 2007, we entered into confidentiality and standstill agreements with Verint and its majority stockholder, Comverse, under which we provided Verint and Comverse with certain due diligence information and materials. On January 15, 2007, we and representatives of Goldman Sachs met with representatives of Verint, Comverse and Lehman Brothers, Verint’s financial advisor, in New York.

On January 16, 2007, representatives of Goldman Sachs were informed by representatives of Other Bidder No. 4 that Other Bidder No. 4 was not prepared to meet our $25 per share minimum price requirement.

On January 17, 2007, representatives of WilmerHale provided a proposed form of merger agreement to Verint, and between that date and January 29, 2007 responded to questions from Verint regarding the form of agreement and the modifications that we might be prepared to consider.

In mid-January, we and, at our direction, representatives of Goldman Sachs notified Verint and other potential acquirers and merger partners that our board of directors would consider proposals at its scheduled meeting on January 30, 2007, and that interested parties should submit formal proposals on January 29, 2007.

On January 22, 2007, Other Bidder No. 1 provided us with an indication of interest contemplating an acquisition of us for a combination of cash and stock with a stated value of $25 per share, of which 40% to 50% would be paid in cash and the remainder in stock. On January 22, 2007, Other Bidder No. 1 also signed a confidentiality and standstill agreement. On the basis of these developments, we provided Other Bidder No. 1 with access to due diligence information and materials and a copy of the proposed form of merger agreement.

On January 24, 2007, at our direction, representatives of Goldman Sachs sent Verint and Other Bidder No. 1 a further instruction letter detailing our expectations of the information to be submitted with their proposals. In addition to the proposed price and form of payment, the letter requested that they submit a detailed mark-up of the form of merger agreement that was previously provided by WilmerHale, a description of any additional due diligence they would require, financing contingencies and sources of funding, copies of commitment letters, confirmation of receipt of all required corporate approvals, expected regulatory approvals and third-party consents, other conditions to the proposals, and a commitment to hold the offer open until February 9, 2007.

On January 24, 2007, Other Bidder No. 1 submitted a revised letter of intent indicating a price per share of  $26.50 to $27.00 of which 40% to 50% would be paid in cash and the remainder in stock.

On January 29, 2007, Verint submitted a proposal contemplating an acquisition of us for cash at a price of $27 per share. That same day, Other Bidder No. 1 submitted a proposal contemplating an acquisition of us for a combination of stock and cash at a stated price of $26.75 per share of which a maximum of $450 million would be paid in cash and the remainder in stock.

On January 30, 2007, our board of directors met and reviewed the proposals. Representatives of Goldman Sachs and WilmerHale attended the meeting and reviewed and compared the financial and legal terms of each of the proposals, respectively. Our board of directors considered a number of factors in evaluating the proposals, including in particular the financial value of the proposals and the differences between an all-cash transaction and a part-cash part-stock transaction, the parties’ ability to fund or finance their proposals, the history of discussions, the contractual terms proposed by the parties, and the likelihood of completion of a transaction. In view of the closeness of the proposals in terms of nominal valuation, our board of directors took no action at the meeting, but directed management and our advisors to continue negotiations in an effort to elicit the parties’ best proposals.

In response to our board of directors’ instructions, management, representatives of Goldman Sachs and WilmerHale engaged in further discussions with representatives of Verint and Comverse and Other Bidder No. 1. Other Bidder No. 1 initially declined to modify either the financial or contractual terms of its proposal, but later indicated that it might be prepared to increase the cash portion of its bid. However, subsequent communications from representatives of Other Bidder No. 1 to representatives of Goldman Sachs did not elaborate and did not indicate any increase in total price or any improvement in other contractual terms that our board of directors viewed as important.

On Friday and Saturday, February 2 and 3, 2007, we and our advisors held a number of conference calls with Verint and its advisors to discuss the possibility of improvements to the financial and contractual terms of Verint’s proposal.  Verint indicated that it was prepared to increase its bid, but initially requested that we first enter into a two-week exclusivity agreement.

On Saturday, February 3, 2007, our board of directors held two telephonic meetings to discuss the status of proposals and Verint’s position with respect to exclusivity and its proposed purchase price.  During the call, our board of directors were informed of Verint’s request for a two-week exclusivity period and directed management and our financial and legal advisors to resist the request for exclusivity. Following the call, at our direction, representatives of Goldman Sachs and WilmerHale notified Verint and its advisors that we were not in a position to enter into an exclusivity agreement, but wished to continue discussions and were willing to provide Verint with continued and additional access to due diligence materials.

On the evening of Sunday, February 4, 2007, following direct discussions between Mr. Gould and Mr. Bodner, Verint indicated that it was prepared to increase its offer to $27.50 per share in cash, but reiterated the need for an exclusivity agreement. Consistent with the instructions of our board of directors we and our advisors thereafter concentrated our efforts on a transaction with Verint (but without making any immediate contractual commitment of exclusivity and without foreclosing consideration of other proposals).

During the week of Monday, February 5, 2007, we provided additional due diligence information and material to Verint and Comverse and conducted final negotiations with respect to the merger agreement, including, in particular, the provisions of the merger agreement relating to the financing of the transaction, closing conditions, pursuit of required approvals, termination rights, and the amount, triggers and timing of payment of the termination fee. In addition, representatives of WilmerHale and Jones Day, Verint’s outside legal counsel, negotiated the terms of a possible exclusivity agreement.

On Wednesday, February 7, 2007, representatives of WilmerHale and Jones Day held a number of conference calls to discuss open issues in the proposed merger agreement and possible terms of a proposed exclusivity agreement. Later that day, our board of directors held a telephonic meeting to discuss the status of discussions and to consider Verint’s request for an exclusivity agreement. Representatives of WilmerHale updated our board of directors on the status of discussions and briefed our board of directors on its obligations and authority with respect to exclusivity arrangements. Representatives of Goldman Sachs reviewed with our board of directors certain financial information relating to the stock portion of the mixed cash-stock bid previously submitted by Other Bidder No. 1. Our board of directors then authorized Mr. Discombe, in consultation with Mr. Evans and WilmerHale, to cause us to enter into an exclusivity agreement with Verint granting Verint a period of exclusivity of not more than seven days.  Following the board of directors meeting, representatives of WilmerHale and Jones Day engaged in further negotiations and exchanged further communications relating to the terms of a possible exclusivity agreement.

In the morning of February 8, 2007, we completed the restatement of our financial statements and filed an amended 10-K for the year ended December 31, 2005, an amended 10-Q for the quarter ended March 31, 2006 and 10-Q’s for the quarters ended June 30 and September 30, 2006.

Throughout the day on Thursday, February 8, 2007 and Friday, February 9, 2007, Verint and its advisors conducted further due diligence and representatives of the parties held further discussions and negotiations relating to the proposed merger agreement. Also on February 8, 2007, we entered into an exclusivity agreement with Verint providing Verint with exclusivity through Wednesday, February 14, 2007.

Due diligence review and negotiations between Verint and us continued on February 9, 2007.

On the morning of Sunday, February 11, 2007, our board of directors held a further telephonic meeting to review the status of negotiations. Representatives of Goldman Sachs, at the request of our board, made a presentation regarding the financial aspects of the Verint proposal and provided us with additional financial information relating to the potential future value of the stock portion of Other Bidder No. 1’s proposal. WilmerHale briefed our board of directors on the revisions to the proposals and the remaining issues still under negotiation. WilmerHale also reviewed in detail the terms and impact of the proposed no-shop and termination-fee provisions of Verint’s proposed form of merger agreement, and the provisions requiring Witness to convene a stockholder meeting and put Verint’s proposal to a vote of our stockholders even if a superior proposal emerged prior to the stockholder meeting.

On that Sunday evening, our board of directors held a further telephonic meeting to hear reports on the status of action by the Verint and Comverse boards of directors. Our board of directors was advised that negotiations were complete and Verint’s board of directors had approved the transaction, but that Comverse’s board of directors was still in session and that the equity financing for the transaction had therefore not yet been approved. Our board of directors determined to recess pending action by the Comverse’s board of directors. Shortly after recessing, we were notified that Comverse’ board of directors had completed its meeting and had approved the equity financing terms of the transaction. Our board of directors then reconvened, reviewed the final developments and confirmed the final terms of the proposed transaction with Verint. Our board of directors then requested that Goldman Sachs deliver an opinion as to the fairness of the $27.50 per share in cash to be received by the holders of shares of our common stock pursuant to the merger agreement from a financial point of view to such holders. Goldman Sachs then made a presentation regarding the financial aspects of the proposed merger agreement and delivered its oral opinion (subsequently confirmed in writing) that, as of February 11, 2007, and based on and subject to the factors and assumptions set forth therein, the $27.50 per share in cash to be received by the holders of shares of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders. WilmerHale then summarized the actions proposed to be taken by our board of directors. Our board of directors then unanimously approved the merger agreement and other matters relating to the transaction, and adjourned.

Following confirmation of final drafting points and delivery of final schedules to the merger agreement, the merger agreement was signed and delivered by the parties, and a press release announcing the signing of the merger agreement was issued on Monday morning, February 12, 2007.

Reasons for Approving the Merger Agreement and the Merger

In the course of reaching its decision to approve the merger agreement and the merger, our board of directors consulted with our management and our financial and legal advisors and considered a number of factors, including the following:

•       the $27.50 per share to be paid for shares of our common stock in the merger, and the fact that stockholders will receive that payment in cash, which provides certainty of value to our stockholders;

•       the fact that the $27.50 per share to be paid in the merger represents a 23.5% premium over $22.27, the closing price of our common stock on February 9, 2007, the last trading day before the public announcement of the merger agreement, and is above the highest trading price of our common stock in the market in the 52 weeks before the board’s determination;

•       the process undertaken to respond to unsolicited third party indications of interest in acquiring our company and to identify and contact third parties that might have an interest in acquiring our company, and the competitive bidding that resulted from this process;

•       the financial presentation of Goldman Sachs, and its opinion, which is attached as Annex B to this proxy statement, that, as of February 11, 2007, and based on and subject to the factors and assumptions set forth therein, the $27.50 per share in cash to be received by the holders of shares of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders;

•       current financial market conditions, historical market prices and volatility with respect to our common stock, including the possibility that if we remained an independent company, and a decline occurred in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $27.50 per share to be paid in the merger;

•       historical and current information concerning our business, including our financial performance and condition, operations, management and competitive position and current industry and economic conditions;

•       our risks and prospects if we were to remain an independent company;

•       the terms and conditions of the merger agreement, including:

•        the absence of any financing condition to Verint’s obligation to complete the merger and the strength of Verint’s obligations to obtain funding under the debt and equity commitment letters;

•        the strength of Verint’s obligations to obtain required approvals for the merger;

•        the definition of what would, and would not, constitute a material adverse effect as to us, and the exclusion of matters relating to stock option granting practices from our representations and warranties, meaning that the effect of any such matters would not be considered in determining whether certain conditions to Verint’s obligation to complete the merger have been satisfied; and

•        the ability of our board of directors, under certain circumstances, to furnish information to and engage in negotiations with a third party, and to change its recommendation with respect to the merger;

•  the likelihood that the merger will be consummated and our board of directors’ view of Verint’s ability to fund the consideration payable in the merger; and

•  the fact that the provisions of the merger agreement were determined through arms’ length negotiations between us and our outside legal counsel, on the one hand, and Verint and its outside legal counsel, on the other hand.

In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including:

•       the risk that the merger may not be completed, even if our stockholders adopt the merger agreement;

•       if the merger is not completed, the potential adverse effect of the public announcement of the merger on our business, including our significant customers, suppliers and other key relationships, our ability to attract and retain key management personnel and our overall competitive position;

•       the restrictions that the merger agreement imposes on soliciting and responding to competing proposals;

•       the fact that the merger agreement requires us to convene and hold the special meeting and submit the merger agreement to a vote of our stockholders (and does not give us the right to terminate the merger agreement) even if a superior proposal emerges;

•       the fact that we would be obligated to pay the $35.5 million termination fee to Verint under certain circumstances, and the fact that the $35.5 million termination fee would make it more costly for another potential purchaser to acquire us;

•       the fact that following the merger we will no longer exist as an independent, stand-alone company and our stockholders will no longer participate in our growth or in any synergies resulting from the merger; and

•       the possibility that, although the merger provides our stockholders the opportunity to realize a premium over the price at which our common stock traded prior to public announcement of the merger, the price of our common stock might have increased in the future to a price greater than $27.50 per share.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board of directors. Our board of directors reached the conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of our board of directors felt was appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with our outside legal counsel and financial advisor, our board of directors determined that the merger agreement was fair to, advisable and in the best interests of our company and our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger. Our board of directors recommends that our stockholders vote “FOR” adoption of the merger agreement.

Opinion of Financial Advisor to Our Board of Directors

Goldman Sachs rendered its opinion to our board of directors that, as of February 11, 2007, and based upon and subject to the factors and assumptions set forth therein, the $27.50 per share in cash to be received by the holders of shares of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated February 11, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•  the merger agreement;

•  our annual reports to stockholders and Annual Reports on Form 10-K, as amended, for the three fiscal years ended December 31, 2005;

•  certain of our interim reports to our stockholders and Quarterly Reports on Form 10-Q;

•  certain of our other communications to our stockholders; and

•  certain internal financial analyses and forecasts prepared by our management.

Goldman Sachs also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition and future prospects, including their assessment of certain pending claims asserted against us and our affiliates. In addition, Goldman Sachs reviewed the reported price and trading activity for our shares of common stock, compared certain financial and stock market information for us with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of us, Comverse, Verint or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of us, Comverse, Verint or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address our underlying business decision to engage in the merger. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, February 11, 2007. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of our board of directors in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of shares of our common stock should vote with respect to the merger.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 9, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs analyzed the consideration to be received by holders of shares of our common stock pursuant to the merger agreement in relation to the market price as of February 9, 2007, the 30-day average market price, 180-day average market price and the latest fifty-two weeks high, low and average market prices of the shares of our common stock.

This analysis indicated that the price per share to be paid to the holders of shares of our common stock pursuant to the merger agreement represented:

•       a premium of 23.5% based on the market price as of February 9, 2007 of $22.27 per share;

•       a premium of 30.0% based on the 30-day average market price of $21.15 per share;

•       a premium of 51.2% based on the 180-day average market price of $18.19 per share;

•       a premium of 8.3% based on the latest fifty-two weeks high market price of $25.40 per share;

•       a premium of 113.0% based on the latest fifty-two weeks low market price of $12.91 per share; and

•       a premium of 39.9% based on the latest fifty-two weeks average market price of $19.66 per share.

Implied Transaction Multiples

Goldman Sachs calculated selected implied transaction multiples for us based on the $27.50 to be paid for each share of our common stock pursuant to the merger agreement. Goldman Sachs calculated an implied equity consideration by multiplying $27.50 by the total number of our fully diluted shares of common stock outstanding as of February 9, 2007, with options dilution calculated on the treasury stock method basis. Goldman Sachs then calculated an implied enterprise value based on the implied equity consideration by subtracting the amount of our net cash, as provided by our management, from the implied equity consideration. Estimates of future earnings per share of our common stock used by Goldman Sachs in this analysis were based on Wall Street estimates and estimates prepared by our management. Goldman Sachs calculated the following transaction multiples:

•       the enterprise value at the $27.50 per share price as a multiple of 2006, 2007 and 2008 estimated revenues (referred to as EV/Revenue ratio);

•       the $27.50 per share price as a multiple of 2006, 2007 and 2008 estimated earnings per share, or EPS (referred to as P/E ratio);

•       the $27.50 per share price as a multiple of 2006, 2007 and 2008 estimated earnings per share as a multiple of estimated growth (referred to as P/E/Growth ratio);

•       market value of equity as a multiple of 2006, 2007 and 2008 estimated leveraged free cash flow, or LFCF (referred to as MV/LFCF ratio); and

•       market value of equity as a multiple of 2006, 2007 and 2008 estimated adjusted LFCF which excludes “miscellaneous investments and mergers as defined by management” (referred to as MV/Adjusted LFCF ratio).

The following table sets forth the multiples referred to above:

EV/Revenue
2006 (Wall Street)	4.4X
2006 (management)	4.4X
2007 (Wall Street)	3.7X
2007 (management)	3.5X
2008 (Wall Street)	3.3X
2008 (management)	3.1X
P/E
2006 (Wall Street)	34.2X
2006 (management)	34.4X
2007 (Wall Street)	27.5X
2007 (management)	24.7X
2008 (Wall Street)	22.5X
2008 (management)	20.5X
P/E/Growth
2006 (Wall Street)	1.9X
2006 (management)	1.6X
2007 (Wall Street)	1.5X
2007 (management)	1.1X
2008 (Wall Street)	1.3X
2008 (management)	0.9X
MV/LFCF
2006 (Wall Street)	30.3X
2006 (management)	43.4X
2007 (Wall Street)	20.9X
2007 (management)	30.0X
2008 (Wall Street)	17.5X
2008 (management)	21.5X
MV/Adjusted LFCF
2006 (management)	28.4X
2007 (management)	23.5X
2008 (management)	17.9X

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples relating to us to corresponding financial information, ratios and public market multiples for the following selected companies and composites, which are referred to as the Selected Companies:

•       Autonomy Corporation PLC;

•       NICE Systems Ltd.;

•       Nuance Communications Inc.;

•       Verint Systems Inc.;

•       Business Intelligence (comprised of: Business Objects SA, Cognos Inc., Hyperion Solutions Corp., Informatica Corp. and Microstrategy Inc.);

•       Enterprise Applications (comprised of: Microsoft Corp., Oracle Corp. and SAP AG); and

•       Billing/Customer Care (comprised of: Amdocs LTD., Convergys Corp. and CSG Systems International Inc.).

Although none of the Selected Companies are directly comparable to us, they were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain of our results, market size and product profile. The financial ratios and public market multiples calculated by Goldman Sachs for us and the Selected Companies are based on financial data as of February 9, 2007, information obtained from SEC filings, Wall Street estimates and closing common stock prices as of February 9, 2007. Goldman Sachs calculated and compared the following financial ratios and public market multiples for us and each of the Selected Companies: (i) price per share of common stock to estimated 2007 and 2008 EPS; (ii) price per share of common stock to estimated 2007 and 2008 EPS to the estimated long-term growth rate; (iii) enterprise value to estimated 2007 and 2008 revenue; and (iv) market value to estimated 2007 and 2008 LFCF. The results of these analyses are summarized as follows:

Selected Company	Price/2007E EPS		Price/2008E EPS		Price/2007E EPS/Growth		Price/2008E EPS/ Growth
	Feb. 9, 2007		Feb. 9, 2007		Feb. 9, 2007		Feb. 9, 2007
Autonomy Corporation PLC	39.8	x	32.4	x	2.7	x	2.2	x
Nuance Communications Inc.	27.0	x	22.6	x	1.2	x	1.0	x
Nice Systems Limited	22.9	x	20.2	x	1.1	x	1.0	x
Witness Systems Inc.	22.3	x	18.3		1.2	x	1.0	x
Verint Systems Inc.	20.3	x	16.9	x	1.0	x	0.8	x
Business Intelligence	21.1	x	18.1	x	1.4	x	1.2	x
Enterprise Applications	18.2	x	15.9	x	1.5	x	1.3	x
Billing / Customer Care	17.0	x	15.2	x	2.1	x	1.8	x

Selected Company	Enterprise Value/2007E Revenue		Enterprise Value/2008E Revenue		Market Value/2007E LFCF		Market Value/2008E LFCF
	Feb. 9, 2007		Feb. 9, 2007		Feb. 9, 2007		Feb. 9, 2007
Autonomy Corporation PLC	8.3	x	7.3	x	32.6	x	30.7	x
Nuance Communications Inc.	4.8	x	4.1	x	N/A		N/A
Enterprise Applications	4.6	x	4.1	x	20.1	x	16.6	x
NICE Systems Ltd.	2.9	x	2.6	x	20.3	x	16.8	x
Business Intelligence	2.8	x	2.5	x	20.6	x	17.4	x
Witness Systems Inc.	2.8	x	2.5	x	16.4	x	13.8	x
Billing / Customer Care	2.3	x	2.0	x	18.6	x	17.0	x
Verint Systems Inc.	2.1	x	1.7	x	20.9	x	18.1	x

Future Share Price Analysis

Goldman Sachs performed an illustrative analysis designed to provide an indication of the present value of a theoretical future value of our equity as a function of its assumed future price to future earnings per share multiple. For this analysis, Goldman Sachs used the projections for us prepared by our management for each of the fiscal years 2008 and 2009. Goldman Sachs first calculated the implied values per share of our common stock as of February 1 for each of the fiscal years 2008 and 2009, by applying price to forward EPS multiples of 15.0x to 25.0x to EPS estimates of $1.34 and $1.60 for the fiscal years 2008 and 2009, respectively, and then discounted these using discount rates ranging from 10.0% to 15.0%. This analysis resulted in a range of implied present values of $17.69 to $33.31 per share of our common stock.

Selected Transactions Analysis

Goldman Sachs analyzed certain publicly available information and Wall Street estimates relating to the following selected transactions involving publicly traded enterprise software companies since 2005:

•       the acquisition of Altiris Inc. by Symantec Corp. (January 2007);

•       the acquisition of Stellent Inc. by Oracle Corp. (November 2006);

•       the acquisition of Open Solutions Inc. by Investor Group (October 2006);

•       the acquisition of Intergraph Corp. by Investor Group (August 2006);

•       the acquisition of International Security Systems Inc. by International Business Machines Corp. (August 2006);

•       the acquisition of FileNet Corp. by International Business Machines Corp. (August 2006);

•       the acquisition of Hummingbird Ltd. by Open Text Corp. (August 2006);

•       the acquisition of MRO Software Inc. by International Business Machines Corp. (August 2006);

•       the acquisition of Mercury Interactive Corp. by Hewlett Packard Co. (July 2006);

•       the acquisition of RSA Security Inc. by EMC Corp. (June 2006);

•       the acquisition of NetIQ Corp. by Attachmate Corp. (April 2006);

•       the acquisition of Manugistics Group Inc. by JDA Software Group Inc. (April 2006);

•       the acquisition of MatrixOne Inc. by Dassault Systemes SA (March 2006);

•       the acquisition of Micromuse Inc. by International Business Machines Corp. (December 2005);

•       the acquisition of SERENA Software Inc. by Silver Lake Partners (November 2005);

•       the acquisition of Geac Computer Corp. by Golden Gate Capital (November 2005);

•       the acquisition of Verity Inc. by Autonomy Corporation PLC (November 2005);

•       the acquisition of Captiva Software Corp. by EMC Corp. (October 2005);

•       the acquisition of Bindview Development Corp. by Symantec Corp. (October 2005);

•       the acquisition of Peregrine Systems Inc. by Hewlett Packard Co. (September 2005);

•       the acquisition of Siebel Systems Inc. by Oracle Corp. (September 2005);

•       the acquisition of i-flex Solutions Ltd. by Oracle Corp. (August 2005);

•       the acquisition of SS&C Technologies Inc. by The Carlyle Group (July 2005);

•       the acquisition of Niku Corp. by CA Inc. (June 2005);

•       the acquisition of Intentia International AB by Lawson Software Inc. (June 2005);

•       the acquisition of Concord Communications Inc. by CA Inc. (April 2005);

•       the acquisition of Pinnacle Systems Inc. by Avid Technology Inc. (March 2005);

•       the acquisition of Ascential Software Corp. by International Business Machines Corp. (March 2005);

•       the acquisition of Retek Inc. by Oracle Corp. (March 2005);

•       the acquisition of Verisity Ltd. by Cadence Design Systems Inc. (January 2005); and

•       the acquisition of Tecnomatix Technologies Ltd. by UGS Corp. (January 2005).

For each of the selected transactions, Goldman Sachs calculated and compared fully-diluted aggregate consideration as a multiple of last twelve months, or LTM, revenue, next twelve months, or NTM, revenue and price to NTM earnings for the selected transactions.

The following table presents the results of this analysis:

Selected Transactions
	Range	Median
Fully-Diluted Aggregate Consideration as a Multiple of: LTM Revenues	1.0x-8.4x	2.7x
Fully-Diluted Aggregate Consideration as a Multiple of: NTM Revenues	1.1x-5.5x	2.4x
NTM Price/Earnings	15.6x-68.6x	29.6x

For each of the selected transactions included in the above table, Goldman Sachs calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the one-day, five-day and twenty-day historical average closing prices of the acquired company’s equity prior to the date of the public announcement of the selected transactions. The following table sets forth the results of these analyses:

	Selected Transactions
Premium over Target Stock Price Prior to Announcement	Range	Median
1-Day Prior	(10.5)%-87.5%	24.5%
5-Day Prior	(11.0)%-88.8%	26.4%
20-Day Prior	(4.5)%-85.6%	29.4%

Premiums Paid Analysis

Goldman Sachs reviewed information compiled and published by Thomson Financial Securities Data (now Thomson Financial Investment Banking and Capital Markets Group) for all announced merger and acquisition transactions with market values in the range of $500 million to $1.5 billion, with premium information available that were announced between January 2005 and February 9, 2007. Thomson Financial Investment Banking and Capital Markets Group, amongst others, compiles summaries of merger and financing information published by certain investment banks, market research firms and trade associations. For each precedent transaction, Goldman Sachs analyzed the implied premium paid per share of common stock of the target company in the transaction relative to the closing per share price of the common stock of the target company four weeks prior to the announcement of the transaction.

The following table sets forth the results of these analyses:

Four-Weeks Premium Range	Number of Transactions	Percentage of Transactions within Implied Premium Range
Less than 0%	9	6.0%
0-10%	16	11.0%
10-20%	34	24.0%
20-30%	26	18.0%
30-40%	32	23.0%
40-50%	14	10.0%
More than 50%	11	8.0%

Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted unlevered free cash flow analysis to determine indications of implied equity values per share of Witness common stock based on our management’s estimates. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 10.0% to 15.0% to projected unlevered estimated free cash flows of us for calendar years 2007 through 2011. Goldman Sachs also applied derived perpetuity growth rates calculated as a function of the assumed difference, ranging from 5.0% to 9.0%, between the weighted average cost of capital and the perpetuity growth rate. Based on the foregoing, Goldman Sachs derived implied equity values per share of our common stock ranging from $20.27 to $32.71.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to us or the contemplated merger with a subsidiary of Verint.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to our board of directors as to the fairness from a financial point of view of the $27.50 per share of our common stock in cash to be received by the holders of shares of our common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Verint, Goldman Sachs, us or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’ length negotiations between us and Verint and was approved by our board of directors. Goldman Sachs provided advice to us during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to us or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to us in connection with, and has participated in certain of the negotiations leading to, the merger contemplated by our merger agreement with Verint. In addition, Goldman Sachs has provided certain investment banking services to us from time to time, including having acted as exclusive financial advisor to us in connection with our acquisition of Eyretel plc in April 2003. Goldman Sachs also has provided certain investment banking services to Comverse, from time to time, including having acted as exclusive financial advisor to Comverse in connection with its acquisition of certain assets of CSG Systems International, Inc. in December 2005. Goldman Sachs also may provide investment banking services to us, Comverse, Verint and their respective affiliates in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to us, Comverse and Verint and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of us, Comverse and Verint for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Our board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated October 26, 2006, we engaged Goldman Sachs to act as our financial advisor. Pursuant to the terms of this engagement letter, we have agreed to pay Goldman Sachs a transaction fee in cash of 1% of the fully-diluted equity value of Witness, a principal portion of which is payable upon consummation of the merger. In addition, we have agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Delisting and Deregistration of Witness Common Stock

If the merger is completed, our common stock will be removed from quotation on The Nasdaq Global Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Interests of Our Directors and Executive Officers in the Merger

Change in Control and Severance Payments

The following table shows for each of our executive officers the total potential amount of all change in control and severance payments they are entitled to receive under their existing agreements with us. The amounts listed in the table do not include the acceleration of stock options, which is described in the table below on page 33.

Name	Total Potential Change in Control and/or Severance Payments
Executive Officers
Nick Discombe(1)	$1,303,310
Bill Evans(1)	$849,931
John Bourne(2)	$426,752
Phil Dawes(2)	$521,680
Darryl Demos(2)(3)	$6,300,720
Ed Murray(2)	$415,659
Bill Robinson(2)	$582,934
Nancy Treaster(2)	$436,824
Kathleen Miller(2)	$342,094
Loren Wimpfheimer(2)	$532,867
David Gould(4)	$0
Total(5):	$11,712,771

(1)          The change of control agreements between us and our chief executive officer and chief financial officer provide them with severance benefits in the event of a change in control of us. The agreements provide for us to pay the executive officer an amount equal to 1.5 times the sum of his base salary and target bonus in a lump sum, as well as a minimum pro rata bonus for the year in which the change of control occurs, and payment of COBRA continuation coverage (except for Mr. Discombe), life insurance premiums and long-term disability insurance premiums for a fixed period of time. In addition, Mr. Evans’ change of control agreement provides for a gross-up payment for U.S. federal “golden parachute” excise taxes that might result from the receipt of the severance payments. We intend to enter into an agreement with Mr. Discombe pursuant to which Mr. Discombe will waive any rights he may have to severance payments under his service agreement. Mr. Discombe is a resident of the United Kingdom and will receive any such payments in British pounds, therefore the figure set forth for him is subject to adjustment for the applicable exchange rate.

(2)          The change of control agreements between us and the listed executive officers provide them with severance benefits in the event of a change in control of us. These payments are made only if there is both a change of control of us and a termination of the executive officer’s employment by us without “cause” (or a termination by the executive officer for “good reason”) as determined by the terms of the respective change of control agreements. The information above assumes that the executive officer is terminated without “cause” and there is a change of control of us. The agreements provide for us to pay the executive officer an amount equal to 1.0 times (in the case of all executive officers except Mr. Wimpfheimer), and 1.5 times (in the case of Mr. Wimpfheimer) the sum of, the terminated executive officer’s base salary and target bonus in a lump sum, as well as a minimum pro rata bonus for the year in which the change of control occurs, and payment of COBRA continuation coverage (except for Mr. Dawes), life insurance premiums and long-term disability insurance premiums for a fixed period of time. In addition, the change of control agreements provide for a gross-up payment (in the case of all executive officers other than Mr. Dawes) for U.S. federal “golden parachute” excise taxes that might result from the receipt of the severance payments. Mr. Dawes is a resident of the United Kingdom and will receive any such payments in British pounds, therefore the figures set forth for him are subject to adjustment for the applicable exchange rate.

(3)          Pursuant to the merger agreement for our acquisition of Demos Consulting Group Ltd. in October 2006, up to $6,000,000 of earnout payments may be accelerated. Of such $6,000,000, $2,000,000 will be paid upon consummation of the merger, and if Mr. Demos’s employment with us is terminated without cause or for good reason, in each case (1) on or prior to October 2, 2007, $4,000,000 will be accelerated (which will offset future earnout amounts) or (2) after October 2, 2007, $2,000,000 may be accelerated (which will offset future earnout amounts). The earnout payments are payable to Demos Consulting Group Business Trust, the former payment company to Demos Consulting Group Ltd. Any payments that are required to be made will be allocated among Mr. Demos (the sole shareholder of Demos Consulting Group Business Trust) and certain participants in Demos Consulting Group Business Trust’s phantom stock plan.

(4)          Mr. Gould resigned as our chief executive officer and as a member of our board of directors effective January 3, 2007. In connection with Mr. Gould’s resignation, he agreed to terminate his change of control agreement. Therefore, no amounts are due under that change of control agreement.

(5)          Based on the closing price of $27.50 and an effective termination date of May 31, 2007, none of our executive officers would be entitled to any additional payments necessary to offset the impact of any excise tax imposed on “excess parachute” payments, within the meaning of Section 280G of the Internal Revenue Code as amended.

Stock Options

The following table shows for each of our executive officers and directors the number of shares subject to outstanding stock options that may accelerate and become exercisable upon or after completion of the merger pursuant to the terms of the applicable stock option agreement and the dollar value of the accelerated vesting. The data in the table assumes the merger occurred on May 31, 2007 and does not reflect options held by the director or executive officer that were otherwise vested as of May 31, 2007.

Name	Number of Option Shares That Will Become Exercisable Immediately Upon the Closing of the Merger	Total Dollar Value of Accelerated Vesting of Option Shares(1)
Directors(2)
Tom Bishop	13,990	$137,124
Thomas J. Crotty	4,000	$22,040
Joel G. Katz	4,000	$22,040
Dan J. Lautenbach	4,000	$22,040
Peter Sinisgalli	4,000	$22,040
Executive Officers(3)
Nick Discombe	416,334	$3,996,310
Bill Evans	252,384	$2,300,735
John Bourne	46,217	$399,635
Phil Dawes	77,467	$727,445
Darryl Demos	60,000	$550,400
Ed Murray	58,667	$605,366
Bill Robinson	123,700	$1,373,075
Nancy Treaster	81,134	$762,131
Kathleen Miller	74,384	$680,701
Loren Wimpfheimer	45,234	$428,332
David Gould(4)	172,834	$1,685,214
Total:	1,438,345	$13,734,649

(1)          The value is calculated by multiplying (x) the amount by which $27.50 exceeds the exercise price per share of each option by (y) the number of shares that are subject to accelerated vesting.

(2)          Pursuant to the terms of our 2003 Non-Employee Director Stock Option Plan, the option agreements for the options granted to each of our non-employee directors provide that all of the option shares will become immediately exercisable in full upon a consummation of a change of control of us.

(3)          Pursuant to the terms of each executive’s stock option agreement, the option shares would become immediately exercisable in full if, at any time from 90 days prior to the effective date of the merger through the 360 days after the effective date of the merger, the executive officer’s employment with us or Verint is terminated by him or her for good reason or by us or Verint without cause (as each of those terms is defined in the executive’s stock option agreement). The figures assume that the executive officer’s employment is terminated and therefore all of the unvested option shares vest and become immediately exercisable.

(4)          Mr. Gould resigned as our chief executive officer and as a member of our board of directors effective January 3, 2007.

Indemnification of Officers and Directors

The merger agreement provides for director and officer indemnification for specified time periods. We describe these provisions below under the caption “The Merger Agreement—Indemnification and Insurance.”

Benefit Arrangements

Verint has agreed to provide continuing employees health and welfare benefits that are reasonably comparable, in the aggregate to, at Verint’s election, either (1) those benefits provided by us immediately prior to the effective time of the merger or (2) those benefits provided to similarly situated employees of Verint. This obligation expires on the first anniversary of the effective time of the merger. Verint has also agreed to give continuing employees, which may include our executive officers, full credit for prior service with us for purposes of eligibility and vesting under Verint’s employee benefits plans and the determination of benefit levels under Verint’s employee benefits plans or policies relating to vacation or severance, as applicable. In addition, Verint has agreed to waive, or cause to be waived, any limitations on medical benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Verint and to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the merger becomes effective.

Employment Agreements with Certain Executive Officers

Verint has informed us that it has had preliminary discussions with certain of our executive officers regarding the terms of their continued employment with us or Verint after the merger is completed, including their possible roles, reporting lines, scope of responsibility and compensation. As of the date of this proxy statement, none of our executive officers or directors has entered into any agreement, arrangement or understanding in connection with the merger regarding employment with, or the right to receive compensation from us, Verint or any of its affiliates following the completion of the merger. Although no such post-closing agreement, arrangement or understanding in connection with the merger currently exists between any of our executive officers or directors and us, Verint or any of its affiliates, Verint expects that a number of our executive officers will continue to be employed by us or Verint after the merger is completed and Verint has informed us that it expects to engage in further discussions with those executive officers and to enter into new arrangements with those executive officers either directly or through us.

Verint has also informed us that it has had preliminary discussions with certain of our executive officers who Verint expects will not continue their employment with us or with Verint or any of its affiliates after the merger is completed. Verint has informed us that it may enter into consulting agreements with such individuals pursuant to which such individuals would agree to provide consulting services to Verint for a specified period of time.

Rights Agreement Amendment

Prior to entering into the merger agreement, on February 11, 2007, our board of directors adopted and approved an amendment to the Rights Agreement, dated as of October 25, 2002, between us and SunTrust Bank (the predecessor to Computershare Trust Company, N.A.). The amendment amends certain sections and definitions of the rights agreement thereby rendering the rights agreement inapplicable to the acquisition by Verint or its affiliates of shares of Witness common stock in connection with the merger.

As a result of the amendment, (1) the preferred stock purchase rights issued under the Rights Agreement will be inapplicable to the merger, the merger agreement and the other transactions contemplated by the merger agreement, (2) the merger will not cause the rights to separate from the shares of our common stock or permit the our stockholders to exercise the rights, and (3) the preferred stock purchase rights issued under the Rights Agreement will expire immediately prior to the effective time of the merger.

No Financing Condition

The merger is not conditioned on Verint’s ability to obtain financing. Verint has indicated to us that it expects to fund the purchase price and other amounts payable by it in connection with the merger through a combination of the combined company’s existing funds, a $650 million debt financing commitment provided by Lehman Brothers, Deutsche Bank and Credit Suisse (and certain of their affiliates), and an up to $293 million preferred stock investment commitment by Comverse (which is Verint’s majority stockholder).

REGULATORY MATTERS

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period. Pre-merger notifications with the U.S. antitrust authorities were filed on behalf of us and Verint pursuant to the HSR Act on March 1, 2007, and both we and Verint received “early termination” of the waiting period on March 9, 2007.

Witness and Verint conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required by law or by the merger agreement or may otherwise be advisable in connection with the completion of the merger, including the United Kingdom (where receipt of regulatory approval is a condition under the merger agreement to Verint’s obligation to complete the merger) and Germany. Applications for approval were filed with the applicable regulatory authorities in the United Kingdom on March 7, 2007 and Germany on March 6, 2007. We expect the applicable regulatory authority in the United Kingdom to decide whether to approve the transaction or to refer it for further review on or about May 14, 2007 and the standard phase-one review period in Germany expires on April 10, 2007. It is possible that the regulatory authorities with which filings are made may seek concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “The Merger Agreement—Conditions to the Merger.”

We are not aware of any state regulatory requirements that remain to be complied with in order to complete the merger, other than the filing of the certificate of merger with the Secretary of State of the State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, the regulations promulgated under the Internal Revenue Code and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Witness common stock in light of the stockholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as stockholders whose functional currency is not the U.S. dollar, stockholders subject to the alternative minimum tax, stockholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a straddle, constructive sale or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of Witness common stock who acquired their shares through stock option or stock purchase plan programs or through other compensatory arrangements. This discussion assumes that holders of Witness common stock hold their shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally property held for investment). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly the Internal Revenue Service may not agree with the positions described in this proxy statement.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Witness common stock pursuant to the merger or upon the exercise of appraisal rights, in light of your individual circumstances.

If a partnership holds Witness common stock, the tax treatment of a partner will generally depend on the status of the partners and activities of the partnership. If you are a partner of a partnership holding Witness common stock, you should consult your own tax advisor.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Witness common stock that is:

•       a citizen or individual resident of the United States for U.S. federal income tax purposes;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•       a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•       an estate that is subject to U.S. federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Witness common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash for shares of common stock pursuant to the merger or upon the exercise of appraisal rights in connection with the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis for the shares surrendered. Generally, this gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to, or in connection with, the merger.

Capital gain recognized from the disposition of common stock held for more than one year will be long-term capital gain and will be subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of common stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.

Under the Internal Revenue Code, a U.S. holder of Witness common stock may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger or upon the exercise of appraisal rights in connection with the merger unless the U.S. holder is a corporation or other exempt recipient. In addition, the paying agent generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled, unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee’s U.S. federal income tax liability, if any. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger or upon the exercise of appraisal rights in connection with the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•       the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Internal Revenue Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax may apply to its dividend equivalent amount at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•       the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•       we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Witness common stock at any time during the five years preceding the merger, in which case the purchaser of our stock may withhold 10% of the cash payable to the non-U.S. holder in connection with the merger and the non-U.S. holder generally will be taxed on the holder’s net gain realized in the merger at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Internal Revenue Code). We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received pursuant to the merger or upon the exercise of appraisal rights in connection with the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Internal Revenue Code) or such holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov. See “Where You Can Find More Information.”

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, the Merger Subsidiary, a wholly owned subsidiary of Verint, will merge with and into us. The separate corporate existence of the Merger Subsidiary will cease, and we will continue as the surviving corporation and will become a wholly owned subsidiary of Verint.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as set forth in the certificate of merger and established by Verint and us. The closing of the merger will occur on a date specified by us and Verint, which shall be no later than the second business day after the conditions to effect the merger set forth in the merger agreement have been satisfied or waived, or such other date as Verint and we may agree. Although we expect to complete the merger as soon as possible following the special meeting of stockholders, we cannot specify when, or assure you that, we, Verint and the Merger Subsidiary will satisfy or waive all conditions to the merger.

Certificate of Incorporation and Bylaws

At the effective time of the merger, our certificate of incorporation will be amended in a form agreed by us and Verint and our bylaws will be amended and restated in their entirety so that immediately following the effective time of the merger they are identical to the bylaws of the Merger Subsidiary except that all references to the Merger Subsidiary will be to Witness.

Board of Directors of the Surviving Corporation

The directors of the Merger Subsidiary immediately prior to the effective time of the merger will be the initial directors of the surviving corporation.

Consideration to Be Received in the Merger

Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $27.50 in cash, less any applicable witholding taxes and without interest, other than shares of common stock that are:

•       owned by Verint or the Merger Subsidiary or any other wholly owned subsidiary of Verint immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•       owned by us or any of our wholly owned subsidiaries immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

•       held by a stockholder who is entitled to demand and has made a demand for appraisal of the fair value of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware and has not voted in favor of adoption of the merger agreement, until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

Verint and the surviving corporation will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock any amounts that it is required to deduct and withhold with respect to making such payment under the Internal Revenue Code, or any other applicable state, local or foreign tax law.

Payment Procedures

At or prior to the effective time of the merger, Verint will deposit with a bank or trust company mutually acceptable to us and Verint, which we refer to as the paying agent, for the benefit of our stockholders, cash in an amount sufficient to pay the cash amount payable to holders of our common stock under the terms of the merger agreement. Promptly, and in any event within five business days, after the effective time of the merger, Verint will cause the paying agent to mail to each holder of record of a certificate that immediately prior to the effective time of the merger represented outstanding shares of our common stock, a letter of transmittal and instructions for effecting the surrender of his, her or its stock certificates in exchange for the cash amount payable with respect to such certificates under the terms of the merger agreement. Upon surrender of a certificate to the paying agent, together with such letter of transmittal, duly completed and validly executed, the holder of such certificate shall be paid promptly the cash amount such holder has the right to receive pursuant to the merger agreement. No interest will be paid or will accrue on the cash payable upon surrender of a certificate to the paying agent. Verint is entitled to require that the paying agent deliver to it any funds that have not been distributed, at any time following one year after the effective time of the merger. After that date, holders of certificates who have not previously complied with the instructions to exchange their certificates will be entitled to look only to Verint for payment of their claim for the cash amount payable to holders of our common stock under the merger agreement. No interest will be paid to any holders of certificates of our common stock.

You should not send your Witness stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your Witness stock certificates with the enclosed proxy, and do not forward your stock certificates to the paying agent without a letter of transmittal.

If any of your certificates, which, immediately prior to the effective time represented outstanding shares of our common stock, have been lost, stolen or destroyed, you will be entitled to obtain the cash amount payable in respect of the shares formerly represented by those certificates after you make an affidavit of that fact and, if reasonably required by Verint or the paying agent, post a bond.

Stock Options and Employee Stock Purchase Plan

Under the merger agreement, each outstanding stock option of Witness that is vested at the effective time of the merger and has an exercise price below $27.50 will be cancelled and exchanged for a cash payment by Verint in an amount equal to the excess (if any) of $27.50 over the exercise price per option share multiplied by the number of shares of Witness common stock subject to such vested option. Witness stock options that are vested at the effective time of the merger and have an exercise price above $27.50 will be cancelled without payment.

Pursuant to the merger agreement, each outstanding stock option of Witness that is unvested at the effective time of the merger, will be assumed by Verint and will become an option to purchase shares of Verint common stock on the same terms and conditions as were applicable to the stock option immediately prior to the effective time of the merger. The number of shares of Verint common stock subject to each assumed option will be determined by multiplying the number of shares of Witness common stock that were subject to the option immediately prior to the effective time of the merger by the conversion ratio set forth in the merger agreement, and rounding that result down to the nearest whole number of shares of Verint common stock. The per share exercise price for the assumed option will be determined by dividing the per share exercise price of the Witness common stock subject to the option as in effect immediately prior to the effective time of the merger by the conversion ratio, and rounding that result up to the nearest whole cent. The conversion ratio, as set forth in the merger agreement, is the ratio obtained by dividing $27.50 by the average of the closing sales prices of a share of Verint common stock as reported on The Nasdaq Global Market for the twenty consecutive trading days immediately before the closing of the merger (subject to adjustment for stock splits and dividends). The merger agreement does not prohibit Verint from making necessary adjustments to the conversion ratio by modifying the exercise price per share and taking such other actions as may be necessary or appropriate to comply with Section 409A of the Internal Revenue Code of 1986, as amended and preserve the intended tax treatment of each outstanding unvested option.

We froze our employee stock purchase plan effective April 1, 2007 and have prohibited participants in the plan from increasing their payroll deductions or commencing purchase elections from those in effect on February 11, 2007. We have also agreed to terminate our employee stock purchase plan immediately as of or prior to the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Verint and the Merger Subsidiary and representations and warranties made by Verint and the Merger Subsidiary to us. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement between Verint and the Merger Subsidiary, on the one hand, and us, on the other hand. Moreover, some of those representations and warranties were made as of a specified date or may have been used for the purpose of allocating risk between the parties to the merger agreement. We have not made representations or warranties as to the effects of, or potential future effects or changes that could reasonably be expected to result from or to occur in, matters relating to the investigation of our prior stock option grants and stock option granting practices, the investigation by the special committee of our board of directors and its findings, litigation related to our prior stock option grants and stock option granting practices, the delisting proceedings by The Nasdaq Global Market, the restatement of our financial statements and related matters.

Our representations and warranties in the merger agreement include representations and warranties relating to, among other things:

•       corporate matters, including due organization, standing, power to conduct our business and qualification to do business;

•       our capitalization;

•       our subsidiaries;

•       the authorization, execution, delivery, performance and enforceability of the merger agreement;

•       the absence of conflicts with, or violations of, our or our subsidiaries’ organizational documents, certain contracts, applicable law or judgments, orders or decrees or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•       required consents and approvals as a result of the execution, delivery and performance by us of the merger agreement;

•       the filing of all registration statements, forms, reports and other documents required to be filed by us with the SEC since January 1, 2004, the accuracy of the information contained in those filings and the compliance of those filings with applicable requirements of the Securities Act of 1933, as amended, the Exchange Act and the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, and, with respect to financial statements contained therein, preparation in accordance with generally accepted accounting principles applied on a consistent basis;

•       the accuracy and completeness of information provided by us for inclusion in the proxy statement;

•       the maintenance and effectiveness of disclosure controls and procedures and internal control over financial reporting, and compliance with related certification and reporting requirements, under applicable federal securities laws;

•       our compliance with applicable listing and other rules and regulations of The Nasdaq Global Market;

•       the absence of undisclosed material liabilities;

•       the conduct of our business since September 30, 2006, and the absence of certain changes related thereto;

•       the filing of tax returns, status of unpaid taxes and other tax matters;

•       our owned and leased real property;

•       our intellectual property and licenses;

•       our material contracts;

•       investigations and litigation or other proceedings;

•       environmental matters;

•       our employee benefits plans;

•       compliance with laws;

•       permits;

•       labor matters;

•       insurance;

•       our receipt of an opinion from Goldman Sachs as to the fairness of the $27.50 per share to be received by our stockholders from a financial point of view;

•       the inapplicability of state anti-takeover statutes;

•       the amendment to our rights agreement necessary to render it inapplicable to the merger, the merger agreement and the other transactions contemplated by the merger agreement; and

•       the absence of undisclosed brokers’ fees.

The merger agreement also contains representations and warranties made by Verint and the Merger Subsidiary to us, including representations and warranties regarding, among other things:

•       their organization, standing, power to carry on their businesses and other corporate matters;

•       the authorization, execution, delivery, performance and enforceability of the merger agreement;

•       the absence of conflicts with, or violations of, Verint’s or the Merger Subsidiary’s organizational documents, certain contracts, applicable law or judgments, orders or decrees or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•       required consents and approvals as a result of their execution, delivery and performance of the merger agreement;

•       the accuracy and completeness of information provided by Verint for inclusion in this proxy statement;

•       investigations and litigation or other proceedings;

•       the formation and operations of the Merger Subsidiary;

•       ownership of our common stock by Verint; and

•       the receipt and effectiveness of the equity and debt commitment letters and Verint’s ability to pay all amounts that it is required to pay in connection with the merger.

Some of our representations and warranties are qualified by a material adverse effect standard. A “material adverse effect” means, with respect to us, any change, event, circumstance, effect, or development that has or would be reasonably expected to have a material adverse effect on (1) the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of us and our subsidiaries, taken as a whole, or (2) our ability to perform our obligations under the merger agreement or consummate the transactions contemplated by the merger agreement, except, that none of the following will constitute or be considered in determining whether there has occurred a material adverse effect:

•       economic factors affecting the national, regional or world economy to the extent that such factors do not have a materially disproportionate affect on us or our subsidiaries as compared to similarly situated companies in the industry in which we and our subsidiaries participate;

•       factors generally affecting the industries or markets in which we or our subsidiaries operate to the extent that such factors do not have a materially disproportionate affect on us or our subsidiaries as compared to similarly situated companies in the industry in which we and our subsidiaries participate;

•       actions required to be taken by us or Verint under the merger agreement or the pendency or announcement of the transactions contemplated by the merger agreement, including actions of our competitors or delays or cancellations of orders for our products or losses of our employees; provided that such actions would not result in a breach of our representations and warranties pertaining to the authorization, execution, delivery, performance and enforceability of the merger agreement or the absence of conflicts with, or violations of, our or our subsidiaries’ organizational documents, certain contracts, applicable law or judgments, orders or decrees or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•       any matters relating to or arising out of the investigation of our prior stock option grants and stock option granting practices, the investigation by the special committee of our board of directors and its findings, litigation related to our prior stock option grants and stock option granting practices, the delisting proceedings by The Nasdaq Global Market, the restatement of our financial statements and related matters, or any proceedings, investigations, inquiries and claims regarding the Company’s stock option grant practices as well as any other matters relating to or arising out of the option grant practices that are the subject matter of such proceedings, investigations, inquiries or claims;

•       changes in law, rules or regulations;

•       changes in generally accepted accounting principles;

•       any action that is required to be taken pursuant to or in accordance with the merger agreement or requested by Verint;

•       any fees or expenses incurred by us in connection with the transactions contemplated by the merger agreement;

•       any failure by us to meet any projections, guidance, estimates or forecasts for or during any period ending on or after February 11, 2007;

•       any stockholder litigation arising from or relating to the merger agreement or the merger;

•       a decline in the price of our common stock in and of itself (but not the underlying reasons of any such decline); or

•       any outbreak or escalation of war, terrorism or armed conflict that directly or indirectly affects the business of us or our subsidiaries, to the extent that such outbreak or escalation does not have a materially disproportionate affect on us and our subsidiaries, taken together as a whole, as compared to similarly situated companies in the industry in which we and our subsidiaries participate.

The representations and warranties contained in the merger agreement will not survive the completion of the merger.

Covenants Relating to the Conduct of Our Business

From February 11, 2007 through the effective time of the merger or the earlier termination of the merger agreement, we have agreed that, except for specified exceptions, as expressly provided or permitted in the merger agreement or as consented to by Verint (which consent may not be unreasonably withheld, conditioned or delayed), we will, and will cause our subsidiaries to:

•       act and carry on our business in the ordinary course;

•       comply in all material respects with all applicable laws and the requirements of all of our material contracts;

•       use our commercially reasonable efforts to maintain and preserve intact in all material respects our business organization and the goodwill of those having business relationships with us and retain the services of our present officers and key employees; and

•       use our commercially reasonable efforts to keep in full force and effect all insurance policies maintained by us and our subsidiaries, other than changes to such policies made in the ordinary course of our business.

We have also agreed that during the same period, except for specified exceptions or as expressly provided or permitted in the merger agreement, we will not, and will not permit any of our subsidiaries to, do any of the following without the prior written consent of Verint (which consent may not be unreasonably withheld, conditioned or delayed):

•       declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of our capital stock (other than dividends and distributions by one of our direct or indirect wholly owned subsidiaries to its parent;

•       split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or any of our other securities;

•       purchase, redeem or otherwise acquire any shares of our capital stock or any other of our securities or any rights, warrants or options to acquire any such shares or other securities, except, for the acquisition of shares of our common stock (1) from holders of our stock options in full or partial payment of the exercise price payable by such holder upon exercise of our stock options to the extent required or permitted under the terms of such stock options or (2) from our former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to us or any of our subsidiaries;

•       issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of our capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than the issuance of shares of our common stock (1) upon the exercise of our outstanding warrants, (2) upon the exercise of our stock options outstanding on February 11, 2007 or (3) pursuant to our employee stock purchase plan;

•       amend our certificate of incorporation, bylaws or other comparable charter or organizational documents;

•       acquire, by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division;

•       acquire any assets that are material, in the aggregate, to us and our subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of our business;

•       sell, lease, license, pledge or otherwise dispose of or encumber any properties or assets held by us or any of our subsidiaries, with a fair market value in excess of $500,000 other than in the ordinary course of our business;

•       subject to limited exceptions, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business);

•       subject to limited exceptions, issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of us or any of our Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the same economic effect;

•       subject to limited exceptions, make any loans, advances (other than routine advances to our and our subsidiaries’ employees in the ordinary course of our business) or capital contributions to, or investment in, any other person, other than us or any of our direct or indirect wholly owned subsidiaries;

•       other than in the ordinary course of our business, enter into any hedging agreement or other financial agreement or arrangement designed to protect us or our subsidiaries against fluctuations in exchange rates;

•       subject to limited exceptions, make any capital expenditures or other expenditures with respect to property, plant or equipment;

•       make any material changes in our financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in U.S. generally accepted accounting principles;

•       make, change or revoke any material tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of taxes or which would reasonably be expected to materially increase the obligations of us or our subsidiaries to pay taxes in the future, or materially amend any tax return, or make any material change to our method of reporting income, deductions or other tax items for tax purposes;

•       other than as required to comply with applicable law or agreements, plans or arrangements existing on February 11, 2007 and except for the payment of annual bonuses to employees for our 2006 fiscal year:

•        adopt, enter into, terminate or amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (subject to limited exceptions);

•        increase the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee except for annual increases of salaries in the ordinary course of our business;

•        accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by the merger agreement;

•        grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, except for the grant of options to purchase up to 2,000,000 shares in the aggregate of our common stock provided that such grants are made in accordance with our written plans and consistent with past practice and such grants do not include acceleration provisions in connection with a change of control of us; or

•        take any action other than in the ordinary course of our business to fund or in any other way secure the payment of compensation or benefits under any of our employee plans;

•       adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than transactions exclusively between our wholly owned subsidiaries;

•       enter into, terminate or amend any of our material contracts in a manner material and adverse to the us, other than in the ordinary course of our business;

•       enter into or extend the term or scope of any contract that purports to restrict us, or any of our existing or future subsidiaries or affiliates, from engaging in any line of business or in any geographic area;

•       enter into, renew or amend any of our material contracts (other than a customer contract) with a term in excess of one year that is not terminable on no more than 30 days prior written notice without material liability or financial obligation;

•       amend or modify our engagement letter with Goldman Sachs

•       enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by the merger agreement;

•       release any person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

•       settle or compromise any pending litigation for an amount in excess of $750,000, individually or in the aggregate or settle or compromise any material litigation, proceeding or investigation, except where the failure to settle or compromise such litigation, in the good faith judgment of our board of directors, would violate, or would be reasonably expected to violate, the fiduciary duties of our board of directors and our stockholders and we provide Verint with prior written notice in advance of any such settlement;

•       other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims, or obligations reflected or reserved against in our September 30, 2006 balance sheet or incurred since September 30, 2006 in the ordinary course of our business, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise); or

•       authorize any of, or commit or agree, to take any of the foregoing actions.

No Solicitation

We have agreed not to, and to cause our representatives not to, directly or indirectly:

•       solicit, initiate or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any of the following (each of which we refer to as an acquisition proposal):

•        a merger, consolidation, dissolution, recapitalization, share exchange or other business combination involving us and our subsidiaries;

•        any direct or indirect acquisition (whether in a single transaction or series of transactions) of assets held by us and our subsidiaries, including securities of our subsidiaries, equal to 20% or more of our consolidated assets or to which 20% or more of our earnings on a consolidated basis are attributable;

•        any direct or indirect acquisition (whether in a single transaction or series of transactions) of beneficial ownership of 20% or more of any class of our equity securities;

•        any tender offer or exchange offer that if consummated would result in any person or group beneficially owning more than 20% or more of any class of our equity securities;

•       enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information relating to, any acquisition proposal or in respect of any such inquiry; or

•       enter into any agreement related to any acquisition proposal or resulting from any such inquiry other than confidentiality agreements with provisions in favor of us that are not materially less favorable to us than our confidentiality agreement with Verint and that expressly permit us to disclose the identity of the other party to the agreement and the material terms of such inquiry or acquisition proposal.

Notwithstanding the limitations described in the bullets in the immediately preceding paragraph, we may, under specified circumstances:

•        furnish information with respect to us to any person and their representatives making an acquisition proposal or an inquiry provided that such person has entered into a confidentiality agreement with us with confidentiality provisions in favor of us that are not materially less favorable to us than our confidentiality agreement with Verint and that expressly permit us to disclose the identity of the other party to the agreement and the material terms of such inquiry or acquisition proposal;

•        engage in discussions or negotiations including solicitation of revised acquisition proposals with such person and its representatives regarding any such acquisition proposal or inquiry; or

•        amend, or grant a waiver or release under, any standstill or similar agreement with such Person or with Verint.

We may not take any of the actions described above unless (1) in response to an unsolicited, bona fide acquisition proposal that did not result from a breach of the merger agreement and our board of directors determines in good faith, after consultation with our outside counsel and our financial advisor is, or would be reasonably likely to constitute, a superior proposal, (2) if our board of directors determines in good faith, after consultation with our outside counsel that failure to do so would reasonably be likely to result in a breach by our board of directors of its fiduciary duties to our company or our stockholders, and (3) after providing Verint with not less than 48 hours’ written notice of our intention to take such actions.

In addition, subject to certain exceptions:

•       our board of directors may not withhold, withdraw or modify in a manner adverse to Verint the approval or recommendation by our board of directors to vote in favor of the adoption of the merger agreement;

•       our board of directors may not approve or recommend, or propose to publicly approve or recommend, or cause us to enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement regarding any acquisition proposal; and

•       our board of directors may not adopt, approve, or recommend any other acquisition proposal.

However, our board of directors may, under specified circumstances, take any of the actions described in the three bullets immediately above if our board determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary obligations under applicable law or that failure to take such action could violate its fiduciary duties to us or our stockholders. No such change in our board’s recommendation may be made in response to a superior proposal until the third business day after we deliver to written notice to Verint advising Verint that our board intends to make the change and specifying the terms and conditions of such superior proposal (unless there are less than three business days left before the special meeting, in which case we must provide as much notice as is reasonably practicable). Any amendment to the financial terms or other material terms of the superior proposal requires a new notice to Verint and a new three business day period (unless there are less than three business days left before the special meeting, in which case we must provide as much notice as is reasonably practicable).

In addition, our board is not permitted to change its recommendation unless, (x) we notify Verint in writing at least three business days beforehand (unless less than three business days remain before the special meeting, in which case we must provide as much notice as reasonably practicable) of our intention to make a change in our board’s recommendation and we attach the most current version of any proposed agreement or a detailed summary of all material terms of any such proposal and the identity of the other offeror (to the extent not prohibited by any confidentiality agreement executed by us before February 11, 2007), and (y) Verint does not propose, within three business days (or such lesser period as specified above) after we deliver the required written notification, adjustments to the terms and conditions of the merger agreement that would enable our board to proceed with its recommendation in favor of the merger agreement to our stockholders.

We have further agreed to immediately terminate and discontinue, and to cause our subsidiaries and representatives to immediately terminate and discontinue, all discussions or negotiations that commenced prior to February 11, 2007 with respect to any offer or proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal.

Nothing in the merger agreement prohibits us from taking and disclosing a position to our stockholders with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act or from making any disclosure to our stockholders, if our board of directors determines in good faith, after consultation with outside counsel, that failure to so disclose would be inconsistent with its obligations under applicable law.

The merger agreement defines a superior proposal as any bona fide written proposal, obtained after the date of the merger agreement, made by a third party and not in material breach of the merger agreement, to acquire more than 50% of our equity securities or more than 50% of the consolidated total assets of us and our subsidiaries, which is not subject to a financing contingency and (1) which is made on terms which our board of directors determines in its good faith judgment (after consultation with its financial and legal advisors) to be more favorable to our stockholders from a financial point of view than the transactions contemplated by the merger agreement (including any offer by Verint to amend the terms of the merger agreement, which offer is not revocable for at least three business days) and (2) which our board of directors has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

We have agreed (1) to promptly advise Verint, orally and in writing, and in no event later than 24 hours after receipt, of any proposal, offer or inquiry received by, any request for information from, or any contact seeking to initiate or continue discussions or negotiations with, us in respect of any acquisition proposal, (2) to indicate the identity of the person making such proposal, offer, inquiry or other contact and provide copies of any written materials received from or on behalf of such person relating to such proposal, offer, inquiry or request to the extent not prohibited by any confidentiality agreement executed by us prior to February 11, 2007, (3) to indicate the material terms and conditions of any proposals or offers or the nature of any such proposals or offers or the nature of any such inquiries, requests or contacts, (4) to include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), (5) to promptly keep Verint fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests, and (6) to the extent not prohibited by any confidentiality agreement executed by us prior to February 11, 2007, to provide Verint with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests and the status of any such discussions or negotiations.

Stockholders Meeting

The merger agreement requires us to take actions to establish a record date for, duly call, give notice of, convene and hold as promptly as practicable a meeting of our stockholders to adopt the merger agreement. Subject to the provisions described above under “—No Solicitation,” our board of directors is required to recommend adoption of the merger agreement by our stockholders and include such recommendation in this proxy statement. Subject to the provisions described above under “—No Solicitation,” we are required to take all reasonable and lawful action to solicit from our stockholders proxies in favor of adoption of the merger agreement. Our obligations are not affected shall not be affected by (1) the commencement, public proposal, public disclosure or communication to us of any acquisition proposal or (2) the withdrawal or modification by our board of directors or any committee of our board of directors of our board of directors’ recommendation that our stockholders adopt the merger or approval of the merger agreement or the merger.

Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, Verint and the surviving corporation will, jointly and severally, indemnify and hold harmless each person who is, or has been at any time prior to the effective time of the merger, a director or officer of ours or of one of our subsidiaries against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether internal or external, arising out of or pertaining to the fact that such person is or was a director or officer of ours or of one of our subsidiaries, whether asserted or claimed prior to, at or after the effective time of the merger, to the full extent required or permitted under indemnification provisions of our or our subsidiaries’ certificate of incorporation and bylaws or other agreements as in effect on February 11, 2007.

In addition, from and after the effective time the merger, Verint and the surviving corporation will fulfill and honor in all respects the obligations of us and our subsidiaries pursuant to: (i) each indemnification agreement in effect between us and any of our directors or officers; and (ii) any indemnification provision and any exculpation provision set forth in our or any of our subsidiaries’ certificate of incorporation, bylaws or other charter or organizational documents as in effect on February 11, 2007.

In addition, from the effective time of the merger through the sixth anniversary of the effective time of the merger, Verint shall cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of our present and former directors and officers than are presently set forth in our certificate of incorporation and bylaws. In addition, the foregoing provisions shall not be amended, repealed, or otherwise modified in any manner that could adversely affect the rights of any person benefited by such provisions. If, at any time prior to the sixth anniversary of the effective time of the merger, any of our current officers or directors delivers to us, the surviving corporation or Verint, as applicable, a written notice asserting a claim for indemnification, then the claim asserted in such notice will survive the sixth anniversary of the effective time of the merger until such time as such claim is fully and finally resolved.

Verint has also agreed to cause the surviving corporation to maintain in effect, at no expense to the beneficiaries, for six years after the merger, our current directors’ and officers’ liability insurance policies with respect to events occurring at or prior to the effective time of the merger provided that the annual premium does not exceed 250% of the last annual premium paid by us prior to the effective time of the merger. Alternatively, the surviving corporation may purchase a six-year “tail” policy on our current directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the effective time of the merger.

Agreement to Take Further Action and to Use Best Efforts

Subject to the terms and conditions of the merger agreement, we, Verint and the Merger Subsidiary have each agreed to use best efforts to (1) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable, (2) as promptly as practicable, obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by us, Verint or any of their respective subsidiaries (including the Merger Subsidiary) in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated hereby, (3) as promptly as practicable, make all necessary filings and thereafter make any other required submissions, with respect to the merger agreement and the merger required under (A) the Securities Exchange Act of 1934, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental requests thereunder, and any other applicable antitrust laws, and (C) any other applicable law and (4) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement. We, Verint and the Merger Subsidiary also agreed to cooperate with each other in connection with the making of all filings, including providing copies of all documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection with such filings. We, Verint and the Merger Subsidiary will use our respective best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by the merger agreement.

In addition, Verint and the Merger Subsidiary have agreed, as promptly as practicable following the execution of the merger agreement, file with the United States Federal Trade Commission, which we refer to as the FTC and the United States Department of Justice, which we refer to as the DOJ, the notification and report form for the transactions contemplated by the merger agreement, and any supplemental information requested pursuant to the HSR Act, and all other filings under any applicable antitrust, competition, merger clearance or similar laws as may be required, in addition to any voluntary filing in the United Kingdom. Pre-merger notifications with the U.S. antitrust authorities were filed on behalf of us and Verint pursuant to the HSR Act on March 1, 2007 and both we and Verint received “early termination” of the waiting period on March 9, 2007. Verint filed an application for approval with the applicable regulatory authority in the United Kingdom on March 7, 2007 and we expect the authority to decide whether to approve the transaction or to refer it for further review on or about May 14, 2007. We, Verint and the Merger Subsidiary will not make any non-mandatory foreign antitrust filing other than the filing in the United Kingdom, without the prior written consent of the other parties to the merger agreement, which consent will, in all instances, not be unreasonably withheld, delayed or conditioned. Verint also made a filing with the German antitrust regulators on March 6, 2007. The standard phase-one review period in Germany expires on April 10, 2007. Verint is obligated to pay the filing fees associated with all filings under applicable antitrust laws made in connection with the transactions contemplated by the merger agreement. We, Verint and the Merger Subsidiary are required to furnish, and shall cause our respective affiliates to furnish, to the other party the necessary information and reasonable assistance as may requested in connection with the preparation of any filing, presentation or submission that is necessary under any applicable antitrust law. We, Verint and the Merger Subsidiary shall, and shall cause our respective affiliates to (1) promptly notify the other party of (and, at the other party’s reasonable request, supply to such other party’s counsel) any communication (or other correspondence or memoranda) to that party or its counsel from any governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communication; (2) not participate in any substantive meeting or discussion with any governmental entity unless it consults with the other party in advance, and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate in such meeting; (3) furnish the other party’s counsel with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between the party and the governmental entity, except that any materials concerning valuation of the transactions contemplated by the merger agreement or internal financial information may be redacted; (4) furnish to the other party necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary with any governmental entity; and (5) permit the other party’s counsel to review in advance and, consider in good faith the views of the other party in connection with any proposed written communication to any governmental entity.

Verint and the Merger Subsidiary also agreed to propose, negotiate, offer to commit and effect, by consent decree, “hold separate” order or otherwise, the sale, divestiture or disposition of such assets or businesses of Verint or the surviving corporation, or their respective Subsidiaries, or otherwise offer, commit to take and take any action which Verint or the Merger Subsidiary is capable of taking that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Verint, the surviving corporation or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any decree, judgment, injunction or other order, which would have the effect of preventing or delaying the effective time beyond February 11, 2008. However, Verint is not obligated to take any of the foregoing actions if doing so would reasonably be likely to have a material adverse effect on us, Verint and our and Verint’s respective subsidiaries, taking us, Verint and such subsidiaries together as a whole. Unless either we or Verint have received the advice of outside counsel that any of the following actions does not have a reasonable probability of success or that taking such actions would reasonably be likely to have a material adverse effect on us, Verint and our and Verint’s respective subsidiaries, taking us, Verint and such subsidiaries together as a whole. We and Verint must take any and all actions necessary in order to ensure that (1) no requirement for a waiver, consent or approval of the FTC, the Antitrust Division of the DOJ, any State Attorney General or other governmental entity, (2) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (3) no other matter relating to any antitrust or competition law or regulation would preclude consummation of the merger by February 11, 2008, unless the party that would be required to take such action has received the advice of outside counsel that such action does not have a reasonable probability of success.

Except as otherwise expressly provided in the merger agreement, we, Verint and the Merger Subsidiary must give, and cause our respective subsidiaries to give, any notices to third parties, and use, and cause our respective subsidiaries to use, our commercially reasonable efforts to obtain any third party consents, the absence of which would reasonably be expected to have a material adverse effect on us or Verint or to prevent the consummation of the merger.

Financing

Verint has indicated that it expects to fund the purchase price and other amounts payable by it in connection with the merger through a combination of the combined company’s existing funds, a $650 million debt financing commitment provided by Lehman Brothers, Deutsche Bank and Credit Suisse (and certain of their affiliates) and an up to $293 million preferred stock investment commitment by Comverse (Verint’s majority stockholder). The funding of the debt financing commitment and the preferred stock investment commitment are not conditions to the closing of the merger.

Debt Financing

Verint obtained a debt financing commitment from Lehman Brothers, Deutsche Bank and Credit Suisse (and certain of their affiliates), for up to a $675.0 million senior secured credit facility, of which up to $650.0 million may be used to fund amounts payable by Verint in connection with the merger. The final terms of the debt financing are subject to the negotiation of mutually acceptable definitive documentation, which will include customary representations and warranties, affirmative and negative covenants (including a maximum total leverage ratio financial covenant), and events of default. Additionally, the lenders’ provision of the debt financing is subject to the satisfaction of specified conditions precedent, including consummation of the merger and consummation of the Comverse equity financing described below, no company material adverse effect (as defined in the merger agreement), and delivery of specified financial information regarding Verint and us. The debt financing commitment does not require the delivery of audited financial statements by Verint.

The above description of the terms of the debt financing is based solely on the debt financing commitment letter, and subject to Verint’s obligations described below, may be subject to change prior to or in connection with any entry by Verint into definitive documentation in respect thereof.

Equity Financing

Verint also obtained a commitment from Comverse to finance $293 million of the purchase price in the merger through the purchase of additional equity in Verint. Pursuant to the equity commitment letter dated February 11, 2007, Comverse has agreed to purchase up to $293 million of the Verint’s perpetual preferred stock. The equity commitment is subject only to the closing conditions set forth in the merger agreement and the substantially concurrent closing of the debt financing for the balance of the amounts to be paid to our stockholders and holders of vested options in the merger and related fees and expenses.

Verint and the Merger Subsidiary’s Obligations under the Merger Agreement

Verint and the Merger Subsidiary are required to use their best efforts to obtain the proceeds of the debt and equity financing, which we refer to as the financing, including using their best efforts to (A) consummate the financings, contemplated by the debt and equity commitment letters at such time as all of the conditions to Verint’s and the Merger Subsidiary’s obligation to effect the merger are satisfied, (B) maintain the effectiveness of the commitment letters, and the related term sheets and fee letters, in accordance with their respective terms, other than such amendments or modifications as would not reasonably be expected to impair Verint’s and the Merger Subsidiary’s ability to consummate the transactions contemplated by the merger agreement, (C) enter into definitive agreements with respect to the financings contemplated by the commitment letters consistent with their terms and conditions, and (D) satisfy on a timely basis all conditions precedent to funding in such agreements and in the commitment letters, and the related term sheets and fee letters. However, Verint may terminate the debt commitment letter, if prior to or substantially concurrently with the termination, (1) Verint enters into a replacement commitment letter that contains no conditions to funding beyond, or materially and adversely modified from, the conditions in the debt commitment letter, and (2) provides for financing in an amount that, when taken together with the amount of equity provided under the equity commitment letter, is not less than that provided for in the financing as of February 11, 2007. The occurrence of the financing and/or the Verint’s receipt of the proceeds from the financing are not conditions to the obligations of the Verint and the Merger Subsidiary to effect the merger.

We are required to use our commercially reasonable efforts to assist and cooperate with Verint and the Merger Subsidiary in connection with their efforts to obtain the proceeds of the financing. Such efforts include but are not limited to using our commercially reasonable efforts to provide information relating to us that is reasonably requested by the financial institution or institutions providing the financing, using our commercially reasonable efforts to make our representatives and advisors reasonably available in connection with syndication efforts regarding the financing, and using commercially reasonable efforts to execute and deliver customary certificates and other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the debt financing as may be reasonably requested by Verint in connection with the debt financing. However, our obligations under any certificate, document or instrument will not be effective until the effective time of the merger and we are not required to pay any commitment or other similar fee or incur any other liability in connection with the debt financing prior to the effective time of the merger.

Benefit Arrangements

Verint has agreed to provide continuing employees health and welfare benefits that are reasonably comparable, in the aggregate to, at Verint’s election, either (1) those benefits provided by Witness immediately prior to the effective time of the merger or (2) those benefits provided to similarly situated employees of Verint. This obligation expires on the first anniversary of the effective time of the merger. Verint has also agreed to give continuing employees, which may include our executive officers, full credit for prior service with us for purposes of eligibility and vesting under Verint’s employee benefits plans and the determination of benefit levels under Verint’s employee benefits plans or policies relating to vacation or severance, as applicable. In addition, Verint has agreed to waive, or cause to be waived, any limitations on medical benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Verint and to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the merger becomes effective.

Additional Agreements

The merger agreement contains additional agreements between us and Verint relating to, among other things:

•       our agreement to use commercially reasonable efforts to continue the quotation of our common stock on The Nasdaq Global Market;

•       Verint’s reasonable access, upon reasonable notice, during normal business hours, to information regarding us and our subsidiaries, and the confidentiality of such information;

•       delivery by us to Verint of (1) reports and other documents filed or received by us pursuant to the requirements of federal or state securities laws and (2) other information about us, our business, properties, assets, financial reporting and personnel as Verint may reasonably request;

•       that immediately prior to the effective time of the merger, we will have available in the United States excess cash on hand in an aggregate amount of not less than $75 million; and

•       our agreement to consult with each other regarding any public announcements with respect to the merger and the merger agreement.

Conditions to the Merger

Each party’s obligations to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•       the adoption of the merger agreement by our stockholders;

•       other than the filing of the certificate of merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods (including the waiting period under the HSR Act, which was terminated on March 9, 2007) imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, the absence or omission of which would reasonably be expected to have a material adverse effect on us, Verint and our respective subsidiaries, taking us, Verint and our subsidiaries together as a whole, shall have been filed or been obtained or shall have occurred on terms and conditions which would not reasonably be expected to have a material adverse effect on us, Verint and our respective subsidiaries, taking us, Verint and such subsidiaries together as a whole. The failure to procure the termination of the waiting period under the HSR Act (which was procured on March 9, 2007) or to obtain antitrust approval of the United Kingdom regulators (which is pending as of the date of this proxy statement) following compliance with the actions described in the section entitled “Agreement to Take Further Action and to Use Best Efforts” shall be deemed a material adverse effect on us, Verint and our respective subsidiaries, taking us, Verint and such subsidiaries together as a whole. The approval of the German antirust regulators is not a condition to the merger;

•       there shall not be pending before any court of competent jurisdiction any legal proceeding commenced by a governmental entity against us, Verint or the Merger Subsidiary that seeks to prohibit the consummation of the merger that both (1) would reasonably be expected to result in a judgment adverse to Verint or us and (2) would reasonably be expected to result in a material adverse effect on us or Verint; and

•       no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•       the representations and warranties of Verint and the Merger Subsidiary in the merger agreement must be true and correct as of the closing date as though made on and as of the closing date, except (1) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (2) for changes contemplated by the merger agreement and (3) where the failure to be true and correct without giving effect to any materiality or material adverse effect limitations, individually or in the aggregate, has not had a material adverse effect on Verint; and

•       Verint and the Merger Subsidiary must have performed in all material respects all covenants, agreements and obligations required to be performed by each of them under the merger agreement on or prior to the closing date.

In addition, the obligations of Verint and the Merger Subsidiary to effect the merger are subject to the satisfaction or waiver of the following conditions:

•       our representations and warranties set forth in the merger agreement must be true and correct on the date of the merger agreement and as of the closing date, as though made on and as of the closing date, except (1) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (2) where the failure to be true and correct without giving effect to any materiality limitation, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on us and our subsidiaries, taken as a whole;

•       we must have performed in all material respects all covenants, agreements and obligations required to be performed by us under the merger agreement on or prior to the closing date;

•       there shall have occurred no events or changes since February 11, 2007 that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole; and

•       we must have filed all annual and quarterly reports on Forms 10-K and 10-Q required to be filed by us as of and at the date of each of the following:  (1) the filing of this proxy statement; (2) the mailing of the proxy statement to our stockholders; (3) the special meeting of our stockholders; and (4) the closing date.

Termination of the Merger Agreement

We and Verint may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our stockholders have adopted the merger agreement.

Either we or Verint can terminate the merger agreement if:

•       the merger has not been consummated by February 11, 2008; however, (1) this right to terminate the merger agreement is not available to any party whose failure (or whose subsidiary’s failure) to fulfill any obligation under this merger agreement has been a principal cause of or resulted in the failure of the effective time of the merger to occur on or before February 11, 2008, and (2), that the passage of the one year period shall be tolled for up to three months during which any party is subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the merger;

•       if a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•       our stockholders fail to adopt the merger agreement at the special meeting, except that we do not have the right to terminate the merger agreement if our action or failure to act caused the failure to obtain the required stockholder vote and constituted a breach of the merger agreement. We refer to any termination of the merger agreement on the basis described in this bullet as a Special Meeting Termination.

Verint can terminate the merger agreement if:

•       our board of directors withholds, withdraws or modifies its recommendation that our stockholders adopt the merger agreement in a manner adverse to Verint;

•       our board of directors has not rejected any acquisition proposal (including, by taking no position with respect to the acceptance by our stockholders of a tender offer or exchange offer, which constitutes a failure to reject an acquisition proposal) within three business days after receipt of a written request from Verint that we do so if such request is made following the making by any person of an acquisition proposal;

•       our board of directors fails to publicly reconfirm the its recommendation that our stockholders adopt the merger agreement within three business days after receipt of a written request from Verint that we do so if such request is made following the public disclosure by any person of an acquisition proposal; or

•       if we breach any representation or warranty (except where the breach, individually or in the aggregate, has not had a material adverse effect on us) or fail to perform any covenant or agreement in merger agreement and such breach or failure to perform (1) would cause certain of Verint’s conditions to closing not to be satisfied and (2) if curable, has not been cured within 20 days of our receipt of written notice of such breach or failure to perform. We refer to any termination of the merger agreement on the basis described in this bullet as a Material Breach Termination.

We can terminate the merger agreement if:

•       Verint breaches any representation or warranty (except where the breach individually or in the aggregate, has not had a material adverse effect on Verint), or fails to perform any covenant or agreement in merger agreement and such breach or failure to perform (1) would cause certain of our conditions to closing not to be satisfied and (2) if curable, has not been cured within 20 days of our receipt of written notice of the breach or failure to perform.

Termination Fee

We will be required to pay Verint a termination fee of $35.5 million if:

•       an acquisition proposal has been made known to us or has been made directly to our stockholders generally or any person has publicly announced an intention, whether or not conditional or withdrawn, to make an acquisition proposal, and thereafter we or Verint terminate the merger agreement because (1) the effective time of the merger has not occurred before February 11, 2008, or (2) our stockholders fail to adopt the merger agreement at the special meeting and such acquisition proposal has been publicly disclosed or announced, and (3) we enter into a definitive agreement with respect to, or consummate, a transaction contemplated by any acquisition proposal within 12 months after the date the merger agreement is terminated;

•       an acquisition proposal has been made known to us or has been made directly to our stockholders generally or any person has publicly announced an intention, whether or not conditional or withdrawn,  to make an acquisition proposal, and thereafter (1) Verint terminates the merger agreement because we breach any representation or warranty, or fail to perform any covenant or agreement in merger agreement and such breach or failure to perform is willful and (A) would cause certain of Verint’s conditions to closing not to be satisfied and (B) if curable, has not been cured within 20 days of our receipt of written notice of the breach or failure to perform, and (2) we enter into a definitive agreement with respect to, or consummate, a transaction contemplated by any acquisition proposal within 12 months after the date the merger agreement is terminated; or

•       Verint terminates the merger agreement because our board of directors (A) (1) withholds, withdraws or modifies its recommendation that our stockholders adopt the merger agreement in a manner adverse to Verint; (2) has not rejected any acquisition proposal (including, by taking no position with respect to the acceptance by our stockholders of a tender offer or exchange offer, which constitutes a failure to reject an acquisition proposal, within three business days after receipt of a written request from Verint that we do so if such request is made following the making by any person of an acquisition proposal or (3) fails to publicly reconfirm the its recommendation that our stockholders adopt the merger agreement within three business days after receipt of a written request from Verint that we do so if such request is made following the public disclosure by any person of an acquisition proposal, and (B) we enter into a definitive agreement with respect to, or consummate, a transaction contemplated by any acquisition proposal.

We, Verint and the Merger Subsidiary may amend the merger agreement at any time before or after adoption of the merger agreement by our stockholders. However, after we have obtained stockholder approval, the parties may not amend the merger agreement in a manner that by law requires further approval by our stockholders without obtaining such further approval. The merger agreement also provides that, at any time prior to the effective time of the merger, we, Verint and the Merger Subsidiary may, to the extent permitted by law, extend the time for the performance of any obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties in the merger agreement or any document delivered in connection therewith or waive compliance with any of the agreements or, except as otherwise provided in the merger agreement, the conditions contained in the merger agreement.

APPRAISAL RIGHTS

Delaware law entitles the holders of shares of our common stock, who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware, to have their shares appraised by the Delaware Court of Chancery and to receive “fair value” of these shares as of completion of the merger in place of the cash amount payable to holders of our common stock, as determined by the court.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262.

The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to

Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex C to this proxy statement.

Section 262 requires that stockholders on the record date for the special meeting be notified not less than 20 days before the special meeting that appraisal rights will be available. A copy of Section 262 must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must:

•       be a holder of record of shares of our common stock;

•       deliver to us a written demand for appraisal of your shares of our common stock before the vote of stockholders with respect to the merger is taken;

•       not vote in favor of the merger; and

•       continuously hold your shares of our common stock through the completion of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the General Corporation Law of the State of Delaware. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (i.e., abstaining) will not operate as a waiver of the stockholder’s appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, hers or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of our common stock in connection with the merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of our common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of our common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of our common stock as to which appraisal is sought and where no number of shares of our common stock is expressly mentioned the demand will be presumed to cover all shares of our common stock which are held in the name of the record owner. Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and addressed to the Secretary of Witness Systems, 300 Colonial Center Parkway, Roswell, Georgia 30076 before the stockholder vote on the merger is taken at the special meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps summarized in this section.

Within 10 days after the effective date of the merger, the surviving corporation must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. At any time within 60 days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its shares of our common stock. Within 120 days after the effective date, either the surviving corporation or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery, which we refer to as the Chancery Court, demanding a determination of the fair value of the shares of our common stock held by all holders entitled to appraisal. Neither Witness nor Verint has any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within 10 days after a written request for the statement has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the surviving corporation. After notice to dissenting holders of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct such a hearing. At the hearing, the Chancery Court will determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

After determination of the holders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of our common stock.

In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares of our common stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees or expenses of experts) may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including without limitation reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal.

Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to our stockholders of record at a date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the holder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and may be subject to conditions the Chancery Court deems just.

In view of the complexity of Section 262, holders of shares of our common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on The Nasdaq Global Market under the symbol “WITS.” The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The Nasdaq Global Market.

	Witness Common Stock
	High	Low
Year Ended December 31, 2005
First Quarter	$20.00	$16.11
Second Quarter	$18.58	$15.68
Third Quarter	$21.10	$16.90
Fourth Quarter	$22.12	$18.28
Year Ending December 31, 2006
First Quarter	$25.48	$18.61
Second Quarter	$25.33	$18.07
Third Quarter	$20.37	$12.76
Fourth Quarter	$20.01	$15.17
Year Ending December 31, 2007
First Quarter	$26.99	$17.16
Second Quarter (through April 4, 2007)	$27.17	$26.95

The following table sets forth the closing sales prices per share of our common stock, as reported on The Nasdaq Global Market on February 9, 2007, the last full trading day before the public announcement of the proposed merger, and on April 4, 2007, the latest practicable date before the printing of this proxy statement:

Common Stock
February 9, 2007	$22.27
April 4, 2007	$27.10

If the merger is consummated, each share of our common stock will be converted into the right to receive $27.50 in cash, less any applicable withholding taxes and without interest, and our common stock will be removed from quotation on The Nasdaq Global Market and there will be no further public market for shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of April 1, 2007 about the beneficial ownership of shares of our common stock by:

•                    each person who we know to own beneficially more than 5% of the outstanding shares of our common stock;

•                    our directors;

•                    David Gould, our former chief executive officer;

•                    Nick Discombe, our current chief executive officer and one of the 3 most highly paid executive officers for our fiscal year ended December 31, 2006;

•                    William Evans, our chief financial officer;

•                    our three other most highly compensated executive officers who were serving as executive officers on December 31, 2006, (we refer to Mr. Gould, Mr. Evans and the persons described in this bullet as our “Named Executive Officers”); and

•                    all of our directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Class
5% Stockholders
Rainer Investment Management, Inc.(2)	2,075,931	6.0%
Artisan Partners Limited Partnership(3)	1,933,700	5.6%
Roxbury Capital Management, LLC(4)	1,883,647	5.4%
Pendragon Capital LLP(5)	1,819,400	5.25%
Directors and Named Executive Officers(6)
Tom Bishop(7)	29,010	*
Thomas J. Crotty(8)	50,000	*
Joel G. Katz(9)	49,000	*
Dan Lautenbach(10)	65,000	*
Peter Sinisgalli(11)	26,000	*
Nick Discombe(12)	191,353	*
David Gould(13)	1,379,081	4.0%
William Evans(14)	411,534	1.2%
Bill Robinson(15)	13,200	*
Phil Dawes(16)	27,747	*
Total for Directors and Named Executive Officers as a Group	2,241,925	6.4%

                 * Less than 1%

       (1) As of April 1, 2007, we had 34,764,483 shares of our common stock outstanding. The number of shares that each stockholder, director and executive officer beneficially owns is determined under rules promulgated by   the SEC. Under the SEC rules, a person is deemed to beneficially own (a) any shares that the person has sole or shared power to vote or invest and (b) any shares that the person has the right to acquire within 60 days after April 1, 2007 (i.e., May 31, 2007) through the exercise of any stock option or warrant, the conversion of any convertible security or the exercise of any other right. However, the inclusion of shares in this table does not mean that the named stockholder is a direct or indirect beneficial owner of the shares for any other purpose. Unless otherwise noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power (or shares this power with his or her spouse) over all shares listed as owned by the person or entity.

       (2) Rainer Investment Management, Inc.’s address is 601 Union Street, Suite 2801, Seattle, WA 98101. This information is based solely upon a Schedule 13G that the stockholder filed with the SEC on February 13, 2007.

       (3) These securities were acquired on behalf of discretionary clients of Artisan Partners Limited Partisan, which we refer to as Artisan. Persons other than Artisan are entitled to receive all dividends from, and proceeds from the sale of, such securities. Artisan’s address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. This information is based solely upon a Schedule 13G that the stockholder filed with the SEC on January 26, 2007.

       (4) Roxbury Capital Management, LLC’s address is 100 Wilshire Blvd., Suite 1000, Santa Monica, CA 90401. This information is based solely upon a Schedule 13G that the stockholder filed with the SEC on January 31, 2007.

       (5) Pendragon Capital LLP’s address is Berkeley Square House, 949 Berkley Square, London W15 6 BR, United Kingdom. This information is based solely upon a Schedule 13G that the Stockholder filed with the SEC on April 2, 2007.

       (6) The address of each of our executive officers and directors is c/o Witness Systems, Inc., 300 Colonial Center Parkway, Roswell, Georgia 30076.

       (7) Includes 29,010 shares that Mr. Bishop may acquire by exercising stock options that vest on or before May 31, 2007.

       (8) Includes 20,000 shares that Mr. Crotty may acquire by exercising stock options that vest on or before May 31, 2007.

       (9) Includes 43,000 shares that Mr. Katz may acquire by exercising stock options that vest on or before May 31, 2007.

(10) Includes 62,000 shares that Mr. Lautenbach may acquire by exercising stock options that vest on or before May 31, 2007.

(11) Includes 23,000 shares that Mr. Sinisgalli may acquire by exercising stock options that vest on or before May 31, 2007.

(12) Mr. Discombe became our chief executive officer effective on January 3, 2007. Includes 188,353 shares that Mr. Discombe may acquire by exercising stock options that vest on or before May 31, 2007.

(13) Mr. Gould resigned from his positions as chief executive officer and a member of the board of directors, effective January 3, 2007. 12,246 shares are held directly by Mr. Gould; 35,000 shares are held by Mr. Gould’s wife and 8,348 shares held by trusts for the benefit of Mr. Gould’s children. Mr. Gould disclaims beneficial ownership of the shares held by his wife and the shares in the trust held for the benefit of his children. Includes 1,323,487 shares that Mr. Gould may acquire by exercising options that vest on or before May 6, 2007.

(14) Includes 411,534 shares that Mr. Evans may acquire by exercising stock options that vest on or before May 31, 2007.

(15) Includes 13,200 shares that Mr. Robinson may acquire by exercising stock options that vest on or before May 31, 2007.

(16) Includes 27,747 shares that Mr. Dawes may acquire by exercising stock options that vest on or before May 31, 2007.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we will hold an annual meeting of stockholders on June 15, 2007. The deadline to submit proposals to be considered for inclusion in our proxy statement and proxy card for our 2007 annual meeting has passed. If any of our stockholders wishes to present a proposal before the 2007 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, pursuant to our bylaws, that stockholder must generally give written notice to our corporate secretary at our offices at the above address at least 60 days, but no more than 90 days, before the 2007 annual meeting, if it is held. If the merger is completed prior to June 15, 2007, we will not hold our 2007 annual meeting.

HOUSEHOLDING OF PROXY STATEMENT

In accordance with Rule 14a-3(e)(l) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Witness Systems, Inc., Attention: Investor Relations, 300 Colonial Center Parkway, Roswell, Georgia 30076, and our telephone number is (770) 754-1900. In addition, if stockholders sharing an address request delivery of a single copy of our annual reports or proxy statements if you are receiving multiple copies by contacting Witness Systems, Inc., Attention: Investor Relations, 300 Colonial Center Parkway, Roswell, Georgia 30076, or by calling (770) 754-1900.

WHERE YOU CAN FIND MORE INFORMATION

Each of Witness and Verint files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The filings of Witness and Verint with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “www.sec.gov.”

Notwithstanding the forgoing, as publicly announced by Verint, prior to Verint’s initial public offering in May 2002, Verint was a wholly owned subsidiary of Comverse  and, as a result, during that period certain Verint employees received from Comverse options to purchase Comverse common stock. As previously announced on March 14, 2006, the board of directors of Comverse has created a special committee to review matters relating to Comverse’s stock option grants. Because Verint is a consolidated subsidiary of Comverse, under applicable accounting rules, any compensation expense related to the granting of these options to Verint employees was required to be recorded on Verint’s financial statements. As a result of the ongoing review by the Comverse special committee, including its expanded investigation into other accounting matters, Verint has not filed its Annual Report on Form 10-K for the fiscal year ended January 31, 2006 or its Quarterly Reports on Form 10-Q for the first three quarters of fiscal year ended January 31, 2007 and believes that it is likely that it will continue to have to delay the filing of its Annual Report on Form 10-K for the fiscal year ended January 31, 2007 and future quarterly reports for some time. Furthermore, based on the Comverse special committee’s preliminary conclusions, Verint has publicly announced that it has concluded that its historical financial statements for each of the fiscal years ended January 31, 2005, 2004, 2003, 2002 and 2001 and for the first three quarters of the fiscal year ended January 31, 2006, and any related reports of its independent registered public accounting firm, should no longer be relied upon. Therefore, the financial statements contained in Verint’s SEC reports for those periods should not be relied upon.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885.

By Order of the Board of Directors,

Paige Honeycutt, Secretary

April 5, 2007

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

Annex A

AGREEMENT AND PLAN OF MERGER

AMONG

VERINT SYSTEMS INC.

WHITE ACQUISITION CORPORATION

AND

WITNESS SYSTEMS, INC.

Dated as of February 11, 2007

i

ARTICLE VI	ADDITIONAL AGREEMENTS	A-27
6.1	No Solicitation	A-27
6.2	Company Stockholder Approval; Proxy Statement	A-29
6.3	Nasdaq Quotation	A-30
6.4	Access to Information	A-30
6.5	Legal Conditions to the Merger	A-31
6.6	Public Disclosure	A-32
6.7	Indemnification	A-33
6.8	Notification of Certain Matters	A-34
6.9	Exemption from Liability under Section 16(b)	A-34
6.10	Employee Benefits and Service Credit	A-35
6.11	Financing	A-35
6.12	FIRPTA Tax Certificates	A-36
6.13	Securities Exchange Act Compliance	A-36
6.14	Available Cash	A-36
ARTICLE VII	CONDITIONS TO MERGER	A-36
7.1	Conditions to the Buyer’s and the Acquisition Sub’s Obligations to Effect the Merger	A-36
7.2	Conditions to the Company’s Obligations to Effect the Merger	A-38
ARTICLE VIII	TERMINATION AND AMENDMENT	A-39
8.1	Termination	A-39
8.2	Effect of Termination	A-39
8.3	Fees and Expenses	A-40
8.4	Amendment	A-40
8.5	Extension; Waiver	A-41
ARTICLE IX	MISCELLANEOUS	A-41
9.1	Nonsurvival of Representations, Warranties, Covenants and Agreements	A-41
9.2	Notices	A-41
9.3	Entire Agreement	A-42
9.4	No Third Party Beneficiaries	A-42
9.5	Assignment	A-42
9.6	Severability	A-43
9.7	Counterparts and Signature	A-43
9.8	Interpretation	A-43
9.9	Governing Law	A-43
9.10	Remedies	A-43
9.11	Submission to Jurisdiction	A-43
9.12	Disclosure Schedules	A-44
9.13	Company’s Knowledge	A-44
9.14	Obligation of the Buyer	A-44
9.15	WAIVER OF JURY TRIAL	A-44
9.16	No Punitive Damages	A-44
9.17	Captions	A-44

ii

Table of Defined Terms

TERMS	SECTION
Acquisition Proposal	6.1(f)
Acquisition Sub	Introductory Statement
Affiliate	3.2(c)
Agreement	Introductory Statement
Alternative Acquisition Agreement	6.1(c)
Antitrust Laws	6.5(b)
Bankruptcy and Equity Exception	3.4(a)
Business Day	1.2
Buyer	Introductory Statement
Buyer Common Stock	2.3(b)(ii)
Buyer Employee Plan	6.10
Buyer Material Adverse Effect	4.1
Certificate	2.2(b)
Certificate of Merger	1.1
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Commitment Letters	4.6(c)
Company	Introductory Statement
Company Adverse Recommendation Change	6.1(c)
Company Adverse Recommendation Notice	6.1(c)
Company Balance Sheet	3.5(b)
Company Board	Recitals
Company Board Recommendation	6.2(a)
Company Common Stock	2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	3.14(a)
Company ESPP	2.3(g)
Company Insiders	6.9(b)
Company Intellectual Property	3.10(a)
Company IP Agreements	3.10(c)
Company Leases	3.9(b)
Company Material Adverse Effect	3.1
Company Material Contract	3.11(a)
Company Meeting	3.4(d)
Company Preferred Stock	3.2(a)
Company Permits	3.16
Company Registered Intellectual Property	3.10(e)
Company Rights	2.1(b)
Company Rights Plan	2.1(b)
Company Rights Plan Amendment	3.21
Company SEC Reports	3.5(a)
Company Software	3.10(a)
Company Source Code	3.10(a)
Company Stock Options	2.3(a)
Company Stock Plans	2.3(b)
Company Stockholder Approval	3.4(a)

iii

Company Stockholders Meeting	6.2(a)
Company Voting Proposal	3.4(a)
Confidentiality Agreement	5.2
Continuing Employees	6.10
Conversion Ratio	2.3(b)
Current D&O Insurance	6.7(c)
Debt Commitment Letter	4.6(b)
Debt Financing	4.6(b)
DGCL	Recitals
Dissenting Shares	2.4(a)
DOJ	6.5(b)
Effective Time	1.1
Employee Benefit Plan	3.14(a)
Encumbrance	3.10(a)
Environmental Law	3.13(b)
Equity Commitment Letters	4.6(c)
Equity Financing	4.6(c)
Equity Investor	4.6(c)
ERISA	3.14(a)
ERISA Affiliate	3.14(a)
Exchange Act	3.4(c)
Exchange Fund	2.2(a)
Financing	4.6(c)
FTC	6.5(b)
GAAP	3.5(b)
Governmental Entity	3.4(c)
Hazardous Substance	3.13(c)
HSR Act	3.4(c)
Indemnified Parties	6.7(a)
Intellectual Property	3.10(a)
Interim Period	5.1
IRS	3.8(b)
Knowledge	9.13
Laws	3.15
Lenders	4.6(b)
Liens	3.4(b)
Material Subsidiary	3.3(a)
Maximum Premium	6.7(c)
Merger	Recitals
Merger Consideration	2.1(c)
Non-U.S. Benefit Plans	3.14(i)
Ordinary Course of Business	3.2(e)
Outside Date	8.1(b)
Paying Agent	2.2(a)
Person	2.2(b)
Policies	3.18
Proxy Statement	3.5(c)
Release	3.13(d)(ii)
Reporting Tail Endorsement	6.7(c)

iv

Representatives	6.1(a)
Required Company Stockholder Vote	3.4(d)
Restricted Shares	3.2(b)
Sarbanes-Oxley Act	3.5(d)
SEC	3.4(d)
Section 16 Information	6.9(b)
Securities Act	3.2(c)
Shares	2.1(b)
Subsidiary	3.3(a)
Superior Proposal	6.1(f)
Surviving Corporation	1.2
Tax Returns	3.8(a)
Taxes	3.8(a)
Termination Fee	8.3(b)(iii)
Third Party Intellectual Property	3.10(a)
UK Filing	6.5(b)
Unvested Company Stock Option	2.3(b)
Vested Company Stock Option	2.3(a)

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of February 11, 2007, among Verint Systems Inc., a Delaware corporation (the “Buyer”), White Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Buyer (“Acquisition Sub”), and Witness Systems, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of the Buyer, the Acquisition Sub and the Company have determined that it is advisable and in the best interests of their respective stockholders for the Buyer to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, it is intended that the Acquisition Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the “Merger”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is fair to, and in the best interest of, the Company and its stockholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); (iii) declared the advisability of this Agreement; and (iv) resolved to recommend that the holders of the shares of Company Common Stock adopt this Agreement.

NOW THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Buyer, the Acquisition Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1   The Merger.   On the terms and subject to the conditions set forth in this Agreement, the Merger shall become effective upon the filing of a certificate of merger, which shall be jointly prepared by the Buyer and the Company prior to the Closing and which shall be in such form as is required by, and which shall be executed by, the Company in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”), with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2   Closing of the Merger.   The closing of the Merger (the “Closing”) shall take place at 12 noon, Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Jones Day, 222 East 41st Street, New York, New York, unless another date, place or time is agreed to in writing by the Buyer and the Company. “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed. At the Closing, each party shall deliver the agreements, certificates and instruments required by the terms of this Agreement to be delivered by it, and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL to effect the Merger.

1.3   Effects of the Merger.   At the Effective Time (a) the separate existence of the Acquisition Sub shall cease and the Acquisition Sub shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the certificate of incorporation of the Company as in effect on the date of this Agreement shall be amended in its entirety in a manner mutually agreed by the parties hereto consistent with Section 6.7, until further amended in accordance with the DGCL. In addition, the Buyer shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Acquisition Sub as in effect immediately prior to the Effective Time, except that all references to the name of the Acquisition Sub therein shall be changed to refer to the name of the Company and such bylaws shall otherwise be consistent with Section 6.7, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4   Directors of the Surviving Corporation.   The directors of the Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1   Conversion of Capital Stock.   As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Acquisition Sub:

(a)   Capital Stock of the Acquisition Sub.   Each share of the common stock of the Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b)   Cancellation of Treasury Stock and Buyer-Owned Stock.   All shares of common stock, par value $0.01 per share of the Company (the “Company Common Stock”) including the associated Preferred Stock Purchase Rights (the “Company Rights” and, together with the Company Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of October 25, 2002, between the Company and SunTrust Bank (the “Company Rights Plan”) that are owned by the Company as treasury stock and all Shares held by any wholly owned Subsidiary of the Company, the Buyer, the Acquisition Sub or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c)   Merger Consideration for Company Common Stock.   Subject to Section 2.2, each Share (other than Shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $27.50 (less applicable withholding Taxes) in cash (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d)   Adjustments to Merger Consideration.   The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2   Exchange of Certificates.   The procedures for exchanging outstanding Shares for the Merger Consideration pursuant to the Merger are as follows:

(a)   Paying Agent.   At or prior to the Effective Time, the Buyer shall deposit with a bank or trust company mutually acceptable to the Buyer and the Company (the “Paying Agent”), for the benefit of the holders of Shares outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding Shares (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by the Buyer. Any net profit resulting from, or interest or income produced by, such Exchange Fund will be payable to the Buyer or as the Buyer otherwise directs and any loss resulting from the investment of such Exchange Fund shall be borne by the Buyer and shall not diminish any amount payable by the Buyer in exchange for the Shares pursuant to this Agreement.

(b)   Exchange Procedures.   Promptly (and in any event within five (5) Business Days) after the Effective Time, the Buyer shall cause the Paying Agent to mail to each holder of record of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented outstanding Shares (each, a “Certificate”) entitled to receive Merger Consideration pursuant to Section 2.1(c) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid, promptly in exchange therefor, cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificate or Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid and the Person requesting such payment pays any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establishes to the reasonable satisfaction of the Buyer that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2. As used in this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

(c)   No Further Ownership Rights in Company Common Stock.   All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the Shares formerly represented by such Certificates, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.2(d), if, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Shares who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration, without interest. Any amount remaining unclaimed by such holders at such time at which amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Buyer free and clear of any and all claims or interests of any Person previously entitled thereto.

(e)   No Liability.   To the extent permitted by applicable Law, none of the Buyer, the Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)   Withholding Rights.   Each of the Buyer, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and/or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Buyer or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Buyer, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares and/or Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation, the Buyer or the Paying Agent, as the case may be.

(g)   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Buyer or the Paying Agent, the posting by such Person of a bond in such reasonable amount as the Buyer or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented thereby pursuant to this Agreement.

(h)   Expenses.   The Buyer or the Acquisition Sub shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Shares.

2.3   Company Stock Plans.

(a)   Cash-Out of Vested Company Stock Options at Spread.   Immediately after the Effective Time, each outstanding option to purchase shares of Company Common Stock (“Company Stock Options”) that is vested in accordance with its terms at the Effective Time (each a “Vested Company Stock Option”) shall, to the extent so vested, without any action on the part of the Company or the holder of such option, automatically be cancelled and exchanged for a cash payment by the Buyer or the Acquisition Sub (which shall be made promptly after the Effective Time) in an amount equal to (i) the excess, if any, of (x) the Merger Consideration per share of Company Common Stock over (y) the exercise price per share of Company Common Stock subject to such Vested Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Vested Company Stock Option is vested and exercisable immediately prior to the Effective Time.

(b)   Assumption of Unvested Company Stock Options.   At the Effective Time, each outstanding Company Stock Option that is unvested in accordance with its terms at the Effective Time (each an “Unvested Company Stock Option”) shall, without any action on the part of the Company or any holder of such options, automatically be assumed by the Buyer together with all stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) insofar as they relate to outstanding Unvested Company Stock Options, and each option so assumed shall, without any action on the part of the Company or the holder of such option, to the extent so unvested, automatically become an option to acquire, on the same terms and conditions as were applicable under the Unvested Company Stock Option immediately prior to the Effective Time, a number of shares of common stock, $0.01 par value per share, of the Buyer (“Buyer Common Stock”) determined as follows:

(i)    the number of shares of Buyer Common Stock subject to each Company Stock Option assumed by the Buyer shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Unvested Company Stock Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Buyer Common Stock; and

(ii)   the per share exercise price for the Buyer Common Stock issuable upon exercise of each Unvested Company Stock Option assumed by the Buyer shall be determined by dividing the per share exercise price of Company Common Stock subject to such Unvested Company Stock Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent.

The “Conversion Ratio” means the quotient of Merger Consideration per Share, divided by the average of the closing sale prices of a share of Buyer Common Stock as reported on The Nasdaq National Market for each of the twenty (20) consecutive trading days immediately preceding the Closing Date; provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Buyer Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted to the extent appropriate to reflect such occurrence. Any restriction on the exercise of any Unvested Company Stock Option assumed by the Buyer shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Unvested Company Stock Option shall otherwise remain unchanged as a result of the assumption of such Unvested Company Stock Option, in each case except to the extent otherwise provided in any Company Stock Plan or any stock option or other agreement between the holder of an Unvested Company Stock Option and the Company. Nothing herein shall be construed to prohibit the Buyer from adjusting the conversion described in this subsection (b) by modifying the exercise price per share of Buyer Common Stock, and taking such actions, in each case, as may be necessary or appropriate to comply with Section 409A of the Code and to preserve the intended tax treatment of the Unvested Company Stock Options.

(c)   Notification.   Within five (5) Business Days following the Effective Time, the Buyer shall deliver to the participants in the Company Stock Plans an appropriate notice setting forth such participants’ rights pursuant to the Company Stock Options, as provided in this Section 2.3.

(d)   Action by Buyer.   As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective time, the Buyer shall take all corporate action necessary to reserve for issuance under the Company Stock Plans a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Unvested Company Stock Options assumed in accordance with this Section 2.3. As soon as reasonably practicable following the Effective Time (and in any event not later than twenty (20) days after the Buyer becomes eligible to register securities on Form S-8 (or any successor form)), the Buyer shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Buyer Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(e)   Action by the Company.   As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of the Company Stock Options to permit the foregoing and to provide that with respect to the Company ESPP (i) participants thereunder may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) no purchase period will be commenced after the date of this Agreement, and (iii) the amount of each participant’s accumulated contributions under the Company ESPP as of immediately prior to the Effective Time shall be refunded to such participant as promptly as practicable following the Effective Time (without interest).

(f)   Withholding Taxes, Consents Required.   All amounts payable pursuant to this Section 2.3 shall be subject to any required withholding of Taxes and shall be paid without interest.

(g)   Termination of Company ESPP.   The Company shall terminate its Amended and Restated Employee Stock Purchase Plan, as amended (the “Company ESPP”), in accordance with its terms as of or prior to the Effective Time.

2.4   Dissenting Shares.

(a)   Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who did not vote in favor of the Merger and who is entitled to demand and has made a proper demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted pursuant to Section 262 of the DGCL to a holder of Dissenting Shares.

(b)   If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c)   The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not waive any failure by a holder of shares of Company Common Stock to timely comply with the requirements of the DGCL to perfect or demand appraisal rights pursuant to this Section 2.4 or make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and Acquisition Sub that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and Acquisition Sub and dated as of the date of this Agreement (the “Company Disclosure Schedule”) to the extent that such exceptions and disclosures specifically relate to, or it is reasonably apparent on their face that such disclosures and exceptions relate to, such Section of Article III below, and except further that no representation or warranty is made as to the effects of (or the potential future effects or changes that could reasonably be expected to result from or to occur in) the matters disclosed in the Forepart of the Company Disclosure Schedule.

3.1   Organization, Standing and Power.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, effect, or development that has or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that none of the following, and no change, event, circumstance, effect or development resulting or arising from any of the following, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a)   economic factors generally affecting the national, regional or world economy to the extent that such factors do not have a materially disproportionate affect on the Company or its Subsidiaries as compared to similarly situated companies in the industry in which the Company and its Subsidiaries participate;

(b)   factors generally affecting the industries or markets in which either the Company or any of its Subsidiaries operates to the extent that such factors do not have a materially disproportionate affect on the Company or its Subsidiaries as compared to similarly situated companies in the industry in which the Company and its Subsidiaries participate;

(c)   actions required by the parties pursuant to this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including actions of competitors or any delays or cancellations of orders for products or losses of employees, provided, that, such actions would not result in a breach of the representations and warranties set forth in Section 3.4(b) and Section 3.4(c);

(d)   any matters relating to or arising out of the matters described in the Forepart of the Company Disclosure Schedule or any of the proceedings, investigations, inquiries and claims regarding the Company’s option grant practices described in Section 3.12 of the Company Disclosure Schedule, as well as any other matters relating to or arising out of the option grant practices that are the subject matter of such proceedings, investigations, inquiries or claims;

(e)   any change in Law, rules or regulations;

(f)    any change in generally accepted accounting principles or the interpretation thereof;

(g)   any action required to be taken pursuant to or in accordance with this Agreement (including Section 6.5) or at the request of the Buyer;

(h)   any fees or expenses incurred in connection with the negotiations leading to, or the transactions contemplated by, this Agreement;

(i)    any failure by the Company to meet any projections, guidance, estimates, or forecasts for or during any period ending (or for which results are released) on or after the date hereof;

(j)    any stockholder litigation arising from or relating to the Agreement or the Merger;

(k)   any decline in the price of the Company Common Stock in and of itself (but not the underlying reasons for the decline thereof); or

(l)    any outbreak or escalation of war, terrorism or armed conflict that directly or indirectly affects the business of the Company or its Subsidiaries, to the extent that such outbreak or escalation does not have a materially disproportionate affect on the Company and its Subsidiaries, taken together as a whole, as compared to similarly situated companies in the industry in which the Company and its Subsidiaries participate.

3.2   Capitalization.

(a)   The authorized capital stock of the Company as of the date of this Agreement consists of 50,000,000 shares of Company Common Stock, of which, as of January 31, 2007, 34,149,619 shares were issued and outstanding, and 10,000,000 shares of Preferred Stock, par value $.01 per share (“Company Preferred Stock”), of which, as of January 31, 2007, no shares were issued and outstanding. The rights and privileges of the Company Common Stock and Company Preferred Stock are as set forth in the Company’s certificate of incorporation.

(b)   Set forth in Section 3.2(b) of the Company Disclosure Schedule is a complete and accurate list, as of February 2, 2007, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; (ii) all outstanding Company Stock Options (other than Company Stock Options issued pursuant to the Company ESPP), indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the reported date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger; and (iii) all outstanding awards under any Company Stock Plan of shares of Company Common Stock that are subject to repurchase by the Company pursuant to restricted stock or similar agreements with the Company (such shares, “Restricted Shares”), indicating with respect to each such award the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock covered thereby, the repurchase price relating thereto, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. The Company has made available to the Buyer complete and accurate copies of all (x) Company Stock Plans, (y) forms of stock option agreements evidencing Company Stock Options, and (z) forms of agreements evidencing Restricted Shares.

(c)   Except (i) as set forth in this Section 3.2, (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, and (iii) the Company Rights issued and issuable under the Company Rights Plan, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For all purposes of this Agreement, except for Section 4.7, the term “Affiliate” when used with respect to any Person means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except for the Company Rights and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or any of them is bound with respect to any equity security of any class of the Company.

(d)   All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e)   There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company other than guarantees of bank obligations of Subsidiaries of the Company entered into in the Ordinary Course of Business (as defined below). As used in this Agreement, the “Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.

3.3   Subsidiaries.

(a)   Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity. For purposes of this Agreement, the term “Material Subsidiary” shall mean each of the Subsidiaries of the Company set forth in Section 3.3(a) of the Company Disclosure Schedule.

(b)   Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its incorporation. Each Subsidiary of the Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, as would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c)   The Company has made available to the Buyer complete and accurate copies of the charter, bylaws or other organizational documents of each Material Subsidiary.

(d)   The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than five percent (5%) of the outstanding capital of such company, to the extent disclosed in Section 3.3(d) of the Company Disclosure Schedule.

3.4   Authority; No Conflict; Required Filings and Consents.

(a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, (i) unanimously determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iv) to the extent necessary, adopted a resolution having the effect of causing the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement not to be subject to any state takeover Law or similar Law that might otherwise apply to such execution, delivery, performance or consummation. Assuming the accuracy of the representations and warranties of Buyer and Acquisition Sub in Section 4.7, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)   The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company or of the charter, bylaws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the

Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the United States Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

(d)   Assuming the accuracy of the representations and warranties of Buyer and Acquisition Sub in Section 4.5, the affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5   SEC Filings; Financial Statements; Information Provided.

(a)   Except as described in Section 3.5(a) of the Company Disclosure Schedule, the Company has filed or furnished all registration statements, forms, reports, schedules, certifications and other documents required to be filed or furnished by the Company with the SEC since January 1, 2004 (the “Company SEC Reports”). Except as described in Section 3.5(a) of the Company Disclosure Schedule, the Company SEC Reports (as amended, supplemented and restated by Company SEC Reports that have been filed prior to the date hereof or will be filed prior to the Closing) (i) complied (at the time filed) or will comply (when filed) as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not (at the time they were filed) or will not (at the time they are filed) contain any untrue statement of a material fact or omit to state a material fact required to be stated

in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents.

(b)   Except as described in Section 3.5(b) of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports (as amended, supplemented and restated by Company SEC Reports that have been filed prior to the date hereof or will be filed prior to the Closing) at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, none of which has been or will be, in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The consolidated unaudited balance sheet of the Company as of September 30, 2006 is referred to herein as the “Company Balance Sheet.”

(c)   The proxy statement to be filed by, and sent to the stockholders of, the Company in connection with the Company Meeting (the “Proxy Statement”) will comply as to form in all material respects with the requirements of the Exchange Act. The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement, on the respective dates the Proxy Statement is filed with the Commission and on the date it is first published, sent or given to stockholders of the Company and at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that the Company makes no representation or warranty concerning any information supplied by the Buyer or the Acquisition Sub for inclusion in the Proxy Statement. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

(d)   Except as described in Section 3.5(d) of the Company Disclosure Schedule, the Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since January 1, 2004 was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(e)   The Company maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company’s principal executive officer and its principal financial officer have disclosed, to the extent known to them and based on their most recent evaluation, to the Company’s auditors and the audit committee of the board of directors of the Company (x) all significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The Nasdaq National Market.

3.6   No Undisclosed Liabilities.   Except as disclosed in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business between the date of the Company Balance Sheet and the date of this Agreement, the Company and its Subsidiaries do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise and whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

3.7   Absence of Certain Changes or Events.   Since the date of the Company Balance Sheet, there has not been a Company Material Adverse Effect and have not been any events, changes, occurrences, or state of facts that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. From the date of the Company Balance Sheet until the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been any action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

3.8   Taxes.

(a)   Each of the Company and each of its Subsidiaries has filed with the appropriate taxing authority all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns and all Taxes due and payable by it, and has timely withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party except as would not reasonably be expected to have a Material Adverse Effect. The unpaid Taxes of the Company and its Subsidiaries do not exceed the reserve for Taxes (other than any reserve for deferred Taxes to reflect book/timing differences) set forth on the face of the financial statements included in the Company SEC Reports (other than any notes thereto), as adjusted through the Closing Date in accordance with past custom and practice. For purposes of this Agreement, (i) “Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including any information return, claim for refund, amended return or declaration of estimated Tax.

(b)   The Company has made available to the Buyer correct and complete copies of all federal and material state and foreign income Tax Returns and any associated examination reports, statements of deficiencies, ruling requests, private letter rulings, closing agreements, settlement agreements and similar documents filed, assessed against or agreed or received by the Company or any of its Subsidiaries since

January 1, 2004. The federal and material state, local and foreign income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or other applicable taxing authority or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Company’s Knowledge, has been threatened and which would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, other than extensions which are no longer in effect.

(c)   Neither the Company nor any of its Subsidiaries:   (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code or any similar provision of Law in any jurisdiction; (ii) has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law in any jurisdiction), or as a transferee or successor, by contract or otherwise; (iii) is or has been a United States real property holding corporation within the meaning of Section 897 of the Code during the period described in Section 897(c)(1)(A)(ii) of the Code; (iv) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock, occurring within the past two years, that was intended to qualify for tax-free treatment under Section 355 of the Code; (v) is party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2), or a transaction that is substantially similar to a “listed transaction”; (vi) has executed any closing agreement pursuant to Section 7121 of the Code, or any corresponding or similar provision of state, local or foreign income Tax Law, that relates to the assets or operations of the Company or any of its Subsidiaries that will be applicable to periods following the Closing; or (vii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) except to the extent required by the consummation of the transactions provided for in this Agreement.

3.9   Real Property.

(a)   None of the Company or any of its Subsidiaries owns or, in the past five years, has owned any real property.

(b)   Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (collectively “Company Leases”), and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries where such lease, sublease or license is material to the financial condition of the Company and its Subsidiaries, taken as a whole. The Company has made available to the Buyer complete and accurate copies of all Company Leases. Each of the Company and its Subsidiaries enjoys peaceable and undisturbed possession under all Company Leases in all material respects.

3.10   Intellectual Property.

(a)   The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off the shelf software programs), the absence of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement: the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials; the term “Company Intellectual Property” means any Intellectual Property owned by the Company or any of its Subsidiaries, and that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted; “Company Software” means all computer software material to the operation of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted; the term “Company Source Code” means, collectively, any human readable Company Software, or any material portion or aspect of human readable Company Software; the term “Encumbrance” means, with respect to any Company Intellectual Property, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of Company Intellectual Property; and the term “Third Party Intellectual Property” means any Intellectual Property owned by a third party. that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries exclusively own all right, title and interest in the Company Intellectual Property, free and clear of all Encumbrances, other than other than nonexclusive object code licenses granted by the Company or any of its Subsidiaries to their respective customers in the ordinary course of business.

(c)   Section 3.10(c) of the Company Disclosure Schedule contains a complete and accurate list of all contracts or other agreements, (i) pursuant to which the Company or any of its Subsidiaries uses or has the right to use any Third Party Intellectual Property or (ii) pursuant to which the Company or any of its Subsidiaries has licensed or otherwise permitted others the right to use any Company Intellectual Property, other than nonexclusive object code licenses granted by the Company or any of its Subsidiaries to their respective customers, resellers and/or distributors in the ordinary course of business, (such contracts or other agreements described in clauses (i) and (ii) above, the “Company IP Agreements”). Neither the Company nor any of its Subsidiaries has granted any exclusive license under any Company Intellectual Property. There are no pending disputes regarding the scope of any Company IP Agreements, performance under any Company IP Agreements, or with respect to payments made or received under any Company IP Agreements, except where such disputes have not, individually or in the aggregate, had, and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) no parties to the Company IP Agreements are in material breach thereof, and (ii) all Company IP Agreements are binding and are in full force and effect.

(d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will (i) not result in the breach or termination of, or create on behalf of any third party the right to terminate or modify, (ii) (iii) cause any royalties or other payment obligations of the Company or any of its Subsidiaries to become payable pursuant to, or (iv) cause any existing obligation of the Company or any of its Subsidiaries to pay royalties, fees or other payments to increase pursuant to, in each case, under any Company IP Agreement.

(e)   To the Company’s Knowledge, all patents, patent applications and registrations for, and applications to register, trademarks, service marks and copyrights which are owned by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (the “Company Registered Intellectual Property”), are subsisting and have not expired or been cancelled and the Company has in a timely manner made all filings, payments, and recordations and taken all other actions required to obtain and maintain ownership of the Company Registered Intellectual Property. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(f)    To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property right of any third party is pending. Since January 1, 2004, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such material infringement, violation or misappropriation.

(g)   None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other Person acting on behalf of the Company or any of its Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code. Section 3.10(g) of the Company Disclosure Schedule identifies each contract or other agreement pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or other third party, any Company Source Code, and describes whether the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement, in and of itself, could be expected to result in the release of any Company Source Code from escrow or otherwise require the delivery or licensing of any Company Source Code to any third party. Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would, individually or in the aggregate, reasonably be expected to, require the disclosure or delivery by the Company, any of its Subsidiaries or any other Person acting on behalf of the Company or any of its Subsidiaries to any third party of any Company Source Code under such contracts or agreements.

(h)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have taken commercially reasonable steps to protect, preserve and maintain the proprietary and confidential rights and trade secrets in the Company Intellectual Property rights, including the Company Source Code and (ii) no current or former employee of, or independent contractor who has worked with, the Company or any of its Subsidiaries has any right or interest in any Intellectual Property right developed or created by such former employee or independent contractor while employed by or working on behalf of the Company or any of its Subsidiaries.

3.11   Contracts.

(a)   To the extent not restricted by legal requirements, the Company has made available to the Buyer a copy of each Company Material Contract in effect on the date of this Agreement. As used in this Agreement, “Company Material Contract” means (i) any agreement, contract or commitment in connection with which or pursuant to which the Company and its Subsidiaries is reasonably likely to spend or receive, in the aggregate, more than five hundred thousand dollars ($500,000) during the current fiscal year or during the next fiscal year, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging anywhere in the world in any business that is material to the business currently conducted by the Company and its Subsidiaries, taken as a whole, (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, and (iv) any employment or consulting agreement with any executive officer or other employee of the Company or member of the Company Board earning an annual base salary in excess of two hundred thousand dollars ($200,000), other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries.

(b)   Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract or other contract to which the Company or any of its Subsidiaries is a party, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of termination or cancellation under any Company Material Contract, received any notice of material breach or material default under any Company Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, in each case that, individually or in the aggregate, would reasonably be expected to result in a material breach of any Material Contract.

(c)   Neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

3.12   Litigation.   As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative or other action, suit, proceeding, claim, arbitration or investigation against, or governmental or regulatory investigation of the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There are no material injunctions, judgments, orders or decrees outstanding, or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Entity.

3.13   Environmental Matters.

(a)   Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(i)    the Company and its Subsidiaries are, and have been at all times during the last three (3) years, in compliance with applicable Environmental Laws and neither the Company nor its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws and to the Company’s Knowledge, the Company and its Subsidiaries are in compliance with applicable Environmental Laws;

(ii)   there have been no Releases of Hazardous Substances from the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), nor were they contaminated with any Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law during the period of ownership or operation by the Company or any of its Subsidiaries. “Release” means any release, spilling, emission, leaking, pumping, pouring, injecting, depositing, disposal, discharge, leaching, dumping or migration into the indoor or outdoor environment, including without limitation the movement of Hazardous Substances through ambient air, surface water, groundwater, wetlands, land or subsurface strata;

(iii)  there were no Releases of Hazardous Substances from the properties formerly owned or operated by the Company or any of its Subsidiaries, nor were they contaminated with Hazardous Substances, during the period of ownership or operation by the Company or any of its Subsidiaries in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law;

(iv)  neither the Company nor any of its Subsidiaries have Released any Hazardous Substance into the environment except (A) in compliance with law or (B) in any amount or concentration that would not be expected to give rise to a liability or obligation under any Environmental Law; and

(v)    no written notice, citation, summons, or order has been received, no complaint has been filed, no penalty has been assessed, and, to the Company’s Knowledge, no investigation or review is pending or threatened by any Governmental Entity or Person with respect to any alleged material violation of any Environmental Law or any use, possession, generation, treatment, storage, recycling, transportation, or disposal of Hazardous Substances at any properties currently owned or operated by the Company and its Subsidiaries or any other site by or on behalf of the Company or any Subsidiary in connection with its business. Nor is the Company or any of its Subsidiaries subject to any indemnity agreement with any third party addressing liability under Environmental Law.

(b)   For purposes of this Agreement, the term “Environmental Law” means any Law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c)   For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(d)   The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Section 3.12, 3.15 and 3.16 do not relate to environmental matters.

3.14   Employee Benefit Plans.

(a)   Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation involving more than one Person, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Buyer.

(b)   With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the IRS and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

(c)   Each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms.

(d)   With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e)   All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received favorable determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred (other than the effective date of certain amendments to the Code, the remedial amendment period for which has not expired), that would adversely affect its qualification or materially increase its cost.

(f)    Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)   Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholder, director or employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this

Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such stockholder, director or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h)   None of the Company Employee Plans promises or provides retiree medical or other post-employment welfare benefits to any Person, except as required by applicable Law.

(i)    (A) All employee pension plans and other benefit plans, agreements or arrangements maintained primarily for the benefit of employees of the Company principally employed in jurisdictions other than the United States of America (the “Non-U.S. Benefit Plans”) have been maintained in all material respects in accordance with their terms and all applicable legal requirements, (B) if any Non-U.S. Benefit Plan is intended to qualify for special tax treatment, such Non-U.S. Benefit Plan meets in all material respects all requirements to the extent necessary to obtain such treatment, and (C) neither the Company nor any Company Subsidiary maintains any Non-U.S. Benefit Plan that is a defined benefit pension plan or that provides benefits pursuant to a formula that requires benefits to be funded based on actuarial principles.

3.15   Compliance With Laws.   The Company and each of its Subsidiaries are (and since January 1, 2002 have been) in compliance with, and are not in violation of, any applicable Law, regulation, statute, ordinance, code, rule, regulation, decree, or order of any Governmental Entity (collectively, “Laws”) with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2002 neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in material compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.

3.16   Permits.   The Company and each of its Subsidiaries hold (and since January 1, 2002 have held) all permits, licenses, franchises, certificates, approvals and authorizations from Governmental Entities required to lawfully conduct their businesses, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (the “Company Permits”). The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are (and since January 1, 2002, have been) in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2002, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity was considering the amendment, termination, revocation or cancellation of any material Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Company Permit.

3.17   Labor Matters.   Neither the Company nor any of its Subsidiaries has recognized any labor union, nor has any labor organization been elected as the collective bargaining agent of any employee, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employee in his or her capacity as an employee of the Company. To the Company’s Knowledge, there is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or threatened, nor to the

Company’s Knowledge have there been any attempts to organize the employees of the Company within the past three (3) years. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, there is no picketing pending or threatened, nor, to the Company’s Knowledge any labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

3.18   Insurance.   Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses (the “Policies”). The Policies are in full force and effect in all material respects. Neither the Company nor any of its Subsidiaries is in material breach or material default of the terms of any Policy, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or lapse of time, would constitute a material breach or material default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any of the Policies. The consummation of the transactions contemplated by this Agreement will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

3.19   Opinion of Financial Advisor.   The financial advisor of the Company, Goldman Sachs, has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a copy of which has been provided to Buyer.

3.20   Section 203 of the DGCL.   Assuming the accuracy of the representations and warranties of the Buyer and Acquisition Sub in Section 4.7, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.21   Company Rights Plan.   The Company has duly entered into an amendment to the Company Rights Plan, a signed copy of which has been delivered to the Buyer (the “Company Rights Plan Amendment”), and taken all other action necessary or appropriate so that the entering into of this Agreement does not and will not result in the ability of any Person to exercise any of the Company Rights under the Company Rights Plan or enable or require the Company Rights issued thereunder to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or cease to be redeemable.

3.22   Brokers.   No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Goldman Sachs, whose fees and expenses shall be paid by the Company. Section 3.22 of the Company Disclosure Schedule describes all fees payable to Goldman Sachs in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE ACQUISITION SUB

The Buyer and the Acquisition Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1   Organization, Standing and Power.   Each of the Buyer and the Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Buyer Material Adverse Effect. For purposes of this Agreement the term “Buyer Material Adverse Effect” means any material adverse effect on the ability of the Buyer or Acquisition Sub to consummate the transactions contemplated by this Agreement.

4.2   Authority; No Conflict; Required Filings and Consents.

(a)   Each of the Buyer and the Acquisition Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Acquisition Sub have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Acquisition Sub. This Agreement has been duly executed and delivered by each of the Buyer and the Acquisition Sub and constitutes the valid and binding obligation of each of the Buyer and the Acquisition Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)   The execution and delivery of this Agreement by each of the Buyer and the Acquisition Sub do not, and the consummation by the Buyer and the Acquisition Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Buyer or the Acquisition Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Acquisition Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Acquisition Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Buyer or the Acquisition Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Buyer Common Stock are listed for trading is required by or with respect to the Buyer or the Acquisition Sub in connection with the execution and delivery of this Agreement by the Buyer or the Acquisition Sub or the consummation by the Buyer or the Acquisition Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings the absence of which would not reasonably be expected to have a Buyer Material Adverse Effect.

(d)   No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3   Information Provided.   The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4   Litigation.   As of the date of this Agreement, there is no action, suit proceeding, claim, arbitration or investigation pending and of which the Buyer or the Acquisition Sub has been notified or, to the Buyer’s Knowledge, threatened against the Buyer or any of its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

4.5   Operations of Acquisition Sub.   Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6   Financing.

(a)   At the Closing, the Buyer and the Acquisition Sub will have available all the funds necessary to purchase all the Shares pursuant to the Merger and to pay all fees and expenses payable by the Buyer or the Acquisition Sub related to the transactions contemplated by this Agreement.

(b)   The Buyer and the Acquisition Sub have received a commitment letter dated February 11, 2007 (the “Debt Commitment Letter”) from Lehman Brothers Inc. and certain of its affiliates, together with certain other financial institutions (collectively, the “Lenders”) relating to the commitment of the Lenders to provide debt financing required to consummate the Merger on the terms contemplated by this Agreement, to refinance certain existing indebtedness of the Company and to pay related fees and expenses. The financing contemplated by the Debt Commitment Letter (or any replacement thereof permitted under Section 6.11(a)) is referred to in this Agreement as the “Debt Financing”.

(c)   The Buyer has received an equity commitment letter dated February 11, 2007 (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Commitment Letters”) from Comverse Technology, Inc. (“Equity Investor”) relating to the commitment of the Equity Investor to provide cash equity investments required to consummate the Merger on the terms contemplated by this Agreement and to pay related fees and expenses. The cash equity investments contemplated by the Equity Commitment Letter is referred to herein as the “Equity Financing”; the Equity Financing, together with the Debt Financing, is collectively referred to as the “Financing”. Complete and correct copies of the executed Commitment Letters have been provided to the Company.

(d)   The proceeds of the Financing, when funded in accordance with the Commitment Letters (or any replacement thereof permitted under Section 6.11(a)) and taken together with available cash of the

Company and the Buyer, will provide the Acquisition Sub with sufficient cash at the Effective Time sufficient to consummate the Merger on the terms contemplated by this Agreement, to refinance certain existing indebtedness of the Company and to pay related fees and expenses.

(e)   The Commitment Letters are, as of the date of this Agreement, and (subject to the Buyer’s rights under Section 6.11(a) with respect to amendments, modifications and/or replacement thereof) will be, at all times until replaced by the definitive agreements contemplated thereby, valid, binding and in full force and effect and no event within the direct or indirect control of the Buyer or the Acquisition Sub has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute an incurable failure to satisfy a condition precedent on the part of the Buyer or the Acquisition Sub under the terms and conditions of the Commitment Letters.

4.7   Ownership of Company Common Stock.   Neither the Buyer nor any of the Buyer’s “Affiliates” or “Representatives” (a) is an “interested stockholder” of the Company or (b) directly or indirectly “owns,” or at any time during the three-year period prior to the date of this Agreement, has owned, whether directly or indirectly, (i) any shares of Company Common Stock, whether beneficially, of record or otherwise, or (ii) any securities, contracts or obligations convertible into or exercisable for such stock, taking the terms in quotation marks in the meanings defined in Section 203 of the DGCL.

ARTICLE V

CONDUCT OF BUSINESS

5.1   Covenants of the Company.   Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause each of its Subsidiaries to, (w) act and carry on its business in the Ordinary Course of Business, (x) comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees and (z) use its commercially reasonable efforts to keep in full force and effect all Policies maintained by the Company and its Subsidiaries, other than changes to such Policies made in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Interim Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)   (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (and corresponding Company Rights) (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b)   except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock (and corresponding Company Rights) (i) upon the exercise of Company warrants described in Section 3.2(c) of the Company Disclosure Schedule, (ii) upon the exercise of Company Stock Options outstanding on the date of this Agreement or (iii) pursuant to the Company ESPP;

(c)   amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d)   except as described in Section 3.2(d) of the Company Disclosure Schedule, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e)   sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries with a fair market value in excess of $500,000 in the aggregate other than in the Ordinary Course of Business;

(f)    (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than ninety (90) days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates;

(g)   make any capital expenditures or other expenditures with respect to property, plant or equipment for the Company and its Subsidiaries, other than as set forth in Section 5.1(g) of the Company Disclosure Schedule;

(h)   make any material changes in financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(i)    make, change or revoke any material Tax election unless required by Law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future, or materially amend any Tax Return, or make any material change to its method of reporting income, deductions or other Tax items for Tax purposes;

(j)    except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof and except for the payment of annual bonuses to employees for the Company’s 2006 fiscal year, (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on sixty (60) days’ or less notice without either a penalty or a termination payment or unless otherwise required by Law); (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries in the Ordinary Course of Business), (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, except for the grant of options to purchase up to 2,000,000 shares in the aggregate of Company Common Stock provided that such grants are made in accordance with the January 2007 Option Program Overview and Summary made available to the Buyer and consistent with past practice but shall not include a single or double trigger acceleration provision in connection with a change of control of the Company, or (v) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(k)   adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(l)    (A) enter into, terminate or amend any Material Contract in a manner material and adverse to the Company, other than in the Ordinary Course of Business, (B) enter into or extend the term or scope of any contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (C) enter into, renew or amend any Material Contract (other than a customer contract) with a term in excess of one year that is not terminable on no more than thirty (30) days prior written notice without material liability or financial obligation, (D) amend or modify the engagement letter with Goldman Sachs, (E) enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by this Agreement, or (F) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(m)  settle or compromise any pending litigation for an amount in excess of $750,000, individually or in the aggregate or settle or compromise any material litigation, proceeding or investigation, except where the failure to settle or compromise such litigation, in the good faith judgment of the Board of Directors of the Company, would violate, or would be reasonably expected to violate, the fiduciary duties of the Board of Directors to the Company and its stockholders; provided, however that in each such case, the Company will provide the Buyer with prior written notice in advance of any such settlement .

(n)   pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than pursuant to Section 5.1(m) and other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims, or obligations reflected or reserved against in the Company Balance Sheet or the notes thereto or incurred since the date of the Company Balance Sheet in the Ordinary Course of Business; or

(o)   authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2   Confidentiality.   The parties acknowledge that the Buyer and the Company have previously executed a Confidentiality and Non-disclosure Agreement, dated as of January 14, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1   No Solicitation.

(a)   No Solicitation or Negotiation.   Except as set forth in this Section 6.1, from the date hereof until the termination of this Agreement in accordance with the terms hereof, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, and other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information relating to any Acquisition Proposal or in respect of any such inquiry; or (iii) enter into any agreement related to any Acquisition Proposal or resulting from any such inquiry other than confidentiality agreements required by the proviso below. Notwithstanding anything to the contrary set forth in this Agreement, prior to receipt of the Company Stockholder Approval, (x) in response to an unsolicited, bona fide Acquisition Proposal that did not result from a breach of this Section 6.1 and that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or would be reasonably likely to constitute, a Superior Proposal, and (y) if the Company Board otherwise determines in good faith (after consultation with outside counsel) that failure to do so would reasonably be likely to result in a breach by the Company’s directors of their fiduciary duties to the Company or its stockholders, and subject in each case to compliance with Section 6.1(c), the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval), after providing Buyer with not less than 48 hours’ written notice of its intention to take such actions (A) furnish information with respect to the Company to any Person (and the Representatives of such Person) making an Acquisition Proposal or an inquiry (provided, that such Person has entered into a confidentiality agreement with the Company with confidentiality provisions in favor of the Company that are not materially less favorable to the Company than the Confidentiality Agreement and that expressly permits disclosure of the identity of the bidder and the material terms of such inquiry or Acquisition Proposal), (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals with such Person and its Representatives regarding any such Acquisition Proposal or inquiry and (C) amend, or grant a waiver or release under, any standstill or similar agreement with such Person or with Buyer. The Company shall provide the Buyer with a complete and correct copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b)   Status of Discussions.   In addition to the other obligations of the Company set forth in this Section 6.1, the Company (i) shall promptly advise the Buyer, orally and in writing, and in no event later than 24 hours after receipt thereof, of any proposal, offer or inquiry received by, any request for information from, or any contact seeking to initiate or continue discussions or negotiations with, the Company in respect of any Acquisition Proposal; and (ii) shall, in any such notice to the Buyer, indicate the identity of the Person making such proposal, offer, inquiry or other contact (and provide copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request in each case to the extent not prohibited by any confidentiality agreement executed by the Company prior to the date hereof) and the material terms and conditions of any proposals or offers or the nature of any such proposals or offers or the nature of any such inquiries, requests or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter promptly keep the Buyer fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and to the extent not prohibited by any confidentiality agreement executed by the Company prior to the date hereof, the Company shall provide the Buyer with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

(c)   No Change in Recommendation or Alternative Acquisition Agreement.   From the date hereof until the termination of this Agreement in accordance with the terms hereof, the Company Board shall not, except as permitted by this Section 6.1, (i) withhold, withdraw or modify, in a manner adverse to the Buyer, the Company Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, or cause the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a) and except as otherwise permitted by this Section 6.1); and (iii) adopt, approve or recommend any Acquisition Proposal (any action described in clauses (i) or (iii) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding anything to the contrary set forth in this Agreement (but subject to the next sentence), the Company or the Company Board may take any action otherwise prohibited by this Section 6.1(c) if the Company Board determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary obligations under applicable Law or that failure to take such action could violate their fiduciary duties to the Company or its stockholders; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until the third Business Day following the Company’s delivery to Buyer of written notice (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising the Buyer that the Company Board intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new three Business Day period (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). However, the Company Board shall nevertheless not make such an Adverse Recommendation Change, unless, (x) the Company notifies the Buyer in writing at least three Business Days (or such lesser period as is reasonably practicable if less than three Business Days remain before the Company Stockholders Meeting) before taking that action, of its intention to make an Adverse Recommendation Change and attaching the most current version of any proposed agreement or a detailed summary of all material terms of any such proposal and the identity of the offeror (to the extent not prohibited by any confidentiality agreement executed by the Company prior to the date hereof), and (y) the Buyer does not propose, within three Business Days (or such lesser period as specified above) after delivery by the Company of that written notification, such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with its recommendation to its stockholders without an Adverse Recommendation Change.

(d)   Certain Permitted Disclosure.   Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall prohibit the Company from (i) taking and disclosing to its stockholders a position with respect to any tender offer contemplated by Rule 14d-9 or Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to make such disclosure would be inconsistent with its obligations under applicable Law or would create a material risk of a breach by the Company’s directors of their fiduciary duties to the Company’s stockholders or (iii) furnishing a copy of or excerpts from this Agreement to any third party (or its representatives) that makes an Acquisition Proposal or that makes an inquiry that could lead to an Acquisition Proposal.

(e)   Cessation of Ongoing Discussions.   Promptly following the execution and delivery of this Agreement by the parties, the Company shall, and shall direct its Representatives to, cease, terminate and discontinue immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Promptly following the execution of this Agreement, the Company will request the return or destruction (as provided in the applicable agreement) of all confidential information provided by or on behalf of the Company to all Persons who have had discussions or negotiations or who have entered into confidentiality agreements relating to an Acquisition Proposal.

(f)   Definitions.   For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act) with respect to any of the following transactions (in each case other than a transaction contemplated by this Agreement): (i)  a merger, consolidation, dissolution, recapitalization, share exchange or other business combination involving the Company and its Subsidiaries, (ii)  any direct or indirect acquisition (whether in a single transaction or series of transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s earnings on a consolidated basis are attributable, (iii) any direct or indirect acquisition (whether in a single transaction or series of transactions) of beneficial ownership (within the meaning of Section 13 of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company, or (iv) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) or more of any class of equity securities of the Company.

“Superior Proposal” means any bona fide written proposal, obtained after the date hereof, made by a third party and not in material breach of this Agreement (provided that any breach of Section 6.1(a) or 6.1(b) shall be deemed material for these purposes unless, in the case of a breach of Section 6.1(b), the failure to promptly advise the Buyer shall have been cured within 24 hours) to acquire more than fifty percent (50%) of the equity securities of the Company or more than fifty percent (50%) of the consolidated total assets of the Company and its Subsidiaries, which is not subject to a financing contingency (i) on terms which the Company Board determines in its good faith judgment (after consultation with its financial and legal advisors) to be more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement (including any offer by the Buyer to amend the terms of this Agreement, which offer is not revocable for at least three (3) Business Days) and (ii) which the Company Board has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2   Company Stockholder Approval; Proxy Statement.

(a)   Company Stockholder Meeting.   The Company, in cooperation with the Buyer and acting through the Company Board, shall, promptly following the date of this Agreement, take all actions in accordance with applicable Law, its certificate of incorporation and bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company (the “Company Board Recommendation”) and include the Company Board Recommendation in the Proxy Statement. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company

Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.2(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Company Board or any committee thereof of the Company Board Recommendation or such Company Board’s or such committee’s approval of this Agreement or the Merger.

(b)   Proxy Statement.   In connection with the Company Stockholders Meeting, the Company, in cooperation with the Buyer, shall, promptly following the date of this Agreement, prepare and file with the SEC the Proxy Statement. The Company shall promptly respond to any comments of the SEC or its staff and, to the extent practicable, consult with the Buyer in the preparation of such responses, and shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement, and shall give the Buyer an opportunity to review and comment on the Company’s responses thereto to the extent practicable, and thereafter supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company and the Buyer shall use commercially reasonable efforts to cause all documents that the Company is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

(c)   Voting of Shares.   The Buyer shall cause all shares of Company Common Stock (if any) owned by the Buyer or the Acquisition Sub to be voted in favor of the adoption of this Agreement.

6.3   Nasdaq Quotation.   The Company agrees to use commercially reasonable efforts to continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

6.4   Access to Information.   During the Interim Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours, to all of its properties, books, contracts, commitments, personnel and records (including Tax Returns and, to the extent permitted by the Company’s independent auditors, following the use by the Company of commercially reasonable efforts to cause such permission to be granted, workpapers of the Company’s independent auditors), officers, employees, accountants, counsel, financial advisors and other Representatives as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. Notwithstanding the foregoing and notwithstanding any other provision of this Agreement to the contrary, the Company shall not be required to permit any inspection or other access, or to disclose any information or documents, that in the good faith judgment of the Company would: (i) result in the disclosure of any trade secrets of third parties; (ii) violate any obligation of the Company with respect to confidentiality (including any documents and information described in the Company Disclosure Schedule whose disclosure is prohibited by the terms of a confidentiality agreement with a third party in effect on the date of this Agreement); (iii) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; or (iv) violate any legal requirement. All information obtained by the Buyer and its representatives pursuant to this Section 6.4 shall be treated as “Evaluation Material” for purposes of the Confidentiality Agreement.

6.5   Legal Conditions to the Merger.

(a)   Subject to the terms hereof, including Section 6.1 and Section 6.5(b), the Company, the Buyer and the Acquisition Sub shall each use its best efforts to:

(i)    take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)   as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company, the Buyer or any of their respective Subsidiaries (including the Acquisition Sub) in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii)  as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and any other applicable Antitrust Law, and (C) any other applicable Law; and

(iv)  execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company, the Buyer and the Acquisition Sub shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company, the Buyer and the Acquisition Sub shall use their respective best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b)   The Buyer and the Acquisition Sub shall, as promptly as practicable following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form for the transactions contemplated hereby, and any supplemental information requested in connection therewith pursuant to the HSR Act, and all other filings under any applicable antitrust, competition, merger clearance or similar Laws (collectively “Antitrust Laws”) as may be required, in addition to any voluntary filing in the United Kingdom (the “UK Filing”). None of the parties hereto will make any non-mandatory foreign antitrust filing other than the UK Filing which the parties hereby agree to make as promptly as practicable following the execution and delivery of this Agreement, without the prior written consent of the other parties hereto, which consent will, in all instances, not be unreasonably withheld, delayed or conditioned. The Buyer shall pay the filing fees associated with all filings under Antitrust Laws made in connection with the transactions contemplated by this Agreement. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of, and shall request early termination of the waiting period (if applicable) under, the Antitrust Laws. The Buyer, Acquisition Sub and the Company

shall furnish, and shall cause their respective Affiliates to furnish, to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, presentation or submission that is necessary under any applicable Antitrust Law. Each party shall, and shall cause its Affiliates to (i) promptly notify the other party of (and, at the other party’s reasonable request, supply to such other party’s counsel) any communication (or other correspondence or memoranda) to that party or its counsel from any Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not participate in any substantive meeting or discussion with any Governmental Entity unless it consults with the other party in advance, and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting; (iii) furnish the other party’s counsel with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between the party and the Governmental Entity, except that any materials concerning valuation of the transactions contemplated by this Agreement or internal financial information may be redacted; (iv) furnish to the other party such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary with any Governmental Entity; and (v) permit the other party’s counsel to review in advance and, consider in good faith the views of the other party in connection with any proposed written communication to any Governmental Entity.

(c)   The Buyer and the Acquisition Sub shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Buyer or, effective as of and after the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Buyer, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent), which would have the effect of preventing or delaying the Effective Time beyond the Outside Date; provided, that the Buyer shall not be obligated to take any of the foregoing actions if doing so would reasonably be likely to have a material adverse effect on the Company, the Buyer and their respective Subsidiaries, taking the Company, the Buyer and such Subsidiaries together as a whole. For the avoidance of doubt, subject to the final proviso in the preceding sentence, each of the Company and the Buyer shall take any and all actions necessary in order to ensure that (i) no requirement for a waiver, consent or approval of the Federal Trade Commission, the Antitrust Division of the Department of Justice, any State Attorney General or other Governmental Entity, (ii) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (iii) no other matter relating to any antitrust or competition Law or regulation would preclude consummation of the Merger by the Outside Date, provided that in the case of clauses (i) through (iii) above, the parties shall not be required to take any such action if it has received the advice of outside counsel that such action does not have a reasonable probability of success.

(d)   Except as otherwise expressly provided herein, each of the Company, the Buyer and the Acquisition Sub shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, the absence of which would reasonably be expected to have a Company Material Adverse Effect or a Buyer Material Adverse Effect or to prevent the consummation of the Merger.

6.6   Public Disclosure.   Except as may be required by Law or stock market regulations, (a) the initial press release announcing the execution of this Agreement shall be jointly issued and shall be in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Acquisition Sub and (except in furtherance of actions permitted by Section 6.1 or as required by Law) the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.7   Indemnification.

(a)   From and after the Effective Time, the Buyer and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, legislative or investigative (whether internal or external), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the full extent required or permitted by the Company’s or such Subsidiary’s certificate of incorporation, bylaws or other agreements currently in effect. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor, provided that any such Indemnified Party shall have provided an undertaking, to the extent required by the DGCL, to repay such advancement if it is ultimately determined that the Indemnified Party is not entitled to be indemnified.

(b)   From and after the Effective Time, the Buyer will (and will cause the Surviving Corporation and its Subsidiaries to) fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement in effect between the Company or any of its Subsidiaries and any Indemnified Party; and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation, bylaws or other charter or organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement.  From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Buyer shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the certificate of incorporation and bylaws of the Company, and such provisions shall not be amended, repealed, or otherwise modified in any manner that could adversely affect the rights thereunder of any Person benefited by such provisions. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or the Buyer, as applicable, a written notice asserting a claim for indemnification under this section, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(c)   Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from and after the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of two hundred fifty percent (250%) of the last annual premium paid prior to the Effective Time (such 250%, the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term. If the Company’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than six (6) times the last annual premium for Current D&O Insurance for such Reporting Tail Endorsement, in which case, provided that the Buyer causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, the Buyer shall be relieved from its obligations under the preceding two sentences of this Section 6.7(c).

(d)   The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 6.7 in connection with their enforcement of their rights provided in this Section 6.7.

(e)   The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(f)    The Company will use commercially reasonable efforts to cause each officer or director of the Company and each of its Subsidiaries to enter into an agreement or amendment to an existing agreement providing for reasonable cooperation by such Person in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company or its Subsidiaries that relates to events, occurrences or conduct occurring or claimed to have occurred during the period of such Person’s association with the Company in a form reasonably satisfactory to the Buyer.

6.8   Notification of Certain Matters.   During the Interim Period, the Buyer and the Acquisition Sub shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer and the Acquisition Sub, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (b) any material failure of the Buyer and Acquisition Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (c) receipt of any notice from any third party or Governmental Entity alleging that the consent of such third party or Governmental Entity is or may be required in connection with the transactions contemplated by this Agreement, (d) any material claims, actions, proceedings or governmental investigations commenced or, to its Knowledge, threatened, related to the transactions contemplated by this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.8 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.9   Exemption from Liability under Section 16(b).

(a)   The Board of Directors of the Buyer, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of options to purchase Buyer Common Stock upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b)   For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for options to purchase Buyer Common Stock in connection with the Merger, which shall be provided by the Company to the Buyer at least 10 Business Days prior to the Closing. For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who immediately after the Closing become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to equity securities of the Buyer.

6.10   Employee Benefits and Service Credit.   From and after the Effective Time, the Buyer shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide employees of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), until the first anniversary of the Effective Time, health and welfare benefits that are reasonably comparable, in the aggregate, to, at the election of the Buyer, either those provided by the Company and its Subsidiaries immediately prior to the Effective Time or those provided to similarly situated employees of the Buyer and its Subsidiaries from time to time under the Buyer Employee Plans (as defined below). Following the Effective Time, the Buyer will give Continuing Employees full credit for prior service with the Company or its Subsidiaries for purposes of (w) eligibility and vesting under any Buyer Employee Plans, and (x) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance, in each case for which the Continuing Employees are otherwise eligible and in which the Continuing Employees are offered participation, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on medical benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer.

6.11   Financing.

(a)   The Buyer and the Acquisition Sub will use their best efforts to obtain the proceeds of the Financing, including using their best efforts to (A) consummate the Financing contemplated by the Commitment Letters at such time as all conditions set forth in Section 7.1 are satisfied (except for those requiring delivery of a certificate evidencing certain matters), (B) maintain the effectiveness of the Commitment Letters (and the term sheets and fee letters related thereto) in accordance with their respective terms, other than such amendments or modifications as would not reasonably be expected to impair the Buyer and the Acquisition Sub’s ability to consummate the transactions contemplated hereby, (C) enter into definitive agreements with respect to the Financing contemplated by the Commitment Letters consistent with the terms and conditions contained therein, and (D) satisfy on a timely basis all conditions precedent to funding in such definitive agreements and in the Commitment Letters (and the term sheets and fee letters related thereto); provided that, notwithstanding the foregoing, the Buyer may terminate, or allow the termination of, the Debt Commitment Letter, if prior thereto or substantially concurrently therewith the Buyer enters into a replacement commitment letter that contains no conditions precedent to funding thereunder beyond (or materially and adversely modified from) those in the Debt

Commitment Letter, and provides for financing in an amount that, when taken together with the amount of equity provided under the Equity Commitment Letter, is not less than that provided for in the Financing as of the date of this Agreement. For the avoidance of doubt, occurrence of the Financing and/or the Buyer’s receipt of the proceeds thereof shall not be a condition precedent to the obligations of the Buyer and the Acquisition Sub to effect the Merger.

(b)   The Company will use commercially reasonable efforts to assist and cooperate with the Buyer and the Acquisition Sub in connection with their efforts to obtain the proceeds of the Financing, including but not limited to using commercially reasonable efforts to provide information relating to the Company reasonably requested by the financial institution or institutions providing the Financing, using commercially reasonable efforts to make representatives of and advisors to the Company reasonably available in connection with syndication efforts regarding the Financing, and using commercially reasonable efforts to execute and deliver, and cause the Company’s Subsidiaries and its and their officers, to execute and deliver, customary certificates and other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by the Buyer in connection with the Debt Financing; provided, however, that no obligation of the Company or any of the Company’s Subsidiaries under any such certificate, document or instrument will be effective until the Effective Time and none of the Company or any of its Subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time.

6.12   FIRPTA Tax Certificates.   Prior to the Closing, the Company shall deliver to the Buyer and to the IRS notices that the shares of Company Common Stock are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with authorization for the Buyer to deliver such notices or certifications to the IRS upon the Closing. If the Buyer does not receive the notices described above on or before the Closing Date in form and substance sufficient to assure the Buyer that it has satisfied its obligations under Treasury Regulation 1.1445-2(c)(3), along with such authorization, the Buyer, the Surviving Corporation or the Paying Agent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

6.13   Securities Exchange Act Compliance.   The Company will use its commercially reasonable efforts to file all annual and quarterly reports on Forms 10-K and 10-Q and all other reports and filings required by the Securities Exchange Act of 1934 to be filed by it from the date hereof through the Closing Date on a timely basis and to obtain all auditor action and consents required for the timely filing thereof.

6.14   Available Cash.   Immediately prior to and at the Effective Time, the Company will have available in the United States excess cash on hand in U.S. dollars in an aggregate amount of not less than $75.0 million.

ARTICLE VII

CONDITIONS TO MERGER

7.1   Conditions to the Buyer’s and the Acquisition Sub’s Obligations to Effect the Merger.   The obligations of the Buyer and the Acquisition Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)   Stockholder Approval.   The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b)   Governmental Approvals.   Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods (including the waiting period under the HSR Act) imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the absence or omission of which would reasonably be expected to have a material adverse effect on the Company, the Buyer and their respective Subsidiaries, taking the Company, the Buyer and such Subsidiaries together as a whole, shall have been filed or been obtained or shall have occurred on terms and conditions which would not reasonably be expected to have a material adverse effect on the Company, the Buyer and their respective Subsidiaries, taking the Company, the Buyer and such Subsidiaries together as a whole. For purposes of this Section 7.1(b), failure to procure the termination of the waiting period under the HSR Act or to obtain UK antitrust approval following compliance with Section 6.5 shall be deemed a material adverse effect on the Company, the Buyer and their respective Subsidiaries, taking the Company, the Buyer and such Subsidiaries together as a whole.

(c)   No Proceedings or Injunctions.   There shall not be pending before any court of competent jurisdiction any legal proceeding commenced by a Governmental Entity against the Company or the Buyer or the Acquisition Sub that seeks to prohibit the consummation of the Merger that both (i) would reasonably be expected to result in a judgment adverse to the Buyer or the Company and (ii) would reasonably be expected to result in a Company Material Effect or a Buyer Material Adverse Effect. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(d)   Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(e)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(f)   Material Adverse Effect.   There shall have occurred no events or changes since the date of this Agreement that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(g)   34 Act Compliance.   The Company shall have filed all annual and quarterly reports on Forms 10-K and 10-Q required to be filed by it as of and at the date of each of the following: (i) the filing of the Proxy Statement; (ii) the mailing of the Proxy Statement to stockholders of the Company; (iii) the Company Stockholders Meeting; and (iv) the Closing Date.

7.2   Conditions to the Company’s Obligations to Effect the Merger.   The obligations of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)   Stockholder Approval.   The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b)   Governmental Approvals.   Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods (including the waiting period under the HSR Act) imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the absence or omission of which would reasonably be expected to have a material adverse effect on the Company, the Buyer and their respective Subsidiaries, taking the Company, the Buyer and such Subsidiaries together as a whole, shall have been filed or been obtained or shall have occurred on terms and conditions which would not reasonably be expected to have a material adverse effect on the Company, the Buyer and their respective Subsidiaries, taking the Company, the Buyer and such Subsidiaries together as a whole. For purposes of this Section 7.2(b), failure to procure the expiration of the waiting period under the HSR Act or to obtain UK antitrust approval shall be deemed a material adverse effect on the Company, the Buyer and their respective Subsidiaries, taking the Company, the Buyer and such Subsidiaries together as a whole.

(c)   No Proceedings or Injunctions.   There shall not be pending before any court of competent jurisdiction any legal proceeding commenced by a Governmental Entity against the Company or the Buyer or the Acquisition Sub that seeks to prohibit the consummation of the Merger that both (i) would reasonably be expected to result in a judgment adverse to the Buyer or the Company and (ii) would reasonably be expected to result a Company Material Effect or a Buyer Material Adverse Effect. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(d)   Representations and Warranties.   The representations and warranties of the Buyer and the Acquisitions Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, or (ii) for changes contemplated by this Agreement), except where the failure to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer and the Acquisition Sub by the chief executive officer or the chief financial officer of the Buyer and the Acquisitions Sub to such effect.

(e)   Performance of Obligations.   The Buyer and the Acquisition Sub shall have performed in all material respects all covenants, agreements and obligations required to be performed by each of them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer and the Acquisitions Sub by the chief executive officer or the chief financial officer of the Buyer and the Acquisitions Sub to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or after adoption of this Agreement by the stockholders of the Company:

(a)   by mutual written consent of the Buyer and the Company at any time prior to the Effective Time; or

(b)   by either the Buyer or the Company if the Effective Time shall not have occurred by the first anniversary of the date of this Agreement (the “Outside Date”) (provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure (or whose Subsidiary’s failure) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the Outside Date, and provided further, that the passage of such period shall be tolled for up to three months during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger); or

(c)   by either the Buyer or the Company at any time prior to the Effective Time if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)   by either the Company or the Buyer, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 8.1(d) shall not be available to it if it has failed to comply in any material respect with its obligations under Sections 6.1 and 6.2;

(e)   by the Buyer if (A) a Company Adverse Recommendation Change shall have occurred or (B) the Company Board or any committee thereof (x) shall not have rejected any Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Acquisition Proposal) within three Business Days after receipt of a written request from Buyer that it do so if such request is made following the making by any Person of an Acquisition Proposal or (y) shall have failed to publicly reconfirm the Company Board Recommendation within three Business Days after receipt of a written request from Buyer that it do so if such request is made following the public disclosure by any Person of an Acquisition Proposal;

(f)    by the Buyer at any time prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 7.1(d) or 7.1(e) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

(g)   by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Acquisition Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 7.2(d) or 7.2(e) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Buyer of written notice of such breach or failure to perform from the Company.

8.2   Effect of Termination.   In the event of termination of this Agreement as provided in Section 8.1, written notice thereof will be given to the other parties to this Agreement, and this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company, the Buyer, the Acquisition Sub or their respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement (including, in the case of the Buyer and the Acquisition Sub, damages based on the consideration payable to the stockholders of the Company as contemplated by this Agreement) or from liability for fraud and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3   Fees and Expenses.

(a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b)   In the event that:

(i)    (A) an Acquisition Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Acquisition Proposal, and thereafter (B) this Agreement is terminated by the Company or Buyer pursuant to Section 8.1(b) or 8.1(d) and, in the case of a termination pursuant to Section 8.1(d), such Acquisition Proposal shall have been publicly disclosed or announced, and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Acquisition Proposal within twelve (12) months after the date this Agreement is terminated;

(ii)   (A) an Acquisition Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Acquisition Proposal, and thereafter (B) this Agreement is terminated by Buyer pursuant to Section 8.1(f) and the Company’s breach or failure triggering such termination shall have been willful, and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Acquisition Proposal within twelve (12) months after the date this Agreement is terminated; or

(iii)  this Agreement is terminated by Buyer pursuant to Section 8.1(e); then in any such event under clause (i) or (ii), or this clause (iii) of this Section 8.3(b), the Company shall pay to Buyer a termination fee of $35.5 million in cash (the “Termination Fee”).

(c)   Any payment required to be made pursuant to clause (i) or (ii) or (iii) of Section 8.3(b) shall be made to Buyer promptly upon the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Acquisition Proposal. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by the Buyer.

(d)   In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 8.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate plus 2%. In addition, if the Company shall fail to pay such fee when due, the Company shall also pay to the other party all of the other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. The Company acknowledges that the fee and the other provisions of this Section 8.3 are an integral part of the transactions and that, without these agreements, Buyer would not enter into this Agreement.

8.4   Amendment.   This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5   Extension; Waiver.   At any time prior to the Effective Time, except as otherwise provided, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1   Nonsurvival of Representations, Warranties, Covenants and Agreements.   None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Effective Time. None of the covenants or agreements of the Company in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

9.2   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Buyer or Acquisition Sub, to
Verint Systems Inc.
330 South Service Road
Melville, New York 11747
Attn: General Counsel
Telecopy: (631) 962-9623
with a copy to:
Jones Day
222 East 41st Street
New York, NY 10017
Attn: Dennis Barsky, Esq.
Telecopy: (212) 755-7306

(b) if to the Company, to
Witness Systems, Inc.
300 Colonial Center Parkway
Roswell, Georgia 30076
Attn: Chief Financial officer
Telecopy: (770) 754-1889
with a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
1117 California Avenue
Palo Alto, CA 94304
Attn: Rod J. Howard, Esq.
Telecopy: (650) 858-6100

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3   Entire Agreement.   This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Without limiting the generality of the foregoing: (a) the Buyer and the Acquisition Sub acknowledge that the Company has not made and is not making any representation or warranty whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article III, and that neither the Buyer nor the Acquisition Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except those set forth in Article III; and (b) the Company acknowledges that the Buyer and the Acquisition Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except set forth in Article IV, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article IV. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4   No Third Party Beneficiaries.   Except as provided in Section 6.7 (with respect to which the Indemnified Parties shall be third party beneficiaries) this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

9.5   Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7   Counterparts and Signature.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8   Interpretation.   When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9   Governing Law.   This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

9.10   Remedies.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.11   Submission to Jurisdiction.   Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or of any federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

9.12   Disclosure Schedules.   The Company Disclosure Schedule shall each be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

9.13   Company’s Knowledge.   For purposes of this Agreement, the term “Knowledge” and similar terms when used with respect to the Company mean the actual knowledge after reasonable inquiry of the individuals identified in Section 9.13 of the Company Disclosure Schedule.

9.14   Obligation of the Buyer.   The Buyer shall ensure that each of the Acquisition Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of the Acquisition Sub and the Surviving Corporation under this Agreement, and the Buyer shall be jointly and severally liable with the Acquisition Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.15   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

9.16   No Punitive Damages.   Notwithstanding anything in this Agreement to the contrary, each of the parties to this Agreement acknowledges and agrees that it shall not be entitled to punitive damages as a remedy in any action brought in connection with this Agreement or any of the transactions contemplated thereby.

9.17   Captions.   The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

[Remainder of Page Intentionally Left Blank.]

The Buyer, Acquisition Sub and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

VERINT SYSTEMS INC.
By:	/s/ Dan Bodner
	Name:	Dan Bodner
	Title:	President and Chief Executive Officer
WHITE ACQUISITION CORPORATION
By:	/s/ Dan Bodner
	Name:	Dan Bodner
	Title:	President
WITNESS SYSTEMS, INC.
By:	/s/ Nick Discombe
	Name:	Nick Discombe
	Title:	Chief Executive Officer

ANNEX B

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL

February 11, 2007

Board of Directors
Witness Systems, Inc.
300 Colonial Center Parkway
Roswell, GA 30076

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Witness Systems, Inc. (the “Company”) of the $27.50 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of February 11, 2007 (the “Agreement”), among Verint Systems Inc. (“Verint”), White Acquisition Corporation, a wholly owned subsidiary of Verint, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as exclusive financial advisor to the Company in connection with its acquisition of Eyretel plc in April 2003. We also have provided certain investment banking services to Comverse Technology, Inc. (“Comverse”), the majority shareholder of Verint, from time to time, including having acted as exclusive financial advisor to Comverse in connection with its acquisition of certain assets of CSG Systems International, Inc. in December 2005. We also may provide investment banking services to the Company, Comverse, Verint and their respective affiliates in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Comverse and Verint and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company, Comverse and Verint for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

1

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company, as amended, for the three fiscal years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including their assessment of certain pending claims asserted against the Company and its affiliates. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Comverse, Verint or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $27.50 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,
/s/ GOLDMAN, SACHS & CO
(GOLDMAN, SACHS & CO.)

2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

1

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given

2

shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion,

3

permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

4

Proxy—Witness Systems, Inc.

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 1, 2007

THE BOARD OF DIRECTORS OF WITNESS SYSTEMS IS SOLICITING THIS PROXY.
PLEASE RETURN IT AS SOON AS POSSIBLE

By signing on the reverse, you acknowledge that you have received notice of the Special Meeting of Stockholders and Witness Systems, Inc.’ proxy statement for the Special Meeting of Stockholders, you revoke all prior proxies, and you appoint Nicholas Discombe and William Evans, and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Special Meeting of Stockholders of WITNESS SYSTEMS, INC. to be held on Tuesday, May 1, 2007 at 2:00 p.m. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York, and any adjournments of the meeting, and (2) vote all shares of Witness Systems stock that you are entitled to vote and otherwise act on your behalf upon the following matters proposed by Witness Systems, with all the powers you would possess if you were personally present. Neither of the following proposals is conditioned upon the approval of any other proposal.

In their discretion, the proxy holders are authorized to vote upon other matters, if any, that may properly come before the Special Meeting of Stockholders or any adjournments of the meeting. The proxy holders will vote your shares as you direct on the reverse. If you leave any matter on this proxy card blank, the proxy holders will vote your shares as recommended by our Board of Directors. Your attendance at the Special Meeting of Stockholders or at any adjournment of the meeting will not, by itself, revoke this proxy unless you revoke the proxy in writing.

IF THIS PROXY IS PROPERLY SIGNED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS ON THE REVERSE. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” EACH OF THE PROPOSALS.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

WITNESS SYSTEMS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Special Meeting Proxy Card

A.          Proposals

The Board of Directors recommends a vote FOR the following proposals.

1.                    To adopt the Agreement and Plan of Merger, dated as of February 11, 2007, among Witness Systems, Inc., Verint Systems Inc. and White Acquisition Corporation, a wholly owned subsidiary of Verint, as such agreement may be amended from time to time.

For	Against	Abstain
☐	☐	☐

2.                    To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

For	Against	Abstain
☐	☐	☐

B.                   Other Issues

Mark this box with an X if you plan to attend the meeting.    ☐

Mark this box with an X if you have made comments.    ☐

C.                   Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Special Meeting and any adjournment of the meeting.

Note: Please sign exactly as your name appears on this proxy. When shares are held by joint owners, both need to sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in the corporation’s name by an authorized officer, giving the officer’s full title. If a partnership, please sign in the partnership’s name by an authorized person, giving the person’s full title.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)